                                U.S. $45,000,000


            SECURED REVOLVING CREDIT AND LETTER OF CREDIT AGREEMENT

                           Dated as of March 15, 1994

                                     Among

                     CAROLINA FREIGHT CARRIERS CORPORATION

                                      and

                         RED ARROW FREIGHT LINES, INC.

                                  as Borrowers

                                      and

                             THE BANKS NAMED HEREIN

                                    as Banks

                                      and

                                 CITIBANK, N.A.

                                    as Agent

                               TABLE OF CONTENTS


                                                                                                                              Page
                                                              ARTICLE 1.
                                                   DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . .  1
         SECTION 1.1.     Certain Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         SECTION 1.2.     Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         SECTION 1.3.     Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 2.

                                                  AMOUNTS AND TERMS OF THE ADVANCES   . . . . . . . . . . . . . . . . . . . . 20
         SECTION 2.1.     The Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         SECTION 2.2.     Making the Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         SECTION 2.3.     Special Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         SECTION 2.4.     Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         SECTION 2.5.     Reduction of the Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         SECTION 2.6.     Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         SECTION 2.7.     Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         SECTION 2.8.     Additional Interest on Eurodollar Rate Advances . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         SECTION 2.9.     Interest Rate Notice and Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         SECTION 2.10.    Voluntary Conversion of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         SECTION 2.11.    Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         SECTION 2.12.    Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         SECTION 2.13.    Letters of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         SECTION 2.14.    Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         SECTION 2.15.    Payments and Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         SECTION 2.16.    Sharing of Payments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         SECTION 2.17.    Extension of Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         SECTION 2.18.    Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         SECTION 2.19.    Evidence of Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         SECTION 2.20.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         SECTION 2.21.    Reallocation of the Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 3.

                                                        CONDITIONS OF LENDING   . . . . . . . . . . . . . . . . . . . . . . . 37
         SECTION 3.1.     Condition Precedent to Initial Credit Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

         SECTION 3.2.     Conditions Precedent to Each Credit Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

         SECTION 3.3.     Determination Under Section 3.1.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

ARTICLE 4.


                                                  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . 46





                                      (i)

         SECTION 4.1.     Representations and Warranties of the Borrowers . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE 5.

                                                      COVENANTS OF THE BORROWER   . . . . . . . . . . . . . . . . . . . . . . . 55
         SECTION 5.1.     Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
         SECTION 5.2.     Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
         SECTION 5.3.     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

ARTICLE 6.

                                                          EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . 66
         SECTION 6.1.     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

ARTICLE 7.

                                                              THE AGENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
         SECTION 7.1.     Authorization and Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
         SECTION 7.2.     Agent's Reliance, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
         SECTION 7.3.     Citibank and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
         SECTION 7.4.     Bank's Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
         SECTION 7.5.     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
         SECTION 7.6.     Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71

ARTICLE 8.

                                                            MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . 73
         SECTION 8.1.     Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
         SECTION 8.2.     Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
         SECTION 8.3.     No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
         SECTION 8.4.     Costs, and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
         SECTION 8.5.     Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
         SECTION 8.6.     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
         SECTION 8.7.     Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
         SECTION 8.8.     Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         SECTION 8.9.     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         SECTION 8.10.    Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         SECTION 8.11.    Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         SECTION 8.12.    Effect of Termination of Status as a
                          Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         SECTION 8.13.    No Liability Regarding Letters of
                          Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         SECTION 8.14.    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81





                                      (ii)

                           SCHEDULES
                           ---------

Schedule 1(a)             Accounting Periods

Schedule 1(b)             Bank Lending Offices

Schedule 2.3              Outstanding Special Credits

Schedule 2.13             Outstanding Letters of Credit

Schedule 3.1(j)(ix)       Intercompany Notes owned by the Guarantor

Schedule 3.1(j)(x)(1)     Certificates of Title on Motor Vehicles

Schedule 3.1(j)(x)(4)     Intercompany Notes owned by each Borrower

Schedule 3.1(j)(xi)       Mortgaged Property

Schedule 3.2              Certain Material Adverse Changes

Schedule 4.1(a)           Shares of Stock

Schedule 4.1(b)           Subsidiaries

Schedule 4.1(d)           Approvals, Consents, Waivers, Filings, Notices

Schedule 4.1(i)           Litigation

Schedule 4.1(l)           Plans and Multiemployer Plans

Schedule 4.1(u)           Notices Regarding Hazardous Material

Schedule 4.1(bb)          Encumbrances on Mortgaged Property

Schedule 4.1(cc)          Encumbrances on Other Collateral

Schedule 4.1(dd)          Affiliate Agreements

Schedule 4.1(ee)          Equipment Property Locations

Schedule 4.1(hh)          Appraised Value of Mortgaged Property

Schedule 5.1(c)           Schedule of Insurance

Schedule 5.2(a)           Liens

Schedule 5.2(b)           Debt

Schedule 6.1(n)           Mortgaged Property Documents and Due Diligence Items

Schedule 6.1(o)           Documents to be delivered by April 18, 1994




                                     (iii)

                                LIST OF EXHIBITS


Exhibit A               Form of Note

Exhibit B               Form of Notice of Borrowing

Exhibit C               Form of Notice of Conversion

Exhibit D               Form of Borrowing Base Certificate

Exhibit E               Form of Letter of Credit Request

Exhibit F               Form of Pledge Agreement

Exhibit G               Form of Borrowers Security Agreement

Exhibit H               Form of Mortgage

Exhibit I               Form of Transferor Certificate

Exhibit J               Form of Solvency Certificate

Exhibit K               Form of Opinion of Smith Helms Mulliss & Moore, L.L.P.

Exhibit L               Form of Guaranty

Exhibit M               Form of Affiliate Guaranty

Exhibit N               Form of Assignment and Acceptance

Exhibit O               Form of Opinion of John B. Yorke

Exhibit P               Copy of Employee Dishonesty Policy

Exhibit Q               Copy of Appraisals for Mortgaged Property





                                      (iv)

            SECURED REVOLVING CREDIT AND LETTER OF CREDIT AGREEMENT

                           Dated as of March 15, 1994

                 Carolina Freight Carriers Corporation ("CFCC"), a North Carolina corporation and Red Arrow Freight Lines, Inc. ("RA"), a Texas corporation (individually a Borrower and collectively the "Borrowers"), the banks listed on the signature pages hereof (the "Banks"), and Citibank, N.A. as agent (the "Agent") for the Banks, agree as follows:


                                   ARTICLE 1.

                        DEFINITIONS AND ACCOUNTING TERMS

                 SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Accounting Period" means, as to any Loan Party, an accounting period during the calendar years 1993 through and including 1996, as set forth on Schedule 1(a) hereto.

                 "Adjusted Base Rate" means, for any Interest Period for each Adjusted Base Rate Advance comprising part of the same Borrowing, a fluctuating interest rate equal to the Alternate Base Rate plus the Applicable Margin.

                 "Adjusted Base Rate Advance" means an Advance which bears interest as provided in Section 2.7(a)(i).

                 "Adjusted Borrowing Base" means the Borrowing Base minus the Mortgaged Property component of the Borrowing Base.

                 "Advance" means an advance by a Bank to the Borrowers pursuant to Article 2, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

                 "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power (i) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

                 "Affiliate Agreements" means each of the agreements between a Borrower or any of its Subsidiaries and an Affiliate of such Person.

                 "Affiliate Guaranty" means a guaranty agreement made by CCSI in favor of the Banks in substantially the form of Exhibit M attached hereto.

                 "Agreement" means this Secured Revolving Credit and Letter of Credit Agreement, as the same may be modified, supplemented or amended from time to time.

                 "Alternate Base Rate" means a fluctuating rate per annum equal at all times to the highest of (i) Citibank's Base Rate; (ii) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major U.S. money market banks, such three-month morning average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next preceding Business Day) adjusted to the nearest 1/4 of one percent or
         (iii) a rate equal to 1/2 of one percent per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

                 "Applicable Margin" means, (i) with respect to Adjusted Base Rate Advances three quarters of one percent (3/4%) per annum and, with respect to Eurodollar Rate Advances two and one quarter percent (2 1/4%) per annum, for the period commencing on the Closing Date through and including March 31, 1994; and (ii) for the period commencing on April 1, 1994 through and including the Termination Date, the Applicable Margin as determined by the Agent from time to time in accordance with pricing matrix set forth below. For each fiscal quarter during which the Guarantor's ratio of (x) the sum of EBIT plus Rentals to (y) the sum of Interest Expense plus Rentals (hereinafter referred to as the "Fixed Charge Coverage Ratio", and the Guarantor's ratio of (a) the sum of Total Adjusted Debt to (b) Capital are as set forth in the following pricing matrix, as determined on the applicable Fixed Rate Margin Pricing Date by reference to the financial statements delivered by the Guarantor pursuant to Section 7(i) of the Guaranty, the following percentages shall apply:

                                                                    Pricing Matrix
                                                                    --------------
                                                             Total Adjusted Debt/Capital
                               -----------------------------------------------------------------------------------------
                                   (Greater than) 65%                   50-65%                      (less than) 50%
                               -------------------------        -----------------------        -------------------------
         Fixed Charge
         Coverage Ratio         Euro-           Adjusted          Euro-        Adjusted          Euro-          Adjusted
                               dollar            Base             dollar         Base            dollar           Base
                               -------------------------        -----------------------        -------------------------
  Less than                     2.75%            1.25%          2.25%           0.75%            1.50%            0%
  1.35 times

  1.35X - 2.50 times            2.25%            0.75%          1.50%              0%            1.00%            0%

  Greater than 2.50 times       1.00%               0%          0.75%              0%            0.50%            0%

         Beginning on the first Fixed Rate Margin Pricing Date following April 1, 1994 and continuing on each Fixed Rate Margin Pricing Date thereafter, the Applicable Margin shall be determined in accordance with the pricing matrix set forth above for the fiscal quarter most recently ended in the case of the financial statements delivered pursuant to Section 7(i)(i) of the Guaranty, and, in the case of the financial statements delivered pursuant to Section 7(i)(ii) of the Guaranty, for the last fiscal quarter of the Guarantor's most recently ended fiscal year, in each case effective on the first day of the month following receipt of the financial statements.

                 "ALTA Survey" means a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1986 known as the "Minimum Standard Detail Requirements of Land Title Survey." Each ALTA Survey shall be in sufficient form to satisfy the requirements of a title insurance company acceptable to the Agent to provide extended coverage over survey defects and shall also show the location of all easements, utilities and covenants of record, dimensions of all improvements, encroachments from any adjoining property, certify as to the location of any flood plain area affecting the subject real estate and determine the location of improvements. To the extent permitted by applicable law and the rules of any applicable governing engineering or surveying associations, each ALTA Survey obtained pursuant to the terms of this Agreement shall contain the following certification: "To Carolina Freight Carriers Corporation, Citibank, N.A., as Agent, and Lawyers Title Insurance Company. This is to certify that this map or plat and the survey on which it is based were made in accordance with the 'Minimum Standard

         Detail Requirements for Land title Surveys' established and adopted by ALTA. (Signed) (SEAL) License No. ____________".

                 "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of an Adjusted Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                 "Appraised Value" means the value of Mortgaged Property set forth on Schedule 4.1(hh) as it may be amended from time to time to reflect any change in such value in accordance with appraisals obtained pursuant to Section 5.1(m) hereof.

                 "Asbestos" shall include all the meanings therefor under any Relevant Environmental Laws and shall include, without limitation, asbestos fibers, friable asbestos, and friable and potentially friable asbestos containing material, as such terms are defined under the Relevant Environmental Laws.

                 "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit N hereto.

                 "Authorized Signatory" shall mean, with respect to any Person, such officer or attorney-in-fact of that Person as may be designated in writing by that Person to the Agent and the Banks as being authorized to execute documents, certificates, agreements or other writings on behalf of such Person.

                 "Banks" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.7.

                 "Base Rate" means the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate.

                 "Borrowers Security Agreement" has the meaning specified in
         Section 3.1(j)(vii).

                 "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Banks.

                 "Borrowing Base" means, at any time, an amount equal to the sum of (i) 100% of the Net Liquidation Value of the Equipment Property, (ii) 100% of the Total Accounts Receivable Availability and
         (iii) 50% of the Appraised Value of the Mortgaged Property. Capitalized terms used in this definition, which are not otherwise defined in this Agreement, shall have the meaning specified or otherwise designated as a line item on the Borrowing Base Certificate.

                 "Borrowing Base Certificate" has the meaning specified in
         Section 5.1(l)(v).

                 "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London, England interbank market.

                 "Capital" means, for any Measurement Period, Total Adjusted Debt plus Tangible Net Worth plus the long-term portion of deferred income taxes of the Guarantor and its subsidiaries on a consolidated basis.

                 "Cardinal" means Cardinal Freight Carriers, Inc., a Virginia corporation.

                 "CCSI" means Carrier Computer Services, Inc., a North Carolina corporation.

                 "Capital Expenditures" means all payments due (whether or not paid) from a Person during such Person's fiscal year in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, having a useful life of more than 1 year, all as determined under GAAP, including, without limitation, Capital Leases.

                 "Capital Lease" means any lease of Property by a Borrower or any of their respective Subsidiaries on a consolidated basis that, in accordance with GAAP, should be reflected as a liability on the consolidated balance sheet of Borrowers and their respective Subsidiaries.

                 "CFFC" means Carolina Freight Funding Corporation, a North Carolina corporation, whose outstanding capital stock is one hundred percent (100%) owned by the Guarantor.

                 "Citibank" means Citibank, N.A. in its individual capacity as a Bank and as the issuer of Letters of Credit.

                 "CLC" means The Complete Logistics Company, a California corporation.

                 "Closing Date" means the first date upon which Advances are made, or Letters of Credit are issued (including deemed issuances of Letters of Credit pursuant to the second paragraph of Section 2.13(a)), hereunder.

                 "Closing Fee" means a fee in the amount of $225,000 payable by the Borrowers to the Agent, for the ratable benefit of the Banks, on or before the Closing Date.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Collateral" means all "Collateral" and "Mortgaged Property" referred to in the Collateral Documents and all other property and interests in property and proceeds thereof that is subject to any Lien in favor of the Agent for the ratable benefit of the Banks (regardless of whether such Lien shall also secure Obligations to any other Person), including Citibank as issuer of the Letters of Credit.

                 "Collateral Documents" means the Security Agreements, the Mortgages, the Guaranty, and all other guaranties, security agreements, mortgages, instruments and other written evidence of Obligations of a Borrower (except for the Notes and this Agreement) or any Subsidiary or Affiliate of a Borrower in favor of the Agent or the Banks (regardless of whether any of such agreements or documents establish Liens that also secure Obligations to any other Person), including Citibank as issuer of the Letters of Credit, now or hereafter delivered to the Agent or the Banks pursuant to the terms hereof or thereof, including, without limitation, all financing statements (or comparable documents) now or hereafter filed in accordance with the Uniform Commercial Code (or comparable law) against a Borrower or any Subsidiary or Affiliate of a Borrower to perfect or give notice of the Liens granted under any of the foregoing guaranties, agreements, instruments or other written evidence, and any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

                 "Commitment" has the meaning specified in Section 2.1.

                 "Commitment Fee" has the meaning specified in Section 2.4.

                 "Commitments" means, collectively, the several obligation of the Banks to make Advances and participate in Letters of Credit (including any deemed Letters of Credit pursuant to Section 2.13(a)) issued by Citibank, to or for the account of the Borrowers pursuant to this Agreement, up to an aggregate amount, at any time outstanding, not to exceed $45,000,000, as such amount may be reduced pursuant to
         Section 2.5 hereof.

                 "Compliance Certificate" means a certificate, executed on behalf or a Borrower or the Borrowers, to the effect that (i) the representations and warranties contained in each Loan Document are correct in all material respects as though made on and as of the date of the certificate, except for changes contemplated or permitted by this Agreement and (ii) no event has occurred and is continuing that constitutes an Event of Default or a Default.

                 "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.9 or 2.10.

                 "Credit Event" means the incurrence of any Borrowing or the issuance of any Letter of Credit, including any deemed issuance of Letters of Credit on the Closing Date pursuant to the second paragraph of Section 2.13(a) hereof.

                 "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

                 "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                 "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 1(b) hereto or in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Agent.

                 "EBITDA" means, for any Measurement Period, consolidated net operating income for such Measurement Period plus, to the extent actually deducted in determining consolidated net operating income, for such Measurement Period any (a) Interest Expense for such Measurement Period, (b) depreciation and amortization expense for such Measurement Period and (c) provision for taxes imposed on or measured by income or excess profits for such Measurement Period.

                 "EBIT" means, for any Measurement Period, consolidated net operating income for such Measurement Period plus, to the extent actually deducted in determining consolidated net operating income, for Measurement Period any (a) Interest Expense for such Measurement Period, and (b) provision for taxes imposed on or measured by income or excess profits for such Measurement Period.

                 "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $2,000,000,000, deposits in excess of $1,000,000,000 and a combined capital and surplus of at least $250,000,000; (ii) a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $2,000,000,000, deposits in excess of $1,000,000,000 and a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or any "foreign bank" as that term is defined in the International Banking Act of 1978, as amended and having assets in excess of $2,000,000,000 and a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is described in this clause
         (iii); (iv) the central bank of any country which is a member of the OECD; (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $2,000,000,000 and a combined capital and surplus of at least $250,000,000; and (vi) any Affiliate on any entity referred to in the preceding clauses (i) through and including (v).

                 "Employee Dishonesty Policy" means that certain employee dishonesty policy, policy number 3F543347-04, including all indorsements, issued by Lumbermens Mutual Casualty Company, naming each Borrower as an additional insured and Citibank as loss payee, a copy of which is attached as Exhibit P hereto.

                 "Environmental Complaint" means any pending complaint, order, citation, notice or other oral or written communication from any Governmental Authority with respect to the existence or alleged existence of a violation of or liability resulting from any Relevant Environmental Laws.

                 "Environmental Lien" means a Lien in favor of any Governmental Authority for (a) any liability under any Relevant Environmental Laws, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a release or threatened release of any Hazardous Material into the environment.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                 "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Borrowers' controlled group, or under common control with the Borrowers, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

                 "Equipment Property" means Titled Vehicles, dollies, forklifts, and all equipment and parts attached thereto, including tires and tubes in service.

                 "ERISA Event" means (i) a Reportable Event, unless the 30-day notice requirement with respect thereto has been waived by the PBGC,
         (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA;
         (iv) the withdrawal by the Borrowers or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrowers or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

                 "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 1(b) hereto or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Agent.

                 "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16 of 1%) equal to the average rate of interest per annum at which deposits in U.S. dollars are offered by the principal offices of the Reference Banks to prime banks in the London, England interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in amounts substantially equal to the Reference Bank's Eurodollar Rate Advances comprising part of such Borrowing and for a period equal to such Interest Period.

                 "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.7(a)(ii).

                 "Eurodollar Rate Reserve Percentage" means for any Interest Period for any Eurodollar Rate Advance, the average daily maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against, in the case of Eurodollar Rate Advances, "Eurocurrency liabilities" (as such term is used in Regulation D).

                 "Events of Default" has the meaning specified in Section 6.1.

                 "Excess Receivables" means the amount, if any, by which Eligible Receivables (as defined in the Pooling and Servicing Agreement) exceeds the amount of Eligible Receivables required from time to time under the terms of the Pooling and Servicing Agreement.

                 "Extension Period" has the meaning specified in Section 2.17.

                 "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                 "Fixed Charge Coverage Ratio" has the meaning set forth in the definition of Applicable Margin.

                 "Fixed Rate Margin Pricing Date" means each date which is (i) 45 days after each of Guarantor's first 3 fiscal quarters of each fiscal year and (ii) 90 days after the last fiscal quarter of each fiscal year of the Guarantor.

                 "Funded Debt" means total indebtedness for borrowed money, inclusive of Capital Leases, regardless of the maturity thereof.

                 "GAAP" means generally accepted accounting principles consistently applied.

                 "GITC" means G.I. Trucking Company, a California corporation.

                 "Governmental Authority" means any national government, any federal, state, local or other political subdivision or agency thereof and any central bank thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantor" means Carolina Freight Corporation, a North Carolina corporation.

                 "Guaranty" means a Guaranty Agreement made by the Guarantor in favor of the Agent and the Banks in substantially the form of Exhibit L attached hereto.

                 "Hazardous Materials" means any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint containing lead, urea formaldehyde foam insulation, petroleum or crude oil (or any fraction thereof), and discharges of sewage or effluent, as any of those terms is defined from time to time in or for the purposes of any Relevant Environmental Laws.

                 "Indemnified Party" has the meaning specified in Section
         8.4(b).

                 "Indemnity Release Date" means the date on which all Obligations of the Loan Parties under the Loan Documents, other than those set forth in Section 8.4(c), have been satisfied in full.

                 "ILI" means Innovative Logistics Incorporated, a South Carolina corporation.

                 "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                 "Intercompany Note" means a promissory note made by any Affiliate of a Borrower and payable to the order of any Borrower or Guarantor.

                 "Interest Expense" means, for any period, the total interest expense (excluding interest capitalized during such period and included as a Capital Expenditure) of Borrowers or the Guarantor, as the case may be, and their respective Subsidiaries; on a consolidated basis, for such period; Interest Expense shall include, without limitation, for such period, the amount of any discount on (i) sale of Receivables, by the Borrowers or the Guarantor, and (ii) sale of accounts receivable (generated from delivery of services in the normal course of business by Subsidiaries of the Guarantor other than the Borrowers) sold by the Guarantor.

                 "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the first day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrowers pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the Borrowers may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                     (i) the duration of any Interest Period which commences before any principal repayment installment date and otherwise ends after such date shall end on such date;

                     (ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

                    (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

                 "Investor Certificate" means an Investor Certificate as defined in the Pooling and Servicing Agreement.

                 "L/C Related Documents" has the meaning specified in Section 2.13(f)(i).

                 "Letter of Credit Advance" means an Advance which, in accordance with Section 2.13(d), is made when the Borrowers do not reimburse Citibank for a drawing made under a Letter of Credit and the Borrowers are then permitted to obtain a Borrowing in the amount of such drawing.

                 "Letter of Credit Amount" means, as of any date of determination, the sum of (x) the aggregate amount available to be drawn under all Letters of Credit then outstanding (assuming compliance with all conditions to drawing), which amount shall be deemed to be made available upon issuance of a Letter of Credit and to be outstanding so long as such Letter of Credit remains outstanding, and (y) the amount of all unreimbursed drawings with respect to Letters of Credit which have not been converted to Advances hereunder.

                 "Letter of Credit Borrowing" means a Borrowing which comprises Letter of Credit Advances.

                 "Letter of Credit Commitment" means, collectively, the several obligations of the Banks to participate in Letters of Credit issued by Citibank pursuant to Section 2.13 hereof (including any deemed Letters of Credit pursuant to Section 2.13(a)) up to an aggregate amount, at any time outstanding, not to exceed $30,000,000, as such amount may be reduced pursuant to
         Section 2.5 hereof.

                 "Letter of Credit Request" has the meaning specified in
         Section 2.13(b).

                 "Letters of Credit" has the meaning specified in Section
         2.13(a).

                 "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute or contract, whether or not such interest shall be recorded or perfected and whether or not such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, and including, without limitation, the lien or security interest arising from a mortgage, deed of trust, deed to secure debt, encumbrance, pledge, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment or bailment for security purposes, or the lien noted on the title to a vehicle, which title was issued pursuant to the motor vehicle laws of the applicable jurisdiction. The term Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

                 "Loan Documents" means this Agreement, the Notes, each Notice of Borrowing, the Collateral Documents, the Pledge Agreement, the Guaranty, the Affiliate Guaranty and the Letters of Credit and related applications therefor, and each amendment to any of the foregoing.

                 "Loan Parties" means each Borrower, the Guarantor and CCSI.

                 "Majority Banks" means at any time Banks holding at least 90% of the then aggregate unpaid principal amount of the Notes held by Banks, or, if no such principal amount is then outstanding, Banks having at least 90% of the Commitments.

                 "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Guarantor, the Borrowers and their respective subsidiaries taken as a whole; (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrowers or the Guarantor to perform its obligations under the Loan Documents or the Guaranty, as applicable; or (c) the legality, validity or enforceability of any Loan Document or the Guaranty.

                 "Measurement Period" means a period of four consecutive fiscal quarters of the Borrowers or the Guarantor, as the case may be, and ending on the last day of the then most recently completed fiscal quarter of the Borrowers or the Guarantor, as the case may be; provided, however, that for the period beginning January 1, 1994 through and including December 31, 1994, solely as to capitalized terms defined herein (which terms embody the definition of Measurement Period) used for the purpose of calculations in respect to the (a) Applicable Margin and (b) Fixed Charge Coverage Ratio, Measurement Period means (i) for the period beginning January 1, 1994 through and including March 31, 1994, a period of one fiscal quarter of the Borrowers ending on the last day of the then most recently completed fiscal quarter of the Borrowers, (ii) for the period beginning April 1, 1994 through and including June 30, 1994, a period of two consecutive fiscal quarters of the Borrowers ending on the last day of the then most recently completed fiscal quarter of the Borrowers, and
         (iii) for the period beginning July 1, 1994 through and including September 30, 1994, a period of three consecutive fiscal quarters of the Borrowers ending on the last day of the then most recently completed fiscal quarter of the Borrowers.

                 "Mortgage" means each Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Security Agreement, Fixture Financing Statement, and Financing Statement of CFCC and its Subsidiaries entered into pursuant to the terms hereof substantially in the form of Exhibit H.

                 "Mortgaged Property" has the meaning specified in Section 3.1(j)(xi).

                 "MCI means Motor Carrier Insurance, Ltd. a Bermuda corporation.

                 "Multiemployer Plan" shall have the meaning set forth in
         Section 4001(a)(3) of ERISA.

                 "Net Liquidation Value" means net book value of an item reduced by a stated percentage to obtain a gross liquidation value minus estimated liquidation expenses.

                 "Note" means a promissory note of the Borrowers payable to the order of any Bank, substantially in the form of Exhibit A, evidencing the aggregate indebtedness of the Borrowers to such Bank resulting from Advances made by such Bank.

                 "Notice of Borrowing" has the meaning specified in Section 2.2.

                 "Notice of Conversion" has the meaning specified in Section
         2.10.

                 "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any obligation to make any payment for any reason, whether or not such obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such obligation is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.1(e). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) all principal (including, without limitation, reimbursement for amounts drawn under Letters of Credit), interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and any other amounts payable by any Loan Party under any Loan Documents, (b) any amount in respect of any of the foregoing that any Bank, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the relevant Loan Document, and
         (c) any amount in respect of any Special Credits.

                 "Other Receivables" means the sum of accounts receivable of each Borrower which do not constitute Receivables and any Receivables assigned back to a Borrower by any Person.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                 "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                 "Permitted Liens" means those Liens enumerated in Sections 5.2(a)(i) through and including 5.2(a)(xv).

                 "Plan" means any employee benefit plan or other plan for any employees of each Borrower or any ERISA Affiliate and which is subject to the provisions of Title IV of ERISA.

                 "Pledge Agreement" means a Pledge and Security Agreement made by the Guarantor in favor of the Agent for the ratable benefit of the Banks in substantially the form of Exhibit F attached hereto.

                 "Pooling And Servicing Agreement" means that certain Pooling And Servicing Agreement, dated as of December 1, 1993, among and between CFFC as transferor, Guarantor as servicer and the First National Bank of Chicago as trustee, as the same may be amended from time to time.

                 "Prior Credit Agreement" means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 7, 1993 among Carolina Freight Carriers Corporation, as borrower, Citibank, N.A., First Union National Bank of North Carolina and NationsBank of North Carolina, N.A., as banks (the "Prior Banks") and Citibank, N.A., as agent, including all amendments thereto.

                 "Receivables" means all of the Borrowers' United States dollar-denominated accounts receivable (excluding international receivables due from foreign obligors), or portions thereof, generated from delivery of services in the normal course of business by the Borrowers and sold to the Guarantor under the terms of the Transfer Agreement.

                 "Receivables Purchase Agreement" means the Receivables Purchase Agreement, dated as of December 1, 1993, between the Guarantor as seller and CFFC as purchaser, as the same may be amended from time to time.

                 "Reference Banks" means Citibank and the First National Bank of Boston.

                 "Register" has the meaning specified in Section 8.7(c).

                 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

                 "Relevant Environmental Laws" means all Requirements of Law from time to time applicable to a Borrower or any of its Subsidiaries or to any property now or formerly owned, operated, leased, or used by a Borrower or any of its Subsidiaries or any part thereof with respect to (a) the installation, existence or removal of Asbestos; (b) the existence, discharge, generation, use, release, treatment, storage, disposal, remediation or removal of Hazardous Materials; (c) exposure to Hazardous Materials; (d) air emissions, water discharges, noise emissions, solid wastes and any other environmental, health or safety matters; and (e) pollution or other effects on the environment.

                 "Rentals" shall mean all payments incurred by Borrowers or its subsidiaries, during the previous Measurement Period, as lessee or sublessee under a lease of property (other than a Capital Lease), including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs and insurance premiums, net of any rental receipts paid to the Borrowers.

                 "Reportable Event" means any of the events described in
         Section 4043(b) of ERISA.

                 "Requirements of Law", as to any Person, means the articles of incorporation and bylaws or other organizational or governing documents of such Person, and any federal, state or local statute, ordinance, treaty, rule or regulation, permit, license or standard, or final determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and shall include, without limitation, all Relevant Environmental Laws.

                 "Revolving Credit Commitment" means, collectively, the several obligations of the Banks to make Advances to the Borrowers pursuant to
         Section 2.1 hereof up to an aggregate amount, at any time outstanding, not to exceed $15,000,000, as such amount may be reduced pursuant to
         Section 2.5 hereof.

                 "Secured Creditors" means all Banks hereunder.

                 "Security Agreements" means the Borrowers Security Agreement, the Pledge Agreement and any other security agreement executed by the Guarantor or any other Affiliate of the Borrowers pursuant to the terms hereof to secure its guaranty of the Borrower's Obligations under the Loan Documents.

                 "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities of such Person in accordance with GAAP (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in accordance with GAAP, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in accordance with GAAP.

                 "Special Credit Availability" means an amount equal to the lesser of the (i) 67% of the Borrowing Base less the aggregate amount of Advances outstandingless the Letter of Credit Amount less the aggregate amount of any Special Credits outstanding or (ii) Adjusted Borrowing Base less the aggregate amount of Advances outstanding less the Letter of Credit Amount less the aggregate amount of any Special Credits outstanding.

                 "Special Credit" has the meaning specified in Section 2.3.

                 "Subsidiary", with respect to any Person, means any corporation organized under the laws of the United States of America or a jurisdiction thereof at least a majority of the outstanding shares of voting stock or similar interest of which are owned, directly or indirectly, by such Person.

                 "Tangible Net Worth" means total assets (minus the value of all intangible assets, as determined in accordance with GAAP) less Total Liabilities (plus deferred income taxes).

                 "Termination Date" means the earlier of (i) June 30, 1996 or if the Termination Date is extended as contemplated in Section 2.17, the last day of each successive Extension Period or (ii) termination in whole of the Commitments pursuant to Section 2.5 or 6.1.

                 "Titled Vehicles" means all tractors, trailers and trucks owned, or subsequently acquired, by a Borrower, for which titles are issued pursuant to the motor vehicle laws of the applicable jurisdiction.

                 "Total Adjusted Debt" means for any Measurement Period, for any Loan Party, interest-bearing, on-balance sheet indebtedness plus indebtedness in respect of Investor Certificates calculated as of the last day of the Measurement Period plusfour times Rentals.

                 "Total Liabilities" means the liabilities of the Borrowers, or the Guarantor, as the case may be, as reported in Borrowers' or the Guarantor's consolidated financial statements,less deferred income taxes.

                 "Transfer Agreement" means (i) the Originating Subsidiaries Receivables Purchase Agreement, dated December 1, 1993, between CFCC, GITC and RA as sellers and the Guarantor as purchaser, as the same may be amended from time to time, which allows, among other things, for the sale of Receivables for cash and intercompany indebtedness, on a continuous basis, and (ii) any agreement succeeding to or replacing the foregoing with respect to the sale of Receivables for cash and intercompany indebtedness, to which the Majority Banks have given their prior written approval.

                 "Transferor Certificate" means the Transferor Certificate, number R-2, substantially in the form of Exhibit I attached hereto.

                 "Transferor Interest" shall mean an undivided 98% interest of the transferor interest described in Section 4.01(a) of the Pooling and Servicing Agreement.

                 "Withdrawal Liability" has the meaning given such term under
        Part 1 of Subtitle E of Title IV of ERISA.

                 SECTION 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                 SECTION 1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that the terms consolidated, when used solely in connection with the financial statements of the Borrowers and their respective Subsidiaries but excluding the Guarantor, shall mean combined and not consolidated in accordance with GAAP.

                                   ARTICLE 2.

                       AMOUNTS AND TERMS OF THE ADVANCES

                 SECTION 2.1. The Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding (i) the amount set opposite such Bank's name on the signature pages hereof, or if such Bank has entered into any Assignment and Acceptance, set forth in the Register maintained by the Agent pursuant to Section 8.7(c), as such amount may be reduced pursuant to Section 2.5 (such Bank's "Commitment") provided, however, that the aggregate amount of Advances outstanding shall not exceed the lesser of the (A) Revolving Credit Commitment or (B) Adjusted Borrowing Base minimum and Borrowing Base minimum set forth in
Section 5.1(p) hereof. Each Borrowing, excluding a Letter of Credit Borrowing, shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank's Commitment, the Borrowers may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1.

                 SECTION 2.2. Making the Advances. (a) Except as otherwise provided by Section 2.13, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (on the first Business Day prior to the date of the proposed Borrowing, in the case of an Adjusted Base Rate Advance), by the Borrowers to the Agent, which shall give to each Bank prompt notice thereof by telecopier. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telecopier in substantially the form of Exhibit B hereto, specifying therein the (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Bank shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address at 399 Park Avenue, New York, New York 10043, Attention: Margo Mitchell, in same day funds, such Bank's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will make such funds available to the Borrowers at the Agent's aforesaid address.

                 (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrowers may not select Eurodollar Rate Advances for any Borrowing if any Bank's pro rata share of such Borrowing is less than $1,000,000.

                 (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrowers. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrowers shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure by Borrowers to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                 (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrowers jointly and severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement.

                 (e) The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

                 SECTION 2.3. Special Credit. The Borrowers may, from time to time until 30 days prior to the Termination Date, obtain letters of credit, financial guaranties, hedging instruments and other forms of credit, other than a loan (any such form of credit being a "Special Credit") from any Bank that is willing to provide a Special Credit to the Borrowers, provided, the Agent receives notice by telecopier from the Borrowers, not later than 10:00 A.M. (New York City time) at least one Business Day prior to the date on which the Special Credit is to be provided, specifying (i) the date and the aggregate amount of the Special Credit, (ii) the maturity date of the Special Credit (which shall not exceed the Termination Date) and (iii) the identity of the Bank providing the Special Credit. The aggregate amount of Special Credits outstanding at any one time shall not exceed $5,000,000. A Special Credit complying with the provisions of this Section 2.3 shall be secured by the

Collateral on an equal and ratable basis with all other Obligations of the Borrowers hereunder, provided, that at the time such Special Credit was provided there existed Special Credit Availability as indicated on the latest Borrowing Base Certificate furnished to the Agent by the Borrowers.

                 Notwithstanding the foregoing, on the Closing Date the outstanding custom guaranty listed on Schedule 2.3 provided by Citibank on behalf of Carolina Freight Carriers (U.K.) Limited shall be deemed to have been provided on behalf of the Borrowers pursuant to the terms hereof on the Closing Date and shall, from and after the Closing Date, constitute a Special Credit for all purposes hereunder, and the Borrowers shall assume hereunder all liabilities in respect of such Special Credit to the same extent as if such Special Credit had been initially provided hereunder as a Special Credit.

                 SECTION 2.4. Fees. (a) Commitment Fee. The Borrowers agree to pay to the Agent for the account of each Bank a commitment fee (the "Commitment Fee") on the average daily unused portion of such Bank's Revolving Credit Commitment and Letter of Credit Commitment, commencing on the Closing Date in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank, in the case of each other Bank, to and including March 31, 1994 at the rate of 1/2 of 1% per annum, payable quarterly, in arrears on the first day of each March, June, September and December during the term of such Bank's Commitment, and on the Termination Date; provided, however, that, for the period commencing April 1, 1994 through and including the Termination Date, (a) during such period as the Guarantor's Fixed Charge Coverage Ratio is between 1.35 and 2.50 to 1.00 and the Guarantor's ratio of (i) the sum of Total Adjusted Debt to (ii) Capital is between 50% and 65% as determined as of the most recent Fixed Rate Margin Pricing Date, such rate shall be 3/8 of 1% per annum; and (b) during such period as the Guarantor's Fixed Charge Coverage Ratio is greater than 2.50 to
1.00 and the Guarantor's ratio of (i) the sum of Total Adjusted Debt to (ii) Capital is less than 50% as determined as of the most recent Fixed Rate Margin Pricing Date, such rate shall be 1/4 of 1% per annum. Any change in rate pursuant to the terms of the foregoing proviso shall be effective on the first day of the month following receipt of the financial statements delivered by the Guarantor pursuant to Section 7(i) of the Guaranty.

         (b) Agent's Fees. The Borrowers shall pay to the Agent for its own account such fees as may from time to time be agreed upon between the Borrowers and the Agent.

                 SECTION 2.5. Reduction of the Commitments. (a) The Borrowers shall have the right, upon at least 4 Business Days' notice to the Agent, to terminate in whole or reduce in part the unused portion of either or both of the Revolving Credit Commitment and Letter of Credit Commitment, provided that each partial reduction of either the Revolving Credit Commitment or the Letter of Credit Commitment shall be in the aggregate amount of $1,000,000 or an integral multiple in excess thereof, provided that the Commitment Fee due June 1, 1994 shall be paid in full regardless of any reduction made pursuant to this Section 2.5 prior to said date.

                 (b) The reduction in the amount of the Commitments hereunder shall be permanent and shall be conditional upon payment of (x) such principal amount outstanding under the Notes pro rata as is necessary so that the principal amount outstanding thereunder after such reduction does not exceed the amount of the Commitments as so reduced and there is a positive amount available under the Commitments as so reduced plus (y) any amounts required to be paid under Sections 2.11 and/or 8.4.

                 SECTION 2.6. Repayment. The Borrowers shall repay the unpaid principal amount of each Advance made by each Bank in accordance with the Note to the order of such Bank.

                 SECTION 2.7. Interest. (a) Ordinary Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                          (i) Adjusted Base Rate Advances. During such periods as such Advance is an Adjusted Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time payable quarterly on the first day of each March, June, September, and December during such periods and on the date such Adjusted Base Rate Advance shall be Converted or paid in full.

                          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period for such Advance plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

                 (b) Default Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance that is not paid when due and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, the greater of (x) 2.00% per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due and (y) 2.00% per annum above the Base Rate in effect from time to time and (ii) in the case of all other amounts, 2.00% per annum above the Base Rate in effect from time to time.

                 SECTION 2.8. Additional Interest on Eurodollar Rate Advances. The Borrowers shall pay to the Agent for the account of each Bank additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance.

                 SECTION 2.9.     Interest Rate Notice and Protection.  (a)
The Agent shall give prompt notice to the Borrowers and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.7(i) and (ii).

                 (b) If, with respect to any Eurodollar Rate Advances, the any two Banks notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Banks, whereupon

                          (i)     each Eurodollar Rate Advance will
                 automatically, on the last day of the then existing Interest Period therefor, Convert into an Adjusted Base Rate Advance without penalty to the Borrowers, and

                          (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist.

                 (c) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1, the Agent will forthwith so notify the Borrowers and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Adjusted Base Rate Advances.

                 (d) On the date on which any Bank's pro rata share of the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall, if they are Advances of a Type other than Adjusted Base Rate Advances, automatically Convert into Adjusted Base Rate Advances, and on and after such date and for so long as the Bank's pro rata share of the aggregate unpaid principal amount of Advances comprising any Borrowing shall remain below $1,000,000, the right of the Borrowers to Convert such Advances into Advances of a Type other than Adjusted Base Rate

Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and each Bank's pro rata share of the aggregate unpaid principal amount of all such Advances shall equal or exceed $1,000,000, the Borrowers shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

                 SECTION 2.10. Voluntary Conversion of Advances. The Borrowers may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.9 and 2.13, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, be by telephone or telecopier, confirmed immediately in writing, in substantially the form of Exhibit C hereto, specifying, within the restrictions specified above, (i) the date of such Conversion, (ii) the Advances to be Converted, the portion thereof to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrowers; provided, further, that Adjusted Base Rate Advances may not be converted to Eurodollar Rate Advances if an Event of Default has occurred and is continuing.

                 SECTION 2.11. Prepayments. (a) The Borrowers may, upon at least two Business Days' prior notice to the Agent in the case of a Eurodollar Rate Advance, and one Business Days' prior notice to the Agent in the case of a Adjusted Base Rate Advance, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $500,000, and (ii) any prepayment of any Eurodollar Rate Advances shall be made on, and only on, the last day of an Interest Period for such Advances, and if such prepayment is made on a day other than the last day of an Interest Period for such Advance, the Borrowers shall reimburse the Agent and the Banks, on demand, for any loss or out-of-pocket expense incurred by the Agent or any of the Banks in connection with such prepayment.

                 (b) Loss or out-of-pocket expense upon prepayment of a Eurodollar Rate Advance shall include, without limitation, expenses incurred by such Bank in connection with the reemployment of the funds prepaid in an amount equal to the excess of (i) the interest that would have been received from the Borrowers on the amount so reemployed during the remaining portion of the Interest Period in question had the Borrowers not prepaid such Eurodollar Rate Advance over (ii) the amount of interest which would have accrued on such funds if such Bank had placed such funds on deposit with a first class bank in the London interbank borrowing market from the date of such prepayment until the end of such Interest Period. Such Bank's determination of such loss or out-of-pocket expense, in the absence of manifest error, shall be conclusive and shall be set forth in a written certificate delivered to the Borrowers by the Bank, setting forth the basis therefor. Upon receipt of any notice of prepayment, the Agent shall promptly notify each Bank of the contents thereof by telephone or telecopier and of such Bank's portion of the prepayment.

                 SECTION 2.12. Increased Costs. (a) If, either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any court or Governmental Authority charged with the interpretation or administration thereof from the date thereof or (ii) the compliance with any guideline or request from any such Governmental Authority, including, without limitation, any central bank (whether or not having the force of law), (x) subjects any Bank or corporation controlling such Bank to any tax of any kind whatsoever with respect to this Agreement, any Advance or any Letter of Credit, or changes the basis of taxation of payments to such Bank or corporation of principal, commissions, fees, interest or any other amount payable hereunder (except for (A) taxes on or measured by the overall net income of such Bank or branch, office or agency through which such Bank is acting for purposes of this Agreement, or (B) Taxes for which such Bank is indemnified under Section 2.20 or would be indemnified but for clause (y) in the second sentence of Section 2.20(a)); (y) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit or commitment therefor extended by, or any other acquisition of funds by, any office of such Bank which would not otherwise be included in any determination of the Adjusted Base Rate or Eurodollar Rate or interest payable hereunder; or (z) imposes on such Bank or corporation controlling such Bank any other condition, and as a result there shall be any increase in the cost to any Bank or corporation controlling such Bank of agreeing to make or making, funding or maintaining Advances by an amount deemed by such Bank to be material, then the Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost and the basis therefor (with sufficient detail showing the calculations made to determine such increased cost), submitted to the Borrowers and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

                 (b) If any Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by such Bank (with a copy of such demand to the Agent), the Borrowers shall immediately pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend hereunder. A certificate as to such amounts and the basis therefor (with sufficient detail showing the calculations made to determine such amounts), submitted to the Borrowers and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

                 SECTION 2.13. Letters of Credit. (a) Letters of Credit. Citibank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each a "Letter of Credit") at the request and for the account of the Borrowers from time to time on any Business Day from the Closing Date until 30 days before the Termination Date; provided, however, that the Letter of Credit Amount shall not exceed the lesser of the (i) Letter of Credit Commitment or (ii) Adjusted Borrowing Base minimum and Borrowing Base minimum set forth in Section 5.1(p) hereof. No Letter of Credit shall have an expiration date (including all rights of renewal) later than the Termination Date. Subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.13(a), repay any Advances resulting from drawings thereunder pursuant to Section 2.13(d), and request the issuance of additional Letters of Credit under this Section 2.13(a).

                 Notwithstanding the foregoing, on the Closing Date all outstanding letters of credit listed on Schedule 2.13 issued by Citibank on behalf of CFCC shall be deemed to have been issued on behalf of the Borrowers pursuant to the terms hereof on the Closing Date and shall, from and after the Closing Date, constitute Letters of Credit for all purposes hereunder, and the Borrowers shall assume hereunder all liabilities in respect of such letters of credit to the same extent as if such letters of credit had been initially issued hereunder as Letters of Credit.

                 (b) Request for Issuance. (i) Each request by the Borrowers for the issuance of a Letter of Credit (a "Letter of Credit Request") shall be made not later than 11:00 A.M. (The City of New York time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrowers to the Agent and, if Citibank is not the Agent, to Citibank. Each Letter of Credit Request shall be by telecopier, substantially in the form of Exhibit E hereto, confirmed immediately in writing, and accompanied by a signed letter of credit application on Citibank's then standard form (which application shall be delivered, in original signed form, within one Business Day of any such Letter of

Credit Request to Citibank at the address and telecopy number, and to the attention of the Person, set forth an Exhibit E hereto (or to such other address, telecopy number and/or Person as Citibank may from time to time direct by giving notice to the Borrowers and the Agent, if Citibank is not the Agent, in the manner provided in Section 8.2), and may be canceled by notice thereof prior to issuance of such Letter of Credit by telephone or telecopier, confirmed immediately in writing, to the Agent, and, if Citibank is not the Agent, to Citibank which shall give to each Bank prompt notice of such cancellation.

                          (ii)    Upon receipt by Citibank of a Letter of
Credit Request, and upon fulfillment of the applicable conditions set forth in
Article 3, Citibank shall promptly issue such Letter of Credit and shall promptly so notify the Borrowers (and the Agent, if not Citibank), and the Agent shall give each Bank prompt notice thereof by telecopier specifying the
(A) date of such issuance (which shall be a Business Day), (B) maximum amount of such Letter of Credit, (C) expiration date of such Letter of Credit and (D) name and address of the beneficiary of such Letter of Credit.

                 (c) Bank's Participation. Each Bank severally agrees to participate in any Letter of Credit issued (or deemed issued) by Citibank pursuant to subsection (a) of this Section 2.13 in an aggregate amount at any time outstanding, together with such Bank's Advances, if any, not to exceed the amount of such Bank's Commitment (although reductions to a Bank's Commitment after the issuance of the respective Letter of Credit shall in no event reduce such Bank's participation in Letters of Credit theretofore issued, unless the reduction of Commitment is made in connection with an assignment by such Bank of its Commitment or a portion thereof in accordance with Section 8.7, in which case the assigning and assignee Bank's participations in all outstanding Letters of Credit shall be automatically adjusted to give effect to such assignment). Such participations shall be allocated ratably among the Bank's according to their respective Percentages.

                 (d) Drawings. In the event that any drawing shall be made under a Letter of Credit, by demand or claim (including, without limitation, by draft), Citibank shall promptly notify the Borrowers and the Agent of such drawing and the Borrowers shall on the date of such drawing reimburse Citibank for any amount paid by Citibank under such Letter of Credit. In the event that any drawing under a Letter of Credit is not reimbursed by the Borrowers on the date of payment by Citibank, the Borrowers shall be deemed to have requested a Borrowing consisting of Adjusted Base Rate Advances in an aggregate amount equal to such unreimbursed payment. The Banks shall, regardless of whether (x) any conditions contained in Article 3 are then met,
(y) one or more Defaults or Events of Default then exist or (z) the Commitments have been reduced or terminated, make the requested Advances in accordance with their Percentage participation in the respective Letter of Credit as of the date of such payment by Citibank, and the proceeds of such Advances shall automatically be applied to repay Citibank for such drawing in full. Such Advances shall be required to be repaid by the Borrowers as otherwise provided in this Agreement. In the event that any Bank fails to make its Advance in a timely manner as required by this Section 2.13, such Bank shall pay to Citibank interest thereon at the Federal Funds Rate from the date of payment by Citibank to the date of repayment thereof to Citibank by such Bank. If for any reason any Bank does not make its Advance as required above, it shall be required to reimburse Citibank for its Percentage of the unreimbursed payment (determined before giving effect to any portion thereof paid by the other Banks directly or through the making of Advances) with interest thereon as required by the preceding sentence.

                 Upon the earlier of (1) the thirtieth day prior to the Termination Date or (2) the occurrence of an Event of Default under this Agreement and the acceleration of the Advances pursuant to Section 6.1 of this Agreement, the Borrowers shall, within one Business Day; (i) obtain the release of Citibank from all of its obligations under each outstanding Letter of Credit or (ii) deposit with Citibank, as further security for the Borrowers Obligations to reimburse Citibank for any payments to be made under any Letter of Credit, a cash amount equal to the Letter of Credit Amount. Citibank shall apply such deposit toward any payment required under any Letter of Credit, and shall, within three Business Days after the later of (i) the earlier of (x) the date any Letter of Credit expires by its terms and (y) receipt of proof satisfactory to Citibank that its obligations under any Letter of Credit have otherwise been terminated, and (ii) in the case of an Event of Default and acceleration, such Event of Default and acceleration shall have been waived by the Banks pursuant to Section 6.1, refund to the Borrowers that portion of such deposit represented by such Letter of Credit in the case of clause (i) of this sentence and all such deposits in the case of clause (ii).

                 (e) Increased Costs. If either (i) the introduction of or any change in any law or regulation or in the interpretation of administration of any law or regulation by any court or administrative or Governmental Authority charged with the interpretation or administration thereof from the date hereof or (ii) the compliance with any guideline or request from any Governmental Authority, including, without limitation, any central bank (whether or not having the force of law) either (1) imposes, modifies or holds applicable any reserve, special deposit or similar requirement against letters of credit or guaranties issued by, or assets held by, or deposits in or for the account of, Citibank or any Bank or any corporation controlling Citibank or such Bank, or (2) imposes on Citibank or any Bank or any corporation controlling Citibank or such Bank any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in the preceding clause (1) or (2) shall be to increase the cost to Citibank or any corporation controlling Citibank of Citibank issuing or maintaining any Letter of Credit or to any Bank or any corporation controlling such Bank of such Bank participating therein, then, upon demand by Citibank or any such Bank or controlling corporation, the Borrowers shall, subject to Section 8.7, immediately pay to Citibank, such Bank or controlling corporation, additional amounts that shall be sufficient to compensate Citibank, such Bank or controlling corporation for such increased cost. A certificate as to the amount of such increased cost and the basis therefor (with sufficient detail showing the calculations made to determine such increased cost), submitted to the Borrowers by Citibank, such Bank or controlling corporation, shall be conclusive and binding for all purposes, absence manifest error.

                 (f) Obligations Absolute. The Obligations of the Borrowers relating to any Letter of Credit under this Agreement and any other related agreement or instrument shall, to the extent permitted by law, be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other related agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                          (i) Any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

                          (ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of the Letters of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                          (iii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Citibank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

                          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                          (v) payment by Citibank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit;

                          (vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty, any other Loan Document or any other guaranty or other agreement, for all or any of the Obligations of the Borrowers in respect of the Letters of Credit; or

                          (vii)   any other circumstance or happening
                 whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrowers, the Guarantor or any Affiliate Guarantor.

                 (g) Compensation. (i) The Borrowers shall pay to the Agent for the ratable benefit of the Banks, a letter of credit fee ("Letter of Credit Fee") (x) for the period commencing on the Closing Date through and including March 31, 1994, an amount equal to 2 1/4 percent per annum based on the amount available to be drawn (assuming compliance with all conditions to drawing) under, and for the terms of, each Letter of Credit; and (y) for the period commencing on April 1, 1994 through and including the Termination Date, an amount as determined by the Agent in accordance with the pricing matrix set forth below, based on the amount available to be drawn (assuming compliance with all conditions to drawing) under, and for the terms of, each Letter of Credit. Any change in the Letter of Credit Fee shall be effective on the first day of the month following receipt of the financial statements delivered by the Guarantor pursuant to Section 7(i) of the Guaranty. Such Letter of Credit Fee shall be payable quarterly in arrears on the first day of each March, June, September and December during the term of this Agreement, commencing on the Closing Date, and ending on the Termination Date.


                                                                               Pricing Matrix
                                                                               --------------
                                                                        Total Adjusted Debt/Capital
                                                          ---------------------------------------------------
        Fixed Charge
        Coverage Ratio
                                                          (Greater than) 65%      50-65%      (less than) 50%
                                                          ------------------      ------      ---------------
  Less than 1.35 times                                          2.75%             2.25%           1.50%
  1.35X - 2.50 times                                            2.25%             1.50%           1.00%
  Greater than 2.50 times                                       1.00%             0.75%           0.50%

                          (ii) The Borrowers shall pay to Citibank, for its own account, such customary issuance fees, transfer fees and other fees and charges in connection with the issuance of each Letter of Credit as the Borrowers and Citibank shall agree.

                         (iii) Each fee paid pursuant to this Section 2.13(g) shall be non-refundable.


                 SECTION 2.14. Illegality. Notwithstanding any other provision of this Agreement, if any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist and (ii) the Borrowers shall forthwith prepay in full all Eurodollar Rate Advances of all Banks then outstanding, without penalty to Borrowers, together with interest accrued thereon, unless the Borrowers, within five Business Days of notice from the Agent, Converts all Eurodollar Rate Advances of all Banks then outstanding into Advances of another Type in accordance with Section 2.10.

                 SECTION 2.15. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at its address at 399 Park Avenue, New York, New York 10043, Attention: [Margo Mitchell] in same day funds. Payments to be made to the Agent by the Borrowers by Federal Funds wire shall be made to: Citibank, N.A., ABA #021000089, 399 Park Avenue, New York, New York 10043, for credit to Borrowers account #00068398. The Borrowers hereby authorize the Agent, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrowers accounts with the Agent any amount so due. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.8 or 2.12) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 8.7(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                 (b) The Borrowers hereby authorize each Bank, if and to the extent payment owed to such Bank is not made when due hereunder or under the Note held by such Bank, to charge from time to time against any or all of the Borrowers accounts with such Bank any amount so due.

                 (c) All computations of interest based on the Adjusted Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees shall be made by the Agent, and all computations of interest pursuant to Section 2.8 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent (or, in the case of Section 2.8, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                 (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                 (e) Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Banks hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.
If and to the extent the Borrowers shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

                 SECTION 2.16. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.8 or 2.12) in excess of its ratable share of payments on account of the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrowers agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation.

                 SECTION 2.17. Extension of Termination Date. The Banks and the Agent may, in their sole discretion and with the written consent of 100% of the Banks, extend the Termination Date for a maximum of two additional one year periods (each, an "Extension Period") upon receipt by the Agent from the Borrowers of a written request (each such request being irrevocable) for any such extension at least 180 days prior to the second anniversary of the Closing Date (with respect to the first such request for an Extension Period, if any) and at least 180 days prior to next succeeding anniversary of the Closing Date (with respect to a subsequent request for an Extension Period). If 100% of the Banks and the Agent agree to any such Extension Period, the parties to this Agreement shall amend this Agreement and the Notes to reflect such Extension Period. If the Borrowers does not receive the consent of 100% of the Banks within thirty (30) Days after the submission of any request for an Extension Period, any such request shall be deemed to have been denied.

                 SECTION 2.18. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrowers agree that such proceeds shall be used) solely to meet the working capital and other short term capital needs of the Borrowers. Letters of Credit will be issued (and the Borrowers agree such Letters of Credit will be used) solely for the purpose of securing the obligations of the Borrowers (in respect to self insurance, financial guarantees and other forms of credit support) as such obligations arise in the ordinary course of business.

                 SECTION 2.19. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

                 (b)      The Register maintained by the Agent pursuant to
Section 8.7(c) shall include a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each borrowing made and Letter of Credit issued hereunder, the Type of Advances comprising such Borrowing and any Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by the Agent, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Bank hereunder and (iv) the amount of any sum received by the Agent from the Borrowers hereunder and each Bank's share thereof.

                 (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

                 SECTION 2.20. Taxes. (a) Except as required by law, any and all payments to or for the benefit of any Bank that is not organized under the laws of the United States or any political subdivision thereof (including, without limitation, payments made to the Agent for the account of such Bank), or to or for the benefit of the Agent if the Agent is not organized under the laws of the United States or any political subdivision thereof, by the Borrowers hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities imposed by the United States being hereafter referred to as "Taxes"). If any Taxes are required to be deducted, whether by the Borrowers, the Agent or any other withholding agent, from, or otherwise required to be paid by any Person in respect of, any sum payable hereunder to or for the benefit of any Bank that is not organized under the laws of the United States or any political subdivision thereof (including, without limitation, payments made to the Agent for the account of such Bank) or to or for the benefit of the Agent if the Agent is not organized under the laws of the United States or any political subdivision thereof (excluding, in the case of each such Bank or the Agent, Taxes imposed by reason of (x) such Bank or the Agent being or having been engaged in a trade or business in the United States or having or having had a permanent establishment or fixed place of business therein or (y) any failure of such Bank or the Agent, if such Bank or the Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service form 1001 or 4224 or any successor or additional form, to deliver to the Agent or the Borrowers, from time to time as requested by the Agent or the Borrowers, such Form 1001 or 4224 (as applicable) or such successor or additional form, completed in a manner reasonably satisfactory to the Agent or the Borrowers), then (i) (subject to the proviso, if applicable, in Section 8.7(a)) the sum payable shall be increased as may be necessary so that after making all required deductions or payments of such non-excluded Taxes (including deductions or payments of such non-excluded Taxes applicable to additional sums payable under this Section 2.20) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount so deducted or required to be paid to the relevant taxation authority or other authority in accordance with applicable law or, if any other Person has made such payment, shall reimburse such Person for such payment. The indemnification provided under this Section 2.20(a) is in addition to (and shall not be limited by) the provisions of Section 2.12(a).

                          (b) In addition, the Borrowers agrees to pay any present or future stamp, documentary, privilege, intangible or similar taxes or any other excise or property taxes, charges or similar levies that arise at any time or from time to time from any payment made under any and all Loan Documents, or from the execution or delivery by any Loan Party of, or from the filing or recording or maintenance of, or from the transfer of the rights of any Bank under any Loan Document to any other Bank or Banks; or otherwise with respect to, any and all Loan Documents (hereinafter referred to as "Other Taxes").

                 (c) The Borrower will indemnify each Bank that is not organized under the laws of the United States or any political subdivision thereof and the Agent if such Agent is not organized under the laws of the United States or any political subdivision thereof for the full amount of Taxes (including, without limitation and without duplication, any taxes imposed by any jurisdiction on amounts payable under this Section 2.20), and will indemnify each Bank and the Agent for the full amount of Other Taxes (including, without limitation and without duplication, any taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Bank or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment of this indemnification shall be made within 10 days from the date such Bank or the Agent, as the case may be, makes written demand thereof.

                 (d) Within 10 days after the date of any payment of Taxes or Other Taxes, the Borrowers will furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof.

                 (e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.20 shall survive the payment in full of principal and interest hereunder.

                 SECTION 2.21. Reallocation of the Commitments. The Banks and the Agent may, in their sole discretion and with the written consent of 100% of the Banks, upon receipt by the Agent of a written request from the Borrowers, reallocate the amount of the Commitments between the Letter of Credit Commitment and the Revolving Credit Commitment.

                                   ARTICLE 3.

                             CONDITIONS OF LENDING

                 SECTION 3.1. Condition Precedent to Initial Credit Event. The obligation of each Bank to make an Advance or of Citibank to issue a Letter of Credit (including any deemed issuance of Letters of Credit on the Closing Date pursuant to the second paragraph of Section 2.13(a) hereof), as the case may be, on the Closing Date is subject to the following conditions precedent:

                 (a) CFCC shall have repaid in full all amounts owing under or in respect of the Prior Credit Agreement; simultaneously with such repayment of the Prior Credit Agreement, CFCC shall have (i) canceled all commitments of the Prior Banks under the Prior Credit Agreement and (ii) caused the Prior Credit Agreement to be terminated to the satisfaction of the Agent and the Banks.

                 (b) The Guarantor owns (i) one hundred percent (100%) of the capital stock of CFCC, RA, CCSI, ILI, Cardinal, GITC, and CLC and (ii) one hundred percent (100%) of the capital stock of MCI (less 8 directors qualifying shares), in each case free and clear of any Lien (other than the Lien of the Collateral Documents), as set forth on Schedule 4.1(b).

                 (c) Since December 31, 1993 nothing shall have occurred (and neither the Agent nor any of the Banks shall have become aware of any facts or conditions not previously known) which the Agent or the Banks shall determine has, or would be reasonably likely to have, a Material Adverse Effect on the rights or remedies of the Agent or the Banks under any of the Loan Documents, or on the ability of any of the Loan Parties to perform its obligations to the Agent or the Banks or to any other creditor of such Loan Party.

                 (d) There shall have occurred no material adverse change or development involving a prospective Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers taken as a whole since December 31, 1993.

                 (e) Except as set forth on Schedule 4.1(d), all regulatory authorizations, approvals, consents or other actions by and notices to or filings with, any Governmental Authority or regulatory body or any third party required or necessary for the due execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and for the other transactions contemplated by the Loan Documents, shall have been obtained, taken, given or made without the imposition of any condition which is not acceptable to the Banks and shall be in full force and effect, and there shall be no applicable laws, regulations, order, injunctions, restraining orders or other impediments that would restrain, prevent or impose any material adverse conditions upon any transaction contemplated by any of the Loan Documents.

                 (f) All loans made by the Banks and all other loans or extensions of credit made by any other Person to the Borrowers in connection with the transactions contemplated by the Loan Documents shall be in full compliance with all applicable law, including, without limitation, Regulations G, T, U and X of the Federal Reserve Board.

                 (g) There shall exist no action, suit, investigation, litigation or proceeding affecting any of the Loan Parties or their respective Subsidiaries pending or threatened before any court, governmental agency or arbitrator that, in the sole judgment of the Banks, is reasonably likely to have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers taken as a whole, or on the ability of any of the parties to the Loan Documents to perform their respective obligations thereunder or on the rights and remedies of the Banks thereunder, or that purports to affect the legality, validity or enforceability of any Loan Document or the consummation of any transaction contemplated by such Loan Documents.

                 (h) The Borrowers shall have paid all accrued fees and expenses of the Agent and the Banks including, without limitation, the Closing Fee.

                 (i) After giving effect to the transactions contemplated by the Loan Documents, including, without limitation, the execution and delivery of such Loan Documents and the making of Advances in the maximum amount available hereunder, no event shall have occurred and be continuing which violates or constitutes a default or unmatured default under the terms of any agreement for money borrowed to which any Loan Party is a party.

                 (j) The Agent shall have received, on or before the Closing Date, the Notes, duly executed by the Borrowers to the order of the Banks, respectively, and the following, each dated the Closing Date (unless otherwise specified), in form and substance satisfactory to the Banks (unless otherwise specified) and in sufficient copies for each Bank:

                          (i) Certified copies of (x) resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party and (y) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to or in connection with this Agreement and each other Loan Document and the transactions contemplated hereby and thereby.

                          (ii) A copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the Closing Date) by the Secretary of State of the state of incorporation of such Loan Party as being a true and correct copy thereof.

                          (iii) A copy of a certificate of the Secretary of State of the state of incorporation of each Loan Party, dated reasonably near the Closing Date, listing the charter of each of such Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Loan Party's charter on file in his office,
                 (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated and in "good standing" (or alternatively "in existence") under the laws of such state.

                          (iv) A certificate of each Loan Party signed on behalf of such Person by its President or a Vice President and the Secretary or any Assistant Secretary, dated the Closing Date, certifying as to (A) the absence of any amendments to the charter of such Person since the date of the Secretary of State's certificate referred to in Section 3.1(j)(iii), (B) a true and correct copy of the bylaws of such Person as in effect on the Closing Date, (C) the due incorporation and good standing of such Person as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Person, (D) the truth of the representations and warranties made with respect to such Person contained in the Loan Documents to which such Person is a party as though made on the Closing Date, (e) the satisfaction of all conditions precedent to the initial Credit Event, and (F) in the case of the Borrowers, the absence of any event occurring and continuing, or resulting from the initial Credit Event, that constitutes a Default.

                          (v)     A certificate of the Secretary or an
                 Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Person authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder and thereunder.

                          (vi) A Borrowing Base Certificate as of February 25, 1994, in substantially the form of Exhibit D hereto, certified by the Chief Financial Officer of the Guarantor as to each Borrower.

                          (vii)    The Guaranty.

                          (viii)   The Affiliate Guaranty.

                          (ix) The Pledge Agreement, duly executed by the Guarantor, equally and ratably securing the Obligation of the Borrowers under the Loan Documents, together with the following (in the case of the instruments referred to in clauses (1) through and including (7) below, only originals thereof being required to be delivered to the Agent):

                                  (1)      certificates representing (i) one
                          hundred percent (100%) of the capital stock of CFCC, RA, CCSI, ILI, Cardinal, GITC, and CLC, and (ii) one hundred percent (100%) of the capital stock of MCI (less 8 directors qualifying shares), with stock powers endorsed in blank attached to each certificate,

                                  (2)      a copy of the charter of ILI,
                          Cardinal, GITC, MCI and CLC (each a "Pledged Party") and each amendment to the charter of each Pledged Party, certified (as of a date reasonably near the Closing Date) by the Secretary of State of the state of incorporation of such Pledged Party as being a true and correct copy thereof,

                                  (3)      a copy of a certificate of the
                          Secretary of State of the state of incorporation of each Pledged Party, dated reasonably near the Closing Date, listing the charter of each of such Pledged Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Pledged Party's charter on file in his office, (B) such Pledged Party has paid all franchise taxes to the date of such certificate and (C) such Pledged Party is duly incorporated and in "good standing" (or alternatively "in existence") under the laws of such state,

                                  (4)      a certificate of each Pledged Party
                          signed on behalf of such Person by its President or a Vice President and the Secretary or any Assistant Secretary, dated the Closing Date, certifying as to
                          (A) the absence of any amendments to the charter of such Person since the date of the Secretary of State's certificate referred to in Section 3.1(j)(ix)(3), (B) a true and correct copy of the bylaws of such Person as in effect on the Closing Date and (C) the due incorporation and good standing of such Person as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Person,

                                  (5) a certificate of the Secretary or an Assistant Secretary of each Pledged Party certifying the names and true signatures of the officers of such Person authorized to sign certificates and other documents to be delivered hereunder,

                                  (6)      the Transferor Certificate
                          (representing the Transferor Interest) together with all other instruments and documents (including, without limitation, irrevocable instructions to the Person shown as "Trustee" in the Pooling and Servicing Agreement) that the Agent may deem necessary or desirable in order to perfect and protect the Liens created in and by the Pledge Agreement,

                                  (7)      all Intercompany Notes owned by the
                          Guarantor, as set forth on Schedule 3.1(j)(ix), endorsed in blank, and

                                  (8)      evidence that all other action that
                          the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Pledge Agreement has been taken.

                          (x) A security agreement in substantially the form of Exhibit G (as amended from time to time in accordance with its terms, the "Borrowers Security Agreement"), duly executed by each Borrower and the Agent, equally and ratably securing the Obligations of the Borrowers under the Loan Documents, together with the following (in the case of the instruments referred to in clauses (1) through (5) below, only originals thereof being required to be delivered to the Agent):

                          (1) certificates of title on all tractors, trailers and trucks owned by each Borrower (as set forth on Schedule 3.1(j)(x)(1)) indicating thereon a first priority Lien in favor of the Agent,

                          (2) financing statements, executed and in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Borrowers' Security Agreement, covering the Collateral described therein,

                          (3) insurance certificate described in Section 4.1(gg) hereof,

                          (4) all Intercompany Notes owned by each Borrower (as set forth on Schedule 3.1(j)(x)(4)) endorsed in blank,

                          (5) all other instruments and documents, executed and in proper form for recording and filing of or with respect to the Borrowers Security Agreement that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and

                          (6) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Borrowers Security Agreement has been taken.

                          (xi) Mortgages, duly executed by the applicable Borrower and the Agent, equally and ratably securing the Obligations of the Borrowers under the Loan Documents and covering the fee interest of the applicable Borrowers with respect to the real property located at the addresses set forth in Schedule 3.1(j)(xi), as it may be amended from time to time, together with all land, buildings, fixtures, personalty, leases, rents and other rights related thereto as set forth in the related Mortgage, and all rights, options and other benefits inuring to the applicable Borrowers under any lease encumbered by the related Mortgage (the "Mortgaged Property"), together with the following:

                          (1) Mortgages, and any other documents (in each case, executed and in proper form for recordation and filing) as may be necessary or, in the reasonable judgment of the Agent, desirable to create and perfect a valid and enforceable first priority Lien on the Mortgaged Property covered thereby in favor of the Agent,

                          (2) evidence of the insurance required by the terms of such Mortgages,

                          (3) financing statements executed and in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Mortgages, and

                          (4) evidence of the completion of all other recordings and filings of or with respect to the Mortgages that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby.

                          (xii) Title reports and commitments for title insurance or mortgagee title insurance policies (as determined by the Agent) with respect to all Mortgaged Property set forth on Schedule 3.1(j)(xi) representing 50% of the Appraised Value for title insurance purposes of such Mortgaged Property as set forth on Schedule 4.1(hh), in each case in form and substance, and from title insurers, satisfactory to the Agent, assuring the Agent that such Mortgages are valid and enforceable first priority mortgage Liens on such Mortgaged Property, free and clear of all defects and encumbrances except such as are created or permitted by such Mortgages, and including such endorsements as the Agent in its discretion may request, and providing for affirmative insurance and other coinsurance and reinsurance as the Agent in its discretion may request.

                          (xiii) Current surveys for each Mortgaged Property listed on Schedule 3.1(j)(xi) hereto substantially in compliance with standards applicable to ALTA Surveys and sufficient in form and substance for the removal of survey exceptions from commitments for title insurance and mortgagee title insurance policies delivered pursuant to paragraph (xii) above.

                          (xiv) Current appraisals for each Mortgaged Property, listed on Schedule 3.1(j)(xi) hereto, a copy of which is attached as Exhibit Q hereto.

                          (xv) A certificate of each Borrower, signed on behalf of each Borrower by the Chief Financial Officer of the Guarantor, in the form of Exhibit J hereto, attesting to the Solvency of each Borrower and its respective Subsidiaries (in accordance with GAAP) after giving effect to the transactions contemplated by the Loan Documents, including without limitation, the making of the Advances in the maximum amount available and the issuance of Letters of Credit hereunder.

                          (xvi) Evidence satisfactory to the Agent and the Banks that each of the Collateral Documents are in full force and effect and that the first priority security interests and Liens granted to the Agent pursuant to such Collateral Documents (subject only to Permitted Liens) shall (x) inure to the equal and ratable benefit of the Banks and (u) equally and ratably secure all of the Obligations of the Borrowers under the Loan Documents.

                          (xvii)  Such financial, business and other
                 information regarding each of the Loan Parties and their respective Subsidiaries as the Banks shall have requested, including, without limitation, (A) information as to possible contingent liabilities, tax information, environmental information, obligations under ERISA, collective bargaining agreements and other arrangements with employees and (B) annual financial statements dated December 31, 1993.

                          (xviii) A Phase I environmental audit report,
                 addressed to and in form, scope and substance satisfactory to the Banks, from Weston, as to any hazards or liabilities under Relevant Environmental Laws to which any Borrower may be subject in respect of each Mortgaged Property constituting real property. All Relevant Environmental Laws relating to the creation and perfection of valid first priority Liens on the Collateral in favor of the Agent shall have been complied with.

                          (xix) With respect to each Plan of each Borrowers and any of its ERISA Affiliates, the most recent actuarial valuation report for such Plan.

                          (xx) With respect to each Multiemployer Plan to which a Borrower or any of its ERISA Affiliates contributes,
                 (A) copies of the most recent estimates of potential Withdrawal Liability received by each Borrower or any of its ERISA Affiliates from the sponsor of such Multiemployer Plan,
                 (B) copies of such current estimates of Withdrawal Liability as each Borrower is able to obtain from the sponsors of such Multiemployer Plan and evidence that each Borrower has used reasonable efforts to obtain all such current estimates (provided that a Borrower shall not be required to incur costs greater than $100 per report), together with a record of the aggregate amount of the contributions of each Borrowers and such ERISA Affiliates during the past five years to all Multiemployer Plans for each of the operating businesses of each Borrower, its ERISA Affiliates and its Subsidiaries.

                          (xxi) A landlord waiver (in form and substance satisfactory to the Agent) executed by the owner, any mortgagee and any Person holding a leasehold interest of record, respecting each location, shown on Schedule 4.1(ee) hereto, not owned by a Borrower.

                          (xxii) A favorable opinion of Smith Helms Mulliss & Moore, L.L.P., special counsel for the Borrowers and the Guarantor, in substantially the form of Exhibit K hereto, (or in such other form, together with opinions of local counsel if appropriate, as may be acceptable to the Agent and the Banks) and as to such other matters as any Bank through the Agent may reasonably request.

                          (xxiii)  A favorable opinion of John B. Yorke, Vice
                 President, General Counsel and Secretary of the Guarantor, in substantially the form of Exhibit O hereto, (or in such other form as may be acceptable to the Agent and the Banks) and as to such other matters as any Bank through the Agent may reasonably request.

                          (xxiv) A favorable opinion of Hunton & Williams, counsel for the Agent, in form and substance satisfactory to the Agent.

         SECTION 3.2.             Conditions Precedent to Each Credit Event.
                          (a)     Except as otherwise expressly provided in
Section 2.13(d), the obligation of each Bank to make an Advance (but not to Convert any outstanding Advance in compliance with Sections 2.9 and 2.10) or of Citibank to issue any Letter of Credit, as the case may be, on the occasion of each Credit Event (including on the Closing Date), shall be subject to the further conditions precedent that on the date of such Borrowing or issuance (x) the following statements shall be true:

                          (i) the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Borrowing and to the application of proceeds therefrom or to the issuance of the Letter of Credit, as though made on and as of such date, except for changes contemplated or permitted by this Agreement;

                          (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of proceeds therefrom or from the issuance of such Letter of Credit, that constitutes an Event of Default or a Default; and

                          (iii) before and after giving effect to the Borrowing and to the application of proceeds therefrom or to the issuance of the Letter of Credit, no material adverse change or development involving a prospective Material Adverse Effect (in each case not identified on Schedule 3.2 hereto) has occurred in the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole since December 31, 1993, and (y) the Agent shall have received a certificate from the Chief Financial Officer of the Guarantor, on behalf of each Borrower, certifying to such effect, and the Agent shall have received such other approvals, opinions or documents as any Bank through the Agent may reasonably request. The acceptance of the benefits of each Advance or the issuance of each Letter of Credit shall constitute a representation and warranty by each Borrower that all conditions set forth above in this Section 3.2 are then satisfied.

                 SECTION 3.3. Determination Under Section 3.1. For purposes of determining compliance with the conditions specified in
         Section 3.1, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents and holding the position of Vice President, or a more senior position, shall have received notice from such Bank prior to the initial Credit Event specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or, in the event the initial Credit Event shall be a Borrowing, such Bank shall not have made available to the Agent such Bank's ratable portion of such Borrowing.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES

                 SECTION 4.1. Representations and Warranties of the Borrowers. Each Borrower represents and warrants, at the time of the making of each Advance (but not the Conversion of any outstanding Advance in compliance with Sections 2.9 and 2.10), on the occasion of each Borrowing (including without limitation the initial Borrowing) and on the date of each issuance (or deemed issuance pursuant to the second paragraph of Section 2.13(a)) of any Letter of Credit (which representations and warranties shall survive the execution and delivery of this Agreement and the making of Advances and Borrowings, and the issuance of Letters of Credit, hereunder), as follows:

         (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified as a foreign corporation and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, except for such jurisdictions where the failure to so qualify or be licensed would not individually or in the aggregate have a Material Adverse Effect on the business as now conducted and as proposed to be conducted. All of the capital stock of each Borrower has been validly issued and is fully paid and non-assessable.
Set forth on Schedule 4.1(a) hereto is a complete and accurate list as of the Closing Date of the number of shares of each class of capital stock of each Borrower authorized and the number outstanding and the number of such shares covered by outstanding options, warrants, rights of conversion or purchase and similar rights.

         (b) Set forth on Schedule 4.1(b) hereto is a complete and accurate list as of the Closing Date of all of the Subsidiaries of each Loan Party, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized and the number outstanding, the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party, the number of shares covered by and a description of, all outstanding options, warrants, rights of conversion or purchase and similar rights at such date. As of the Closing Date, all of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created by the Security Agreements. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified as a foreign corporation and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, except for such jurisdictions where the failure to so qualify or be licensed would not individually or in the aggregate have a Material Adverse Effect on the business, results of operations, condition

(financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as whole and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

         (c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated by the Loan Documents, have been duly authorized by all necessary corporate action and are within such Person's corporate powers and do not (i) contravene any such Person's charter or by-laws, (ii) violate any law, rule, regulation (including, without limitation, Regulations G, T, U or X of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award, (iii) result in any conflict with, breach of, default under, or termination of, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any such Person or any of its properties that is reasonably likely to have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole or that affects the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby or thereby, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any such Person (other than Liens created or otherwise permitted under the Loan Documents). No such Person is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument that is reasonably likely to have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole, or that affects the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby and thereby.

         (d) Except as set forth in Schedule 4.1(d), no authorization, approval, consent, waiver or other action by, and no notice to or filing with, any Governmental Authority or any third party is required or necessary for (i) the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the consummation of the transactions contemplated by the Loan Documents or (iii) the creation and perfection of valid first priority Liens on the Collateral in favor of the Agent, the Banks and Citibank as issuer of the Letters of Credit. Except as set forth in Schedule 4.1(d), all such authorizations, approvals, consents, waivers, actions, notices and filings have been duly obtained, taken, given or made and are in full force and effect. This Agreement has been, and each other Loan Document to which any Loan Party is or will be a party has been, or when delivered hereunder will have been, duly executed and delivered by such Person.

         (e) This Agreement is, and each other Loan Document to which any Loan Party is or will be a party is, or when delivered hereunder will be, the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally or by the application of general equity principles.

         (f)(i) The balance sheets of each Borrower and its Subsidiaries as of December 31, 1992, and the related statement of income and retained earnings of each Borrower and its Subsidiaries for the fiscal year ended December 31, 1992, certified by Arthur Andersen & Co., independent public accountants, and the balance sheets of each Borrower and its Subsidiaries as of December 31, 1993, and the related statements of income and retained earnings of each Borrower and its Subsidiaries for the fiscal year ended December 31, 1993, certified by the chief financial officer of each Borrower, fairly present, in all material respects, the financial condition of each Borrower and its Subsidiaries as at such dates and the results of the operations and cash flows of each Borrower and its Subsidiaries for the period ended on such dates, all in accordance with GAAP.

         (ii) Since December 31, 1993, there has been no material adverse change or development involving a prospective Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole.

         (g) The pro forma financial statements and forecasts of the Borrowers and their respective Subsidiaries, dated December 1, 1993, were prepared by the Borrowers in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable, and represented the best estimate of the Borrowers of the future financial performance of the Borrowers and their respective Subsidiaries after giving effect to the transactions contemplated by the Loan Documents.

         (h) No information, exhibit or report furnished by any Loan Party to the Agent or any Bank in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents (when taken together with any information subsequently furnished in writing to the Agent or any Bank on or prior to the date hereof) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

         (i) Except as set forth in Schedule 4.1(i), there is no action, suit, investigation, litigation or proceeding affecting any of the Loan Parties or their respective Subsidiaries pending or threatened before any court, governmental agency or arbitrator that is reasonably likely to have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole or on the ability of any of the parties to the Loan Documents to perform their obligations thereunder or on the rights and remedies of the Banks thereunder, or that purports to affect the legality, validity or enforceability of any Loan Document or the consummation of any transaction contemplated by such Loan Documents, and there has been no Material Adverse Effect on the Borrowers and their respective Subsidiaries, taken as a whole, of any such action, suit, investigation, litigation or proceeding from that described in Schedule 4.1(i).

         (j) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         (k) The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (l) Set forth on Schedule 4.1(1) hereto is a complete and accurate list as of the date hereof of all Plans and Multiemployer Plans with respect to any employees of the Loan Parties and their respective ERISA Affiliates or Subsidiaries.

         (m) None of the Loan Parties or their respective ERISA Affiliates or Subsidiaries has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan in excess of $10,000,000 in the aggregate during the period beginning with the Closing Date and continuing through June 30, 1996.

         (n) (i) No Reportable Event has occurred and is continuing with respect to any Plan; (ii) the PBGC has not instituted proceedings to terminate any Plan; (iii) neither the Borrowers, any ERISA Affiliate, nor any duly-appointed administrator of a Plan (A) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable, or (B) has instituted or intends to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multiemployer Plan; (iv) no "accumulated funding deficiency" (as defined in ERISA Section 302 or Internal Revenue Code Section 412) exists with respect to any Plan, whether or not waived; (v) each Plan of the Borrowers and their respective Subsidiaries has been administered and funded in accordance with its terms and with all provisions of the Code and ERISA applicable thereto; and (vi) the Borrowers and their respective Subsidiaries have not incurred any liability with respect to any welfare plan (as defined in ERISA Section 3(i)) or for "welfare benefits" (as defined in Code Section 419) that is not reflected on the financial statements of the Borrowers and their Subsidiaries.

         (o) Neither Borrowers nor their respective Subsidiaries have received an Environmental Complaint which the Borrowers believes would have a Material Adverse Effect, regarding the Borrowers or their respective Subsidiaries or operations (including, without limitation, on-site or off-site waste disposal), or any real property now owned, operated, leased or used by the Borrowers or their respective Subsidiaries, or with respect to the Borrowers operations on formerly owned real property.

         (p) Neither the business nor the properties of any of the Loan Parties or their respective Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that is reasonably likely to have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole.

         (q) Neither Borrower has ever caused or permitted any Hazardous Material to be placed, held, located, released, generated, treated, stored or disposed of on, under, over or in connection with activities at any real Property now owned, operated, leased or used by the Borrowers or their respective Subsidiaries, or any part thereof or with respect to a Borrower's operations on formerly owned real property, other than quantities of petroleum and chemical products or hazardous wastes permissible under the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended or, other Hazardous Materials properly and legally stored (or, in case of hazardous wastes, disposed of in accordance with regulations promulgated under RCRA), necessary for the operation of the business of a Borrower and its Subsidiaries or their tenants and the maintenance of fuel storage tanks in compliance with relevant Environmental Laws. No real property now owned, operated, leased or used by a Borrower or its Subsidiaries has been used (whether by a Borrower or its Subsidiaries, or, to the best knowledge of Borrowers, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Material other than quantities of petroleum and chemical products or hazardous wastes permissible under RCRA, or other Hazardous Materials properly and legally stored (or, in case of hazardous wastes, disposed of in accordance with regulations promulgated under RCRA), necessary for the operation of the business of a Borrower and its Subsidiaries or their tenants and the maintenance of fuel storage tanks in compliance with Relevant Environmental Laws.

         (r) To the best of Borrowers knowledge, after due inquiry, the Borrowers know of no locations where any Hazardous Material or Asbestos from any real Property now or formerly owned, operated, leased or used by a Borrower or its Subsidiaries has been stored, treated, recycled or disposed of, except in accordance with Relevant Environmental Laws.

         (s) There are no Environmental Liens on or affecting any real property owned, operated, leased or used by a Borrower or its Subsidiaries.

         (t) To the best of Borrowers knowledge, after due inquiry, the Borrowers and each of their respective Subsidiaries obtained all permits, certificates, licenses, approvals, registrations and other authorizations which are required for the operation of their respective facilities under all Relevant Environmental Laws and are in material compliance with all Relevant Environmental Laws.

         (u) Except as set forth in Schedule 4.1(u), neither Borrower, nor any of its respective Subsidiaries has received notice that it generated, transported or arranged for the transportation of any Hazardous Material to any site listed on the National Priorities List under The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et. seq., as amended, or any similar list under any analogous state statute.

         (v) There are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by either Borrower or its respective Subsidiaries which might require any construction or other capital costs within the next 5 years in order to assure compliance with Relevant Environmental Laws and which the Borrowers believe would have a Material Adverse Effect.

         (w) None of the Loan Parties or their respective Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that is reasonably likely to have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole, or on the ability of any Loan Party to carry out its obligations under this Agreement or any other Loan Document.

         (x) Each Borrower and their respective Subsidiaries has filed all tax returns, information returns and reports required to be filed under Federal and state law or regulation and all material tax returns, information returns and reports required to be filed under local and other applicable law or regulation, and, in each case, has paid all taxes shown thereon to be due, including interest and penalties, or such taxes are being contested in good faith and adequate reserves for payment thereof have been established.

         (y) None of the Loan Parties or their respective Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter' for, an 'investment company," as such terms are defined in the Investment Company Act of 1940, as amended. None of the making of any Advances, the issuance of any Letter of Credit, the application of the proceeds or repayment of any Advances by the Borrower, or the consummation of the other transactions contemplated by the Loan Documents will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

         (z) After giving effect to the transactions contemplated by the Loan Documents (and after giving effect to the making of any Borrowing or Advance and the issuance of any Letter of Credit in accordance with the terms of the Loan Documents) each Loan Party is, individually and together with its Subsidiaries, Solvent.

         (aa) Payment of the unpaid principal of and accrued interest on the Notes and the Advances and all fees and other Obligations of each Loan Party under the Loan Documents to which it is a party, and the prompt observance and performance by each Loan Party of all of the terms, provisions and conditions of the Loan Documents to which it is a party or by which it is bound are secured to the extent and as more fully set forth in the Collateral Documents. On the Closing Date, each of the Collateral Documents will create a valid first priority Lien upon the Collateral covered thereby, enforceable against each Loan Party that is a party thereto and all third parties in accordance with its terms, equally and ratably securing the payment of all Obligations purported to be secured thereby and subject to no other Liens except as expressly permitted by the Collateral Documents, and all filings, recordings and other actions necessary to perfect and protect such Liens shall have been duly executed and in proper form for filing. Assuming that the Agent, or a nominee or agent of the Agent, maintains continuous possession of the Security Collateral and the Mortgage Notes (as each such term is defined in the Borrowers Security Agreement and in any Security Agreement executed by a Subsidiary of either Borrower under the terms hereof), and that proper continuation statements under the Uniform Commercial Code are filed in a timely fashion, no further action is or will be required to maintain the perfection and priority of such Liens (except as described in the immediately preceding sentence).

         (bb) Each Borrower and its respective Subsidiaries has good and record and marketable title in fee to all real property, including, without limitation, Mortgaged Property, purported to be owned by it. All real property purported to be leased by a Borrower or a Subsidiary, including, without limitation, real property demised under leasehold interests included in the Mortgaged Property, is leased pursuant to leases that constitute the legal, valid and binding obligation of the lessors thereof, enforceable by the lessee in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights and remedies generally or by application of general equity principles. The Mortgaged Property is free and clear of all Liens, except for the Liens created by the Collateral Documents and the Liens described in Schedule 4.1(bb).

         (cc) Each of the Borrowers and their respective Subsidiaries is the legal and beneficial owner of all of the personal property purported to be owned by it, including, without limitation, all of the currently existing Collateral in which any such Person is granting a security interest pursuant to a Security Agreement; such Collateral is free and clear of any Lien except for the Liens created by the Collateral Documents and the Liens described in

Schedule 4.1 (cc); the Borrowers and their respective Subsidiaries have all necessary rights with respect to the use of all property material to the conduct of their respective businesses without any conflict or infringement with the rights of other Persons.

         (dd) As of the Closing Date, Schedule 4.1 (dd) is a true and complete list of each Affiliate Agreement between a Borrower or any of its Subsidiaries and an Affiliate of such Person. Neither Borrower nor any of its respective Subsidiaries is contractually liable for any liability or obligation of any of its Affiliates, any Subsidiary or other Person, except pursuant to a contractual obligation or guarantee set forth on Schedule 4.1(dd).

         (ee) Set forth on Schedule 4.1(ee) hereto opposite the name of each Borrower is a complete and accurate list, as of the Closing Date, of (i) all locations where Equipment Property of each Borrower is based, stored, or maintained, showing as of the Closing Date the street address, county, state or other relevant jurisdiction and (ii) the name and complete address (including zip code) of each owner of a location (other than a Borrower) where Equipment Property of a Borrower is based, stored, or maintained.

         (ff) The Borrowers have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Government Authority having or claiming jurisdiction, the violation of which would have a Material Adverse Effect.

         (gg) Each Borrower has adopted all procedures and policies as mandated by the Borrowers Security Agreement to perfect and protect the first priority Lien of the Agent for the benefit of the Agent and the Banks (including Citibank as issuer of the Letters of Credit) with respect to the titles to the Titled Vehicles and is in compliance with all the provisions of the Borrowers Security Agreement. The employees of each Borrower who have been or will be authorized to apply for, file, retrieve, audit, or release the Lien of the Agent for the benefit of the Banks on the titles to such Titled Vehicles are only those employees in each Borrower's title department covered by a fidelity bond, substantially in the form of the fidelity bond provided to the Agent and the Banks on the Closing Date in accordance with Section 3.1(j)(x)(3) hereof, exclusively for the benefit of the Agent and the Banks (including Citibank as the issuer of the Letters of Credit), to the extent of the Agent's priority right to payment under the Fidelity Bond Trust Agreement, in the amount of not less than $1,000,000 issued by a reputable bonding company rated by Best Bonding Company as A+ or better with respect to their respective responsibilities relating to titles to Titled Vehicles or otherwise. No senior personnel of either Borrower has any reason to question the veracity, integrity or abilities of the employees who have been authorized to handle the titles to the Titled Vehicles.

         (hh) Set forth on Schedule 4.1(hh), as of the Closing Date, is the Appraised Value of Mortgaged Property listed on Schedule 3.1(j)(xi) hereto.

         (ii) All Titled Vehicles, listed on Schedule 3.1(j)(x)(1) hereto, are properly titled in the jurisdictions indicated on Schedule 3.1(j)(x)(1) and no Titled Vehicle is operated in any jurisdiction which would cause the title on such Titled Vehicle to lapse or be invalidated.

                                   ARTICLE 5.

                           COVENANTS OF THE BORROWER

                 SECTION 5.1. Affirmative Covenants. From and after the Closing Date and for so long as any Note or Advance or any amounts payable under the Loan Documents shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrowers will, unless the Majority Banks shall otherwise consent in writing:

                 (a) Compliance with Laws, Etc. Comply, and cause each of their respective Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and all applicable Environmental Laws), except where the failure to so comply would not, and would not be reasonably likely to, have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole.

                 (b) Payment of Taxes, Etc. Pay and discharge, and cause each of their respective Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that, as long as no Event of Default has occurred and is continuing, neither the Borrowers nor any of their respective Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

                 (c) Maintenance of Insurance. Maintain, and cause each of their respective Subsidiaries to maintain, policies of insurance in full force and effect and fully paid for their respective policy periods (including any policy under which such Person is loss payee) with responsible and reputable insurance companies or associations in at least such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrowers and each of their respective Subsidiaries operate; provided, however, that (i) policies of casualty insurance in respect of Collateral shall not be for less than the replacement cost of such Collateral and shall be maintained in accordance with the Borrower's business practice in effect on the Closing Date (including, without limitation, annual reviews of, and necessary amendments to, the determination of such replacement cost) as set forth on
Schedule 5.1(c) and (ii) insurance coverage shall be provided for any amount of liability in excess of $1,500,000 per occurrence and up to $50,000,000 per occurrence. The Borrowers and their respective Subsidiaries may self-insure for liability of up to $1,500,000 per occurrence.

                 (d)      Preservation of Corporate Existence, Etc.   Cause
each Borrower and its respective Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises, except for mergers and consolidations permitted pursuant to Section 5.2(d) and except where the failure to maintain such existence or such rights and franchises would not, and would not be reasonably likely to, have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole.

                 (e) Visitation Rights. At any reasonable time during normal business hours and from time to time, in each case upon reasonable notice, permit the Agent or any of the Banks, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties (including, without limitation, the Collateral) of, each Borrower or any of their respective Subsidiaries, and to discuss the affairs, finances and accounts of a Borrower or any of its Subsidiaries with any of its officers or directors and with its independent certified public accountants. The Borrowers will advise, and will cause each of their respective Subsidiaries to advise, such independent certified public accountants that the Agent and the Banks have been authorized to review and discuss with such accountants, and such accountants are authorized to disclose, any and all financial statements and other information of any kind that they may have with respect to the Borrowers or any such Subsidiary and direct such accountants to comply with any reasonable request of the Agent or any Bank for such information.

                 (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Borrower and each such Subsidiary in accordance with GAAP.

                 (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of their respective Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its or their respective business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain and preserve such properties would not, and would not be reasonably likely to, have a Material Adverse Effect on the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole.

                 (h) Tangible Net Worth. Maintain at all times, on a consolidated basis, a Tangible Net Worth equal to $105,000,000 plus 100 percent of the net proceeds of any issuance of equity plus an amount equal to 50% of the aggregate cumulative net earnings (not adjusted for net losses) of the Borrowers earned in each fiscal year after January 1, 1994. For purposes of this Section 5.1(h) only, Tangible Net Worth and net earnings shall not include any (i) extraordinary items of income earned after January 1, 1994, and

(ii) changes in accounting principles occurring after January 1, 1994.

                 (i) Tangible Net Worth Ratio. Maintain, on a consolidated basis, a quarterly ratio of Total Liabilities to Tangible Net Worth of not more than 1.50 to 1.00.

                 (j) Interest Bearing Debt to EBITDA. Have, on a consolidated basis, as of the last day of each fiscal quarter for the previous Measurement Period, a ratio of (x) total on-balance sheet, interest-bearing Debt to (y) EBITDA of not more than 2.00 to 1.00 (for the fiscal year of Borrowers ending December 31, 1994); 1.75 to 1.00 (for the first three fiscal quarters of Borrowers' 1995 fiscal year); and 1.50 to 1.00 thereafter.

                 (k) EBITDA to Interest and Rental Expenses. Have, on a consolidated basis, as of the last day of each fiscal quarter for the previous Measurement Period, a ratio of (x) the sum of EBITDA plus Rentals to (y) the sum of Interest Expense plus Rentals plus principal payments due on Debt during the period of the forthcoming four consecutive fiscal quarters of not less than
1.40 to 1.00.

                 (l)      Reporting Requirements.  Furnish to the Banks:

                          (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of a Borrower, (x) balance sheets of such Borrower and its Subsidiaries as of the end of such quarter which shall contain a detailed statement, satisfactory to the Banks, of the aging of accounts receivable, and statements of income and retained earnings of such Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, (y) detailed calculations, satisfactory to the Banks, in respect to (A) compliance by the Borrowers with Section 5.1(h), 5.1(i), 5.1(j) and 5.1(k) and (B) a determination of the Applicable Margin and (z) a Compliance Certificate, in each case certified by the Chief Financial Officer of the Guarantor on behalf of each Borrower;

                          (ii) as soon as available and in any event within 90 days after the end of each fiscal year of a Borrower, (x) a copy of the annual financial statements for such year for such Borrower and its Subsidiaries, on a consolidated and consolidating basis, (y) detailed calculations, satisfactory to the Banks, in respect to (A) compliance by the Borrowers with Section 5.1(h), 5.1(i), 5.1(j) and 5.1(k) and (B) a determination of the Applicable Margin and (z) a Compliance Certificate, in each case certified by the Chief Financial Officer of the Guarantor on behalf of each Borrower;

                          (iii) as soon as available and in any event within 90 days after the end of each fiscal year of a Borrower, a detailed statement satisfactory to the Banks of the aging of accounts receivable, certified by the Chief Financial Officer of the Guarantor on behalf of each Borrower;

                          (iv) as soon as is available and in any event within 30 days after the end of each Accounting Period hereafter, (y) unaudited interim consolidated financial statements (including balance sheets and income statements) of each Borrower and their respective Subsidiaries as of the end of such Accounting Period and of the portion of each Borrowers' fiscal year then elapsed, on a consolidated and consolidating basis and fairly presenting the consolidated financial position and results of operations of Borrowers and their respective Subsidiaries for such Accounting Period, and
                 (z) detailed calculations, satisfactory to the Banks, in respect to compliance by the Borrowers with Section 5.1(h) and 5.1(i), in each case certified by the Chief Financial Officer of the Guarantor on behalf of each Borrower.

                          (v) as soon as available, and in any event within 30 days after the end of each Accounting Period hereafter, as to the Borrowers on a consolidated basis, (i) a receivables aging summary with respect to the Accounting Period just ended, each certified by the Chief Financial Officer of the Guarantor on behalf of each Borrower, and (ii) a report, in reasonable detail and in form satisfactory to the Agent, setting forth the Adjusted Borrowing Base, the Borrowing Base and, to the extent any amount exists, the amount of Special Credit Availability as at the end of such Accounting Period, which shall be in the form of the Borrowing Base Certificate attached hereto as Exhibit D, as the same may be modified, amended or restated from time to time in the manner provided in this Agreement, certified by the Chief Financial Officer of the Guarantor on behalf of each Borrower; provided that a Borrowing Base Certificate may be requested by the Agent at any time and from time to time.

                          (vi) as soon as possible and in any event within 5 days after the occurrence of each Default or Event of Default, a statement of the Chief Financial Officer of the Guarantor on behalf of each Borrower setting forth details of such Default or Event of Default and the action which each Borrower has taken and proposes to take with respect thereto;

                          (vii) promptly and in any event within 15 days after the Borrowers or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Guarantor on behalf of each Borrower describing such ERISA Event and the action, if any, which each Borrower or such ERISA Affiliate proposes to take with respect thereto;

                          (viii) promptly and in any event within 5 Business Days after receipt thereof by a Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                          (ix) promptly and in any event within 5 Business Days after receipt thereof by a Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan a copy of each notice received by a Borrower or any ERISA Affiliate concerning (x) the imposition of Withdrawal Liability by a Multiemployer Plan, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (z) the amount of liability incurred or which may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (x) or (y) above;

                          (x) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect on the Borrowers or any of their respective Subsidiaries;

                          (xi) promptly after the sending or filing thereof and except as otherwise expressly provided in this subsection
                 (l), copies of all such proxy statements, financial statements, and reports which a Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, which a Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

                          (xii) as soon as available, and in any event within 15 days after the end of each Accounting Period, a current
                 Schedule 4.1(ee).

                          (xiii) upon the Agent's written request, copies of
                 all reports and notices which a Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which a Borrower or any Subsidiary receives from the PBGC; and

                          (xiv) such other information respecting the business, properties, operations or condition, financial or otherwise, of a Borrower or any of their respective

         Subsidiaries as any Bank through the Agent may from time to time reasonably request.

                 (m) Periodic Appraisals. From time to time at the request of the Agent, but not more frequently than annually, the Borrowers shall obtain an appraisal of the Mortgaged Property (in order to determine the Appraised Value, among other things) in accordance with methods of appraising acceptable to the Banks by a qualified appraiser who is both a member of a national group of professional appraisers and reasonably acceptable to the Agent and the Banks. Schedule 4.1(hh) shall be amended to reflect any change in the Appraised Value of the Mortgaged Property as indicated in any such appraisal. The Borrowers shall pay all costs and expenses associated with such appraisals.

                 (n) ERISA. Each Borrower and its respective Subsidiaries shall make prompt payments of contributions required by the terms of each Plan or meet the minimum funding standards applicable.

                 (o) Defense of Collateral. Each Borrower shall defend and enforce its respective right, title and interest in and to the Collateral, and the Borrowers shall defend the Agent's right, title and interest in and to each and every part of the Collateral, each against all manner of claims and demands on a timely basis to the full extent permitted by applicable law.

                 (p) Maintenance of Borrowing Base. The Borrowers shall maintain, or cause to be maintained, on a consolidated basis, (i) an Adjusted Borrowing Base that at all times, at a minimum, is equal to or exceeds 100% of the aggregate amount of Advances outstanding plus the Letter of Credit Amount plus the aggregate amount of any Special Credits outstanding and (ii) a Borrowing Base that at all times, at a minimum, is equal to or exceeds 150% of the aggregate amount of Advances outstanding plus the Letter of Credit Amount plus the aggregate amount of any Special Credits outstanding. If at any time the Adjusted Borrowing Base and/or the Borrowing Base is less than the aforestated minimum (a "Borrowing Base Deficiency"), the Borrowers shall, as soon as possible and in any event within 2 Business Days after notice of a Borrowing Base Deficiency from the Agent, (A) deposit cash collateral with the Agent and/or pledge and deliver other collateral (acceptable to the Banks) to the Agent, all for the ratable benefit of the Banks, in an amount sufficient to eliminate any Borrowing Base Deficiency or (B) prepay outstanding Advances, pursuant to Section 2.11 hereof, in an amount sufficient to eliminate any Borrowing Base Deficiency. The requirements, imposed by this Section, are continuing tests, and, accordingly, the Agent at any time and from time to time may demand such payment and delivery whenever a Borrowing Base Deficiency is determined by the Agent.

                 (q) Procedures Relating to Vehicle Titles. The Borrowers will adopt and maintain procedures and policies as mandated by the Borrowers Security Agreement to perfect and protect the first priority Lien of the Agent for the benefit of the Agent and the Banks (including Citibank as issuer of the Letters of Credit) on the Titled Vehicles. The Borrowers will upon request provide the Agent and the Banks a list of the names of each Borrower's employees who have been authorized to handle the titles to such Titled Vehicles. Each employee authorized to handle such titles shall be qualified to perform the responsibilities delegated to such employee. The actions of each employee authorized to handle such titles shall be covered at all times by the fidelity bond described in Section 4.1(gg) hereof. Upon Borrowers full and final satisfaction of their Obligations hereunder to the Agent and the Banks, the Agent reasonably promptly following the Borrowers' written request therefor shall notify the trustee under the Fidelity Bond Trust Agreement, that the Agent for the benefit of the Agent and the Banks hereunder (including Citibank as issuer of the Letters of Credit) is no longer entitled to the benefits of such trust agreement.

                 SECTION 5.2. Negative Covenants. From and after the Closing Date and for so long as any Note or any Advance or any amounts payable under the Loan Documents shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrowers will not, without the written consent of the Majority Banks:

                 (a) Liens. Create, assume, or suffer to exist any Lien of any kind on any of their respective property or assets, now owned or hereafter acquired, except for: (i) Liens for taxes or assessments or governmental charges, levies or imposts not yet due or being contested as permitted by Section 4.1(j); (ii) Liens on real property, fixtures and tangible personal property existing on the date hereof as set forth on Schedule 5.2(a); (iii) purchase money Liens on real property, fixtures and tangible personal property containing customary terms (including leases in the nature of Capital Leases of equipment);
         (iv) Liens granted in connection with tangible personal property on terms not less favorable than the terms of the original purchase money financing; (v) existing Liens on real property, fixtures and tangible personal property acquired in an acquisition; (vi) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment for which is not yet due or which are being contested in good faith and by appropriate proceedings; (vii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (viii) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business; (ix) bankers' Liens arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom a Borrower has a banker-customer relationship; (x) Liens in favor of a Bank arising by operation of laws or under customary terms regarding depository relationships relating to bankers' liens on deposits held by such Bank or in connection herewith; (xi) easements, right-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrowers or their respective Subsidiaries; (xii) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (xiii) obligations or Liens arising out of or created by the Transfer Agreement; (xiv) leases of over-the-road tractors, trailers and automobiles; (xv) Liens on property which consist of margin stock; and (xvi) liens granted pursuant to the provisions of this Agreement and the other Loan Documents.

                 (b) Debt. Incur, assume, or suffer to exist any Debt for borrowed funds or Capital Leases except for: (i) Debt for borrowed funds or under Capital Leases existing on the date of this Agreement as set forth in Schedule 5.2(b) or arising under this Agreement; (ii) Debt for Special Credits; (iii) Debt for borrowed funds or under Capital Leases secured by Liens permitted by clauses (iii), (iv) and
         (v) of Section 5.2(a); (iv) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (v) accrued pension fund and other Plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default under any other provision of this Agreement); (vi) deferred income taxes; (vii) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business; (viii) Debt for borrowed funds or under Capital Leases, arising after the Closing Date, in an amount not to exceed $5,000,000 during any period of twelve consecutive months and $10,000,000 in the aggregate at any one time outstanding; and (ix) Debt for borrowed funds against the cash value of life insurance policies.

                 (c) Lease Obligations. Create or suffer to exist, or permit any of their respective Subsidiaries to create or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease (other than currently existing leases or lease agreements or Capital Leases) having a term of one year or more which would cause the direct or contingent liabilities of the Borrowers and their Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $12,000,000 payable in any period of 12 consecutive calendar months.

                 (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any of their respective Subsidiaries to do so, except that a Borrower may merge or consolidate with any corporation or business so long as such Borrower shall be the surviving or continuing corporation and any Subsidiary of a Borrower may merge or consolidate with or into, or dispose of assets to, or acquire assets of, any other Subsidiary of a Borrower and except that any Subsidiary of a Borrower may merge into or dispose of assets to a Borrower,provided in each case that (i) immediately after giving effect to such proposed transaction, no Default or Event of Default would exist, (ii) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving corporation, and (iii) the value of any consideration involved in any such transaction or series of transactions does not exceed $5,000,000, in the aggregate, during the term of this Agreement. Notwithstanding the foregoing, each Borrower may, pursuant to the Transfer Agreement, sell Receivables for cash and intercompany indebtedness.

                 (e) Compliance With ERISA. (i) Terminate or permit any ERISA Affiliate to terminate any Plan maintained for employees of a Borrower and covered by Title IV of ERISA so as to result in any material (in the reasonable opinion of the Banks) liability of a Borrower to the PBGC, (ii) enter into any Prohibited Transaction (as defined in Section 4975 of the Code and in ERISA) involving any Plan which results in any material (in the reasonable opinion of the Banks) liability of the Borrowers to PBGC, (iii) cause any occurrence of any Reportable Event which results in any material (in the reasonable opinion of the Banks) liability of a Borrower to PBGC, or
         (iv) allow or suffer to exist any other event or condition known to a Borrower which results in any material (in the reasonable opinion of the Banks) liability of a Borrower to PBGC.

                 (f) Loans, Advances and Investments. Make or permit to remain outstanding any loan or advance or make any capital contribution to, or guarantee, endorse or otherwise be or become directly or contingently liable in connection with, the obligations, stock or dividends of, or invest in, own, purchase or otherwise acquire any stock, assets or obligations of, any Person, except that any Subsidiary may guarantee or otherwise be or become directly or contingently liable in connection with the Obligations of the Borrowers to the Banks hereunder, and except that a Borrower or any Subsidiary may (i) make or permit to remain outstanding loans or advances or make capital contributions to any Subsidiary, (ii) invest in, own, purchase or otherwise acquire stock, assets or obligations of a Subsidiary or of a corporation which immediately after such investment, purchase or acquisition will be a Subsidiary;provided, that immediately after giving effect to such transaction one hundred percent (100%) of the capital stock of any such Subsidiary is pledged to the Agent as Collateral under the terms of the Borrowers Security Agreement, (iii) acquire and own stock, assets or obligations received in settlement of debts (created in the ordinary course of business) owing to a Borrower or any Subsidiary, (iv) invest in, own, purchase or otherwise acquire prime commercial paper due within one year from the date of purchase, obligations of the United States government or any agency thereof, obligations guaranteed by the United States government, certificates of deposit and municipal securities rated for investment at least "A" by any recognized rating service, (v) endorse in the ordinary course of business negotiable instruments in the course of collection, (vi) make or permit to remain outstanding loans or advances to the Guarantor, and (vii) make or permit to remain outstanding loans or advances or make capital contributions to, or guarantee, endorse, or otherwise be or become directly or contingently liable in connection with, the obligations, stock or dividends of, or invest in, own, purchase or otherwise acquire stock, assets or obligations of Persons, other than a Borrower, subsidiaries or corporations which immediately after such transactions will be Subsidiaries;provided, however, that the aggregate principal amount of such loans, advances and capital contributions, plus the aggregate amount of such contingent liabilities, plus the aggregate amount of investment in such stock, assets or obligations shall not exceed $1,000,000 at any time outstanding for both Borrowers and their respective Subsidiaries taken as a whole.

                 (g) Limitation on Loans to Affiliates. Permit at any time to remain outstanding, in an aggregate amount, loans or other forms of extension of credit, from the Borrowers or either Borrower, directly or indirectly, to (i) Cardinal in excess of $25,000,000, (ii) GITC in excess of $35,000,000 and (iii) CLC in excess of $4,000,000, any other provision in this Agreement to the contrary notwithstanding.

                 (h) Transactions with Affiliates. Directly or indirectly enter into any transaction (including, without limitation, the lease, purchase, sale or exchange of any asset or property, the making of any advance or loan or the entering into of any agreement or arrangement for any payment in respect of any fee, charge or other expense for services performed or to be performed or any allocation of administrative salaries, expenses and other general overhead) with any Affiliate other than in the ordinary course and pursuant to the reasonable requirements of the business of the Borrowers and upon fair and reasonable terms and provisions no less favorable to the Borrowers than they could have obtained in a comparable arms-length transaction with a Person who is not an Affiliate of a Borrower.

                 (i) Sale or Disposition of Collateral. Directly or indirectly: sell, lease, sublease, transfer, exchange, abandon or otherwise dispose of, surrender physical possession or control of, physically after or relocate all or any portion of the Collateral, or offer or agree to do so, other than as permitted by the terms of the Borrowers Security Agreement.

                 (j) Sale Leaseback. Engage in the sale and leaseback of any of their respective property, real or personal, except for the sale and leaseback of real property in a single transaction or series of transactions which do not exceed the amount of $7,500,000, in the aggregate, during the term of this Agreement.

                 (k) Negative Pledges. Enter into or permit any of their respective Subsidiaries to enter into any agreement to incur Debt (excluding this Agreement or any other Loan Document) prohibiting (i) the creation or assumption of any Lien upon their respective properties, revenues or assets, whether now owned or hereafter acquired, or their ability to amend or otherwise modify this Agreement or any other Loan Document to which they are a party or (ii) any Subsidiary to make any payments, directly or indirectly, to a Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or (iii) any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to a Borrower.

                 (l) Operation of Titled Vehicles. Operate any Titled Vehicle in any jurisdiction which would cause the title on such Titled Vehicle to lapse or be invalidated.

                 SECTION 5.3.     Environmental Matters.   The Borrowers,
jointly and severally, hereby indemnify the Agent and the Banks and agree to defend and hold the Agent and the Banks harmless from and against any and all losses, damages (including, without limitation, all foreseeable and unforeseeable consequential damages), costs, claims, liabilities, penalties, fees, injuries or expenses of whatever kind or nature (including, without limitation, reasonable counsel fees and costs), which the Agent and the Banks may sustain or incur in connection with: any Environmental Complaint or any claim, demand, or complaint asserted against the Agent and/or the Banks relating to any environmental pollution, any Hazardous Material release, disposal, recycling, storage, handling, treatment or exposure, or any environmental clean-up (including, without limitation, any remedial, removal, or response action) in connection with or relating to (i) a Borrower or any of its Subsidiaries' premises, including, without limitation, any real or other Property now or formerly owned, operated, leased or used by a Borrower or its Subsidiaries; or (ii) a Borrower or any of its subsidiaries' operations, whether such operations took place before or after the date of this Agreement. The indemnification in this Section 5.3 shall survive termination of this Agreement and all other Loan Documents as well as the payment of all Notes.

                                   ARTICLE 6.

                               EVENTS OF DEFAULT

                 SECTION 6.1. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                 (a) The Borrowers shall fail to (i) pay any principal on any Note when due and payable, or (ii) pay any interest on any Note within 2 days of when the same becomes due and payable, or (iii) make any other payment of Obligations under any Loan Document within 5 days after the same becomes due and payable; or

                 (b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

                 (c) (i) The Borrowers shall fail to perform or observe any term, covenant or agreement contained in Section 5.1(d), 5.1(h), 5.1(i), 5.1(j), 5.1(k), 5.1(l)(vi), 5.1(p), 5.1(q) or 5.2, (ii) a
         Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement on its part to be performed or observed contained in any Mortgage to which it is a party (after giving effect to any grace periods provided in such Mortgage) or (iii) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after such Loan Party shall have knowledge of such failure or after written notice thereof shall have been given to the Borrowers by the Agent or any Bank; or

                 (d) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (excluding Debt under this Agreement or evidenced by the Notes) of a Borrower or such Subsidiary (as the case may be) in excess of $1,000,000, exclusive of ERISA liabilities determined as of such date, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt in excess of $1,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                 (e) Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                 (f) Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (g) Any non-monetary judgment or order shall be rendered against a Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect on (i) the business, results of operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (iii) the rights and remedies of the Agent or the Banks under any Loan Document, and either (x) enforcement proceedings shall have been commenced by any Person upon such judgment or order and a stay of such enforcement proceedings shall not be in effect; or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or


                 (h) Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party, or any Loan Party shall so state in writing; or

                 (i) The Security Agreements and the Mortgages shall for any reason (x) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby except, as to priority, as permitted by the Collateral Documents, or (y) cease to equally and ratably secure all of the Obligations of the Loan Parties under the Loan Documents;

                 (j) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Borrowers by the Banks, (i) such ERISA Event shall still exist and
         (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

                 (k) A Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrowers and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 in the aggregate; or

                 (l) The occurrence of any event or condition which the Majority Banks reasonably determine has a Material Adverse Effect; or

                 (m) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 7(a), 7(c), 7(d), 7(k), 7(l) and 7(m) of the Guaranty.

                 (n) The applicable Borrower shall fail to (i) execute (where applicable) and deliver to the Agent all documents relating to Mortgaged Property described in Schedule 6.1(n) and (ii) accomplish all due diligence items specified in Schedule 6.1(n), in each case within the time periods set forth in said Schedule.

                 (o) The Borrowers shall fail to execute (where applicable) and deliver to the Agent, by April 18, 1994, all documents set forth on Schedule 6.1(o) hereto.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, declare the obligation of each Bank to make Advances and of Citibank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, declare the Notes and the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes and the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, and the Borrower's deposit obligation in respect of outstanding Letters of Credit pursuant to Section 2.13(d) shall become immediately effective; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of each Bank to make Advances and of Citibank to issue Letters of Credit shall automatically be terminated and (y) the Notes and the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers and the Borrower's deposit obligation in respect of outstanding Letters of Credit pursuant to Section 2.13(d) shall become immediately effective.

                                   ARTICLE 7.

                                   THE AGENT

                 SECTION 7.1. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Debt resulting from the Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

                 SECTION 7.2. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent:
(i) may treat the Bank that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Bank as assignor, and an Eligible Assignee as assignee, as provided in Section 8.7; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                 SECTION 7.3. Citibank and Affiliates. With respect to its Commitment, the Advances made by it, the portion of the Letter of Credit Amount allocable to it and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrowers, any of its subsidiaries and any Person who may do business with or own securities of the Borrowers or any such subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Banks.

                 SECTION 7.4. Bank's Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other Loan Document to which it is a party.

                 SECTION 7.5. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding or if any Notes are held by Persons which are not Banks, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Agent under any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses, payable by the Borrowers under Section 8.4 to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrowers.

                 SECTION 7.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent without the consent of the Borrowers if the successor Agent is a Bank and with the prior written consent of the Borrowers if the successor Agent is any other Person. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent [with the prior written consent of the Borrowers], which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                   ARTICLE 8.

                                 MISCELLANEOUS

                  SECTION 8.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Bank, (i) extend the final scheduled maturity of any Advance or Note or extend the stated maturity of any Letter of Credit beyond the Termination Date, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereto, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitments prior to the Termination Date shall not constitute a change in the terms of any Commitment of any Bank), (ii) release all or a substantial part of the Collateral (except as shall be otherwise provided in the respective Collateral Document), (iii) release the Guarantor from its obligations, liabilities or duties under the Guaranty, (iv) change the ratable distribution of funds received by the Agent for account of the Banks hereunder,
(v) change the percentage of the aggregate unpaid principal amount of the Advances or the Notes or the percentage of the aggregate amount of Commitments that shall be required for the Banks or any of them to take any action under any Loan Documents, or (vi) amend this Section 8.1; and provided, further, that no amendment, waiver or consent shall (x) unless in writing and signed by Citibank in addition to the Banks required above to take such action, amend, modify or waive any provision of this Agreement relating to Letters of Credit or alter Citibank's rights or obligations with respect to Letters of Credit, or
(y) unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement.

                 SECTION 8.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered:

                 (a)      If to the Borrowers:

                          Carolina Freight Carriers Corporation
                          N.C. Highway 150 East
                          P. O. Box 697
                          Cherryville, North Carolina 28021
                          Attention:  Treasurer

                 (b) If to any Bank, at its Domestic Lending Office specified opposite its name on Schedule 1(b) hereto;

                 (c) If to any other Bank, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Bank;


                 (d)      If to the Agent:

                          Citibank, N.A.
                          c/o Citicorp North America, Inc.
                          400 Perimeter Center Terrace
                          Suite 600
                          Atlanta, Georgia 30346
                          Attention:  Kirk P. Lakeman, Vice President

                          With a copy of any notice given pursuant to Article 6 to:

                          Citibank, N.A.
                          399 Park Avenue
                          New York, New York  10043
                          Attention:  Barbara A. Cohen, Vice President

                          Hunton & Williams
                          NationsBank Plaza - Suite 4100
                          600 Peachtree Street, N.E.
                          Atlanta, Georgia  30308-2216
                          Attention:  Jon I. Larson

                 (e) As to the Borrowers or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent.

All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article 2, 3 or 7 shall not be effective until received by the Agent.

                 SECTION 8.3. No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 8.4. Costs, and Expenses. (a) The Borrowers agrees to pay on demand (i) all reasonable costs and expenses in connection with the preparation, execution, delivery, syndication, administration, modification and amendment of the Loan Documents and the other documents to be delivered thereunder, (including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents and the other documents to be delivered thereunder and with respect to negotiations with the Borrowers regarding any Default or any events or circumstances that may give rise to a Default) and (ii) all costs and expenses of the Agent and the Banks in connection with the enforcement of the Loan Documents (including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.4(a)) and the other documents to be delivered thereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Bank with respect thereto).

                 (b) The Borrowers agree to indemnify and hold harmless the Agent and each Bank and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents and the other documents to be delivered thereunder, the Banks' agreements to make the Advances hereunder, Citibank's agreement to issue Letters of Credit hereunder, the use or intended use of the proceeds of any of the Advances or Letters of Credit hereunder, whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                 (c) With respect to the Mortgaged Property and all other property of a Borrower and its Subsidiaries, the Borrowers agree to indemnify and hold harmless each Indemnified Party for, from and against and to reimburse each Indemnified Party with respect to, any Environmental Complaint, Environmental Lien, loss, damage, liability, cost and expense (including reasonable attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any Indemnified Party at any time and from time to time by reason of or arising out of any violation on or before the Indemnity Release Date of any Relevant Environmental Laws in effect on or before the Indemnity Release Date, and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Indemnity Release Date (including, without limitation, the actual, proposed or threatened storage, holding, existence, generation, processing, abatement handling or presence on or under the Mortgaged Property or such other property, or release, emission, removal, disposition, discharge or transportation into or from the Mortgaged Property or such other property, of Hazardous Materials disposed of or released prior to the Indemnity Release
Date), regardless of whether the act, omission, event or circumstances constituted a violation of any Relevant Environmental Law at the time of its existence or occurrence; provided that this indemnity shall not apply to any Environmental Complaint, Environmental Lien, loss, damage, liability, cost or expense (or the applicable part thereof) resulting from, or attributable to, any act or omission of any Indemnified Party or its authorized agents, attorneys or contractors. For purposes of this subsection (c), the term "release" shall have the meaning specified in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently modified, supplemented or amended ("CERCLA"), and the term "disposed" shall have the meaning specified in the Federal Resource Conservation and Recovery Act of 1976, as subsequently modified, supplemented or amended ("RCRA"); provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided, further, that to the extent that Mortgaged Property (or such other property) is situated in a state in which the Relevant Environmental Laws of the state may establish a meaning for a term which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The provisions of this subsection shall survive the Indemnity Release Date, and shall continue thereafter in full force and effect.

                 (d) If any payment of principal of, or conversion of, any Eurodollar Rate Advance is made by or on behalf of the Borrowers to or for the account of a Bank other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to Article 2, acceleration of the maturity of the Advances pursuant to Section 6.1 or for any other reason, the Borrowers shall, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

                 SECTION 8.5. Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of
Section 6.1, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of a Borrower or the Borrowers against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement, irrespective of whether such Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Bank agrees promptly to notify the Borrowers after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

                 SECTION 8.6. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Banks.

                 SECTION 8.7. Assignments and Participations. (a) Each Bank may assign to one or more banks or other entities, with the prior written consent of Citibank, as the issuer of Letters of Credit, and the Borrowers (which consent shall not be unreasonably withheld) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than 5.0% of all such rights and obligations or less than $2,500,000 and shall be an integral multiple of $500,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $1,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                 (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement or any other Loan Documents are required to be performed by it as a Bank.

                 (c) The Agent shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                 (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, any Note or Notes subject to such assignment and the written consent of Citibank and the Borrowers, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit N hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrowers. Within 5 Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                 (e) Each Bank may sell participations (without obtaining the consent of any other party to this Agreement) to one or more banks, insurance companies or other financial institutions in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

                 (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Bank by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Bank.

                 (g) Notwithstanding any other provision set forth in this Agreement or in any of the other Loan Documents, each Bank may at any time create a security interest in all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                 SECTION 8.8. Governing Law and Jurisdiction. (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                 (b) Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of a New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                 SECTION 8.9. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

                 SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                 SECTION 8.11. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BANKS AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (VERBAL OR WRITTEN), OR ACTIONS OF THE BANKS OR THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS ENTERING INTO THIS AGREEMENT.

                 SECTION 8.12. Effect of Termination of Status as a Bank. Notwithstanding anything in this Agreement to the contrary, the assignment by any Bank of all of its rights hereunder, or the payment by the Borrowers of all Borrowings hereunder, shall not terminate any rights under this Agreement of Citibank, the Agent or any Bank pursuant to Sections 2.12, 2.13(e), 2.20, 5.3 and 8.4.

                 SECTION 8.13. No Liability Regarding Letters of Credit. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit. Neither

Citibank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) any matter described in Section 2.13(f); or (c) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except to the extent of any direct, but not consequential, damages suffered by the Borrowers that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Citibank's gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, Citibank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                 SECTION 8.14. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        BORROWERS:
                                        CAROLINA FREIGHT CARRIERS CORPORATION


                                        By:
                                             --------------------
                                             Name:  John B. Yorke
                                             Title:  Secretary


                                        RED ARROW FREIGHT LINES, INC.


                                        By:
                                             --------------------
                                             Name:  John B. Yorke
                                             Title:  Secretary

                                        CITIBANK, N.A., as Agent


                                        By:
                                            --------------
                                            Vice President

                                        BANKS

Commitment

23,750,000                              CITIBANK, N.A.


                                        By:
                                            ---------------------
                                            Title:

Commitment

$10,000,000                            THE FIRST NATIONAL BANK OF BOSTON




                                        By:
                                            -------------------------
                                            Title:

Commitment

$11,250,000                          FIRST UNION NATIONAL BANK OF NORTH CAROLINA




                                     By:
                                         --------------------------------------
                                         Title:

                         PLEDGE AND SECURITY AGREEMENT

                           Dated as of March 15, 1994

                                      From

                          CAROLINA FREIGHT CORPORATION

                                   as Grantor

                                       to

                                 CITIBANK, N.A.

                                    as Agent

                                              T A B L E    O F   C O N T E N T S

                                                                                                                      Page
                                                                                                                      ----
PRELIMINARY STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 1.   Grant of Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2.   Security for Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

SECTION 3.   Delivery of Pledged Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 4.   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 5.   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SECTION 6.   Place of Perfection; Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

SECTION 7.   Voting Rights; Dividends; Collections, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

SECTION 8.   Transfers and Other Liens; Additional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 9.   Agent Appointed Attorney-in-Fact . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 10.  Agent May Perform  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 11.  Reasonable Care  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 12.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 13.  Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

SECTION 14.  Indemnity and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 15.  Amendments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 16.  Addresses for Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 17.  Continuing Security Interest; Assignments Under the Credit Agreement   . . . . . . . . . . . . . . . .   12

SECTION 18.  Release and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 19.  Governing Law; Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 20.  Consent to Jurisdiction; Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 21.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

SECTION 22.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

SCHEDULE I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-1

SCHEDULE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2

                         PLEDGE AND SECURITY AGREEMENT


         PLEDGE AND SECURITY AGREEMENT dated as of March 15, 1994, (the "Agreement") made by CAROLINA FREIGHT CORPORATION, a corporation organized and existing under the laws of North Carolina (the "Grantor"), to Citibank, N.A. ("Citibank") as agent (the "Agent") for the Banks (including Citibank as issuer of the Letters of Credit under the Credit Agreement) (the "Banks") listed as parties to the Credit Agreement (as defined below).

         PRELIMINARY STATEMENTS.

         (1) The Banks and the Agent have entered into a Secured Revolving Credit and Letter of Credit Agreement, dated as of March 15, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Carolina Freight Carriers Corporation, a corporation organized and existing under the laws of North Carolina, and Red Arrow Freight Lines, Inc., a corporation organized and existing under the laws of Texas (individually, a "Borrower" and collectively, the "Borrowers").

         (2) The Grantor has executed and delivered a Guaranty of even date herewith (the "Guaranty") to the Agent in connection with the Advances to be made by the Banks and the Letters of Credit to be issued by Citibank under the Credit Agreement.

         (3) The Grantor is the owner of (i) the shares (the "Pledged Shares") of stock described in Schedule I hereto and issued by the corporations named therein, (ii) the Intercompany Notes described in Schedule II hereto, and
(iii) the Transferor Interest and the Transferor Certificate evidencing the Transferor Interest.

         (4) It is a condition precedent to the making of Advances by the Banks and the issuance of the Letters of Credit by Citibank under the Credit Agreement that the Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to make Advances and Citibank to issue the Letters of Credit under the Credit Agreement, the Grantor hereby agrees with the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit, as follows:

         SECTION 1. Grant of Security. The Grantor hereby assigns, pledges and grants to the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit (including any deemed Letters of Credit, pursuant to Section

2.13(a) of the Credit Agreement, issued by Citibank), a security interest in, the following (collectively, the "Collateral"):

                 (a) all of the Grantor's right, title and interest in and to the following collateral (collectively, the "Pledged Collateral"):

                      (i) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                     (ii) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Grantor in any manner, together in each case with the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

                    (iii) the Transferor Certificate evidencing the Transferor Interest; and

                     (iv) all Intercompany Notes now owned or hereafter acquired by the Grantor.

                 (b) all cash and non-cash proceeds of any and all of the foregoing Pledged Collateral (including, without limitation, proceeds that constitute property of the types described in clause (a) and (b) of this
Section 1 and, to the extent not otherwise included, all payments under any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral) (any and all such items being the "Proceeds").

         SECTION 2. Security for Obligations. This Agreement secures the payment of the following obligations of the Grantor: all Obligations of the Grantor now or hereafter existing under the Guaranty and the Loan Documents (including, without limitation, any deposit obligation in respect thereof as set forth in the Credit Agreement), including any extensions, modifications, substitutions, amendments and renewals thereof in accordance with their terms, whether for principal (including, without limitation, reimbursement for amounts drawn under Letters of Credit, including any deemed Letters of Credit, pursuant to Section 2.13(a) of the Credit Agreement, issued by Citibank), interest (including, without limitation, interest, as provided in the Credit Agreement, after the filing of a petition initiating any proceeding referred to in Section 6.1(e) of the Credit Agreement), fees, breakage costs, expenses, indemnification or otherwise, and all Obligations of the

Grantor now or hereafter existing under this Agreement (all such Obligations being the "Secured Obligations").

         SECTION 3. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing Pledged Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, including, in the case of the Transferor Certificate, irrevocable instructions to the Trustee, instructing the Trustee to make payment of all amounts due, or to become due, in respect to the Transferor Interest and/or to the Holder of the Transferor Certificate directly to the Agent upon a written (i) notice from the Agent that an Event of Default under the Guaranty (an "Event of Default") has occurred and is continuing, accompanied by a request from the Agent to make payment to the Agent or (ii) request from the Agent, upon the occurrence and after the continuance of an Early Amortization Event or the termination of the Trust, all in form and substance satisfactory to the Agent. Capitalized terms used in this Section 3 that are not defined in this Agreement or the Credit Agreement, shall have the meaning ascribed to them in the Pooling And Servicing Agreement. At any time after the occurrence of an Event of Default the Agent, at its option, may have any or all of the Pledged Shares registered in its name or that of its nominee, and the Grantor hereby covenants that, upon the Agent's request, the Grantor will cause any or all issuers of Pledged Shares to effect such registration. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Shares for certificates or instruments of smaller or larger denominations.

         SECTION 4. Representations and Warranties. The Grantor represents and warrants as follows:

                 (a) The chief place of business and chief executive office of the Grantor and the office where Grantor keeps its records concerning the Collateral are located at N.C. Highway 150 East, Cherryville, North Carolina 28021.

                 (b) The Grantor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement. The pledge and assignment of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Grantor has no trade names.

                 (c) The Pledged Shares and the Transferor Certificate have been duly authorized and validly issued and are fully paid and non-assessable.

                 (d) The Grantor is the Holder (as defined in the Pooling And Servicing Agreement) of the Transferor Certificate.

                 (e) The Pledged Shares constitute the percentage indicated on Schedule I of the issued and outstanding shares of capital stock of all classes of the issuers thereof.

                 (f) No authorization, approval, consent, waiver or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required or necessary for (i) the creation and perfection of valid first priority Liens on the Collateral in favor of the Agent and the Banks, including Citibank as issuer of the Letters of Credit, or (ii) the exercise by the Agent of its rights (including, without limitation, voting rights) provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, with respect to clause (ii), as may be required in connection with the disposition of Pledged Collateral by laws affecting the offering and sale of securities generally).

                 (g) This Agreement creates a valid first priority Lien upon the Collateral covered thereby enforceable against the Grantor and all third parties in accordance with its terms, securing the payment of all Secured Obligations and subject to no other Liens; all filings, recordings and other actions necessary to perfect and protect such Liens have been duly made or taken. Assuming that the Agent or a Bank, or a nominee or agent of either, maintains continuous possession of the Pledged Collateral, and that proper continuation statements under the Uniform Commercial Code are filed in a timely fashion, no further action is or will be required to maintain the perfection and priority of Liens created hereby.

         SECTION 5. Further Assurances.

                 (a) The Grantor agrees that at any time and from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor will: (i) mark conspicuously, at the request of the Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such Collateral is subject to the security interest granted hereby; (ii) if any Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Agent hereunder such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the assignment and security interest granted or purported to be granted hereby.

                 (b) The Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Grantor where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                 (c) The Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

         SECTION 6. Place of Perfection; Records. The Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location specified in
Section 4(a) hereof or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Grantor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

         SECTION 7. Voting Rights; Dividends; Collections, Etc.

                 (a) So long as no Event of Default shall have occurred and be continuing:

                 (i) The Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Grantor shall not exercise or fail to exercise any such right if, in the Agent's judgment, such action or failure to act, as the case may be, would have a Material Adverse Effect on the value of the Pledged Shares or any part thereof; and, provided, further, that the Grantor shall give the Agent at least 5 days written notice of the manner in which it intends to exercise, or the reasons for failing to exercise, any such right, other than the exercise of such right in connection with the election of directors.

                 (ii) The Grantor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Pledged Shares; provided, in the event that any and all:

                          (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                          (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and

                          (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Shares,

         shall be, and shall be forthwith delivered to the Agent to hold as, Pledged Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Grantor and be forthwith delivered to the Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

                (iii) The Grantor shall be entitled to exercise any and all rights pertaining to the Transferor Interest or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, howeve, that the Grantor shall not exercise or fail to exercise any such right if, in the Agent's judgment, such action or failure to act, as the case may be, would have a Material Adverse Effect on the value of the Transferor Interest (or any part thereof) or the Transferor Certificate and, provided, further, that the Grantor shall give the Agent at least 5 days written notice of the manner in which it intends to exercise, or the reasons for failing to exercise, any such right.

                 (iv) The Grantor shall be entitled to receive and retain such Collections (as defined in the Pooling And Servicing Agreement) and other amounts payable, in respect to the Transferor Interest and/or to the Holder of the Transferor Certificate as provided under the terms of the Pooling And Servicing Agreement; provided, however, that upon the occurrence and after the continuance of any Early Amortization Event or the termination of the Trust, the Grantor shall not be entitled to receive and retain such Collections and other amounts payable under the terms of the Pooling And Servicing Agreement, including, without limitation, distribution of any amounts from the Carolina Freight Collection Accounts, Concentration Account, Reserve Account, Transferor's Account,

         Trustee's Account and any Series Account, and any such amounts received by the Grantor contrary to the provisions of paragraph (iv) of this Section 7(a) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Grantor and shall be forthwith paid over to the Agent as Pledged Collateral in the same form as so received (with any necessary endorsement). Capitalized terms used in paragraph (iv) of this Section 7(a), that are not defined in this Agreement or the Credit Agreement, shall have the meaning ascribed to them in the Pooling And Servicing Agreement.

                 (b) Upon the occurrence and during the continuance of an Event of Default:

                 (i) All rights of the Grantor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) and to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments.

                (ii) All dividends and interest payments that are received by the Grantor contrary to the provisions of paragraph (i) of this
         Section 7(b) or any other Loan Document shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Grantor and shall be forthwith paid over to the Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

               (iii) All rights of the Grantor to exercise the rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(iii) and to receive Collections and other amounts that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(iv) shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to exercise such rights and to receive and hold as Pledged Collateral such Collections and other amounts.

                (iv) All Collections and other amounts that are received by the Grantor contrary to the provisions of paragraph (iii) of this
         Section 7(b) or any other Loan Document shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Grantor and shall be forthwith paid over to the Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

                 (v) The Agent, at its option, may have the Transferor Certificate registered (in the Certificate Register maintained by the Trustee, as those terms are defined in the Pooling And Servicing Agreement) in its name or that of its nominee, and Grantor hereby covenants that, upon the Trustee's request, to execute and deliver to the Trustee any documentation requested by the Trustee to effect such registration.

         SECTION 8. Transfers and Other Liens; Additional Shares.

                 (a) The Grantor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral except for the assignment and security interest created by this Agreement.

                 (b) The Grantor agrees that it will (i) cause each issuer of the Pledged Shares not to issue any stock of other equity securities or securities convertible, exchangeable or redeemable for or into equity securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or the equity securities or securities convertible, exchangeable or redeemable for or into equity securities of each issuer of the Pledged Shares.

                 (c) The Grantor agrees that it will prevent each issuer of Pledged Shares from merging with or consolidating into any other Person.

         SECTION 9. Agent Appointed Attorney-in-Fact. The Grantor hereby irrevocably appoints the Agent the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Agent's discretion, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of the Grantor under Section 7), including, without limitation, (a) to receive, indorse and collect any drafts or other instruments, documents and chattel paper representing any payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (b) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Agent with respect to any of the Collateral.

         SECTION 10. Agent May Perform. If the Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by the Grantor under Section 14(b).

         SECTION 11. Reasonable Care. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Bank, including Citibank as issuer of the Letters of Credit, has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

         SECTION 12. Remedies. If any Event of Default shall have occurred and be continuing:

                 (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at such time (the "Code") (whether or not the Code applies to the affected Collateral) and may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                 (b) Any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the benefit of the Banks, including Citibank as issuer of the Letters of Credit, against, all or any part of the Secured Obligations in the manner specified in the Credit Agreement. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

                 (c) The Agent may exercise any and all rights and remedies of the Grantor under or in respect of the Collateral.

                 (d) All payments received by the Grantor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

         SECTION 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to Section 12, the Grantor agrees that, upon request of the Agent, the Grantor will, at its own expense:

                 (a) execute and deliver, and cause each issuer of the Pledged Shares contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Pledged Shares under the provisions of the Securities Act of 1933, as from time to time amended (the "Securities Act"), and use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                 (b) use its best efforts to qualify the Pledged Shares under the state securities or "Blue Sky" laws and to obtain all necessary approvals from the applicable Governmental Authority for the sale of the Pledged Shares, as requested by the Agent;

                 (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

                 (d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Shares or any part thereof valid and binding and in compliance with applicable law.

         SECTION 14.  Indemnity and Expenses.

                 (a) The Grantor agrees to indemnify the Agent from and against any and all claims, losses, liabilities and expenses arising out of, or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense results from the Agent's gross negligence or wilful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

                 (b) The Grantor will upon demand pay to the Agent the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent and the Banks, including Citibank as issuer of the Letters of Credit, hereunder, (iv) the failure by the Grantor to perform or observe any of the provisions hereof and (v) any action taken by the Agent pursuant to Section 5 or 10 hereof.

                 (c) The foregoing provisions of this Section are in furtherance and not in limitation of the Borrowers' obligations under Section
8.4 of the Credit Agreement.

         SECTION 15.  Amendments, Etc.

                 (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 (b) The waiver (whether expressed or implied) by the Agent of any breach of the terms or conditions of this Agreement, and the consent (whether expressed or implied) of any Bank, including Citibank as issuer of the Letters of Credit, thereto, shall not prejudice any remedy of the Agent or any Bank, including Citibank as issuer of the Letters of Credit, in respect of any continuing or other breach of the terms and conditions hereof, and shall not be construed as a bar to any right or remedy which the Agent, any Bank or Citibank would otherwise have on any future occasion under this Agreement.

                 (c) No failure to exercise nor any delay in exercising, on the part of the Agent or the Banks, including Citibank as issuer of the Letters of Credit, any right, power or privilege under this Agreement shall operate as a waiver thereof. Further, no single or partial exercise of any right, power or privilege under the

Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         SECTION 16. Addresses for Notices. All notices and other communication provided for hereunder shall be made in accordance with Section 13 of the Guaranty.

         SECTION 17. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of the cash payment in full of the Secured Obligations and the Termination Date, (b) be binding upon Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Banks, including Citibank as issuer of the Letters of Credit, and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, Notes held by it and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, in each case as provided in
Section 8.7 of the Credit Agreement.

         SECTION 18. Release and Termination. Upon the later of the cash payment in full of the Secured Obligations and the Termination Date, the assignment and security interest granted hereby shall terminate and all rights to such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof shall revert to the Grantor and the Grantor shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof. Upon any such termination, the Agent will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

         SECTION 19. Governing Law; Terms. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 8 OR 9 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OF NEW YORK ARE USED HEREIN AS THEREIN DEFINED.

         SECTION 20.  Consent to Jurisdiction; Waiver of Jury Trial.

                 (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT BY THE AGENT OR ANY BANK IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, GRANTOR HEREBY ACCEPTS

FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTION.

                 (b) The Grantor agrees that a final judgment in any such action or proceeding referred to in Section 20(a) hereof shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                 (c) TO THE FULLEST EXTENT PERMITTED BY LAW, THE GRANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF THE BANKS, THE BORROWERS OR THE GRANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS ENTERING INTO THE CREDIT AGREEMENT.

         SECTION 21. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 22. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                          CAROLINA FREIGHT CORPORATION


                          By:
                             -------------------------
                              Name:  John B. Yorke
                              Title:  Vice President

                                   SCHEDULE I


Attached to and forming a part of that certain Pledge and Security Agreement, dated as of March 15, 1994, made by Carolina Freight Corporation in favor of Citibank, N.A., as Agent.



                                 PLEDGED SHARES

                                                                                   Percentage
                                                                                       of                            Number
                                                            Certificate        Outstanding Capital      Par            of
               Issuer                      Class               No(s)                  Stock            Value         Shares
               ------                      -----            -----------             ---------          -----         ------
 1.       Carolina Freight
          Carriers Corporation            Common                60                    100%              $100          1,000

 2.       Red Arrow Freight Lines,
          Inc.                            Common                100                   100%              $100          1,000

 3.       Carrier Computer
          Services, Inc.                  Common                 1                    100%              $  1          1,000

 4.       Innovative Logistics
          Incorporated                    Common                 1                    100%              $  1          1,000

 5.       Cardinal Freight
          Carriers, Inc.                  Common                 3                    100%              $  1          1,000

 6.       G.I. Trucking Company,
          Inc.                            Common                39                    100%              $  5        102,109

 7.       Motor Carrier Insurance,
          Ltd.                            Common              13, 19                99.998%             $  1        319,992

 8.       The Complete Logistics
          Company                         Common                 1                    100%             No par            50

                                  SCHEDULE II


Attached to and forming a part of that certain Pledge and Security Agreement, dated as of March 15, 1994, made by Carolina Freight Corporation in favor of Citibank, N.A., as Agent.


                               INTERCOMPANY NOTES


               Maker                            Date                      Amount                     Date Payable
               -----                            ----                    -----------                  ------------
 1.

 2.

 3.

 4.

 5.

 6.

 7.

 8.

                          BORROWERS SECURITY AGREEMENT

                           Dated as of March 15, 1994

                                      From

                     CAROLINA FREIGHT CARRIERS CORPORATION

                                      and

                         RED ARROW FREIGHT LINES, INC.

                                  as Grantors

                                       to

                                 Citibank, N.A.

                                    as Agent

                              TABLE OF CONTENTS

                                                                                           Page
SECTION 1.       Grant of Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.       Security for Obligations . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 3.       Grantors Remain Liable . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 4.       Documents of Title . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 5.       As to Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SECTION 6.       Delivery of Intercompany Notes . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 7.       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 8.       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 9.       As to Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 10.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 11.      Place of Perfection; Records . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 12.      Transfers and Other Liens  . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 13.      Agent Appointed Attorney-in-Fact . . . . . . . . . . . . . . . . . . . . .  11

SECTION 14.      Agent May Perform  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 15.      Reasonable Care  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 16.      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 17.      Indemnity and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 18.      Amendments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 19.      Addresses for Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 20.      Continuing Security Interest; Assignments Under the Credit Agreement . . .  14

SECTION 21.      Release and Termination  . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 22.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 23.      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 24.      Governing Law; Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 25.      Consent to Jurisdiction; Waiver of Jury Trial  . . . . . . . . . . . . . .  16

                          BORROWERS SECURITY AGREEMENT


          BORROWERS SECURITY AGREEMENT dated as of March 15, 1994 (the "Agreement"), made by Carolina Freight Carriers Corporation ("CFCC"), a corporation organized and existing under the laws of North Carolina, and Red Arrow Freight Lines, Inc. ("RA"), a corporation organized and existing under the laws of Texas (individually a "Grantor" and collectively the "Grantors"), to Citibank, N.A. ("Citibank") as agent (the "Agent") for the Banks (including Citibank as issuer of the Letters of Credit under the Credit Agreement) (the "Banks") parties to the Credit Agreement (as defined below).

         PRELIMINARY STATEMENTS.

         (1) The Banks and the Agent have entered into a Secured Revolving Credit and Letter of Credit Agreement dated as of March 15, 1994, with the Grantors (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined).

         (2) It is a condition precedent to the making of Advances by the Banks and the issuance of Letters of Credit (including deemed Letters of Credit, pursuant to Section 2.13(a) of the Credit Agreement) by Citibank under the Credit Agreement that the Grantors shall have granted the assignment and security interests contemplated by this Agreement.

         (3) The Grantors are the owners of the Intercompany Notes described in Schedule I hereto.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to make Advances and Citibank to issue the Letters of Credit, each Grantor hereby agrees with the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit, as follows:

         SECTION 1. Grant of Security. Each Grantor hereby assigns and grants to the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit, a security interest in all of the Grantor's right, title and interest, whether now owned or hereafter acquired, in and to the following, whether now or hereafter existing (collectively, the "Collateral"):

         (a) Other Receivables, being herein defined as all accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles and other obligations of any kind relating thereto, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights in and to all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles or obligations, but excluding Receivables (any and all such accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles and obligations being defined for purposes of this Agreement as the "Accounts", and any and all such leases, security agreements and other contracts being herein defined as the "Related Contracts");

         (b) all Equipment Property, and manuals, warranties, service records and other records related thereto, whether in hard copy or electronic format, including any software necessary to access and use such information, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of such items being the "Equipment");

         (c) all Intercompany Notes now owned or hereafter acquired by a Grantor; and

         (d) all cash and non-cash proceeds and products of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a), (b) and (c) of this
Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral (any and all of such items being the "Proceeds"); and

         (e) all cash collateral paid to the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit, pursuant to Section 5.1(p) of the Credit Agreement and all cash collateral paid to the Agent for the benefit of Citibank pursuant to Section 2.13(d) of the Credit Agreement.

         SECTION 2. Security for Obligations. This Agreement secures the payment of all of the following obligations of the Grantors: all Obligations of the Grantors now or hereafter existing under the Loan Documents (including, without limitation, any deposit obligation in respect thereof as set forth in the Credit Agreement), including any extensions, modifications, substitutions, amendments and renewals thereof in accordance with their terms, whether for principal (including, without limitation, reimbursement for amounts drawn under Letters of Credit, including any deemed Letters of Credit, pursuant to Section 2.13(a) of the Credit Agreement issued by Citibank), interest (including, without limitation, interest, as provided in the Credit Agreement, after the filing of a petition initiating any proceeding referred to in Section 6.1(e) of the Credit Agreement), fees, breakage costs, expenses, indemnification or otherwise, and all obligations of the Grantors now or hereafter existing under this Agreement (all such Obligations being the "Secured Obligations").

         SECTION 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the Agent nor any Bank, including Citibank as issuer of the Letters of Credit, shall have any obligation or liability with respect to the contracts and agreements which constitute part of the Collateral by reason of this Agreement, nor shall the Agent or any Bank, including Citibank as issues of the Letters of Credit, be obligated to perform any of the obligations or duties of the Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         SECTION 4. Documents of Title. (a) Agent will, at the Grantor's expense, file an application for and obtain a certificate of title for each Titled Vehicle, designating Agent as first lienholder, and a certificate of registration issued in the name of the Agent. Each Grantor shall, at its expense, take such action as shall be necessary from time to time to avoid suspension or revocation of any certificates of title and to renew and, unless otherwise notified by the Agent, maintain all certificates of registration. For purposes of administration, each Grantor may, unless otherwise notified by the Agent, at Grantor's expense, file an application for and obtain the first certificate of title for each Titled Vehicle designating Grantor at Grantor's address as owner, and whoever the Agent shall designate as first lienholder, and obtain a certificate of registration issued in the name of Grantor. If any Grantor is required to obtain any new certificate of title or of registration, unless otherwise notified by the Agent, the Grantor shall, at its expense and with written notice to the Agent of such action, obtain such new certificate of title or of registration in the form described above.

         (b) Unless otherwise notified by the Agent, each Grantor shall maintain in a safe and secure manner at the Agent's Leased Space (as defined in Section 4(c) hereof) all original title and registration documentation, and copies of applications for title relating to the Titled Vehicles. As soon as available, and in any event within 30 days after the end of each Accounting Period, each Grantor shall deliver to the Agent a complete list of all

Titled Vehicles that are subject to this Agreement, indicating each Titled Vehicle that has been added or deleted since the list most recently delivered to the Agent. In addition, each Grantor shall promptly forward to the Agent, by mail or fax, copies or originals of any or all such documents and applications at the Agent's request. Upon the request of the Agent, the Grantor shall deliver to the Agent all the foregoing documentation for safekeeping by the Agent.

         (c) As partial consideration for the Advances made by the Banks and the issuance of Letters of Credit by Citibank under the Credit Agreement, the Grantors hereby lease to the Agent the space designated in Schedule II hereto (the "Agent's Leased Space") for the sole purpose of enabling the Agent and its agents and attorneys-in-fact to maintain, preserve and have control over all the documentation described in Section 4.1(b) hereof. Such leases shall continue in existence until the cash payment in full (after the Termination Date) of the Secured Obligations. During such time, the Agent shall have full rights of ingress and egress to the Agent's Leased Space at all times (during normal business hours and upon reasonable notice to the Grantors at any other time) and shall have complete access to such documentation. The Agent's Leased Space shall be clearly designated as such, and all cabinets, folders, documentation and other storage facilities located within such space shall be clearly designated as belonging to and subject to the exclusive control of the Agent. The Agent's Leased Space shall not be used for any other purpose by the Grantors, and no employee or agent of the Grantors shall have access thereto other than Authorized Agents (as defined in Section 4.1(d) hereof).

         (d) The employees of each Grantor who have been or will be authorized to apply for, file, retrieve, audit, or release the Lien of the Agent for the benefit of the Banks on the titles to Titled Vehicles, as provided in Section 11 hereof, are only those employees in each Grantor's title department covered by a certificate of insurance, substantially in the form of the certificate of insurance provided to the Agent and the Banks on the Closing Date in accordance with Section 3.1(j)(x)(3) of the Credit Agreement, exclusively for the benefit of the Agent and the Banks (including Citibank as issuer of the Letters of Credit under the Credit Agreement), to the extent of the Agent's priority right to payment under the Employee Dishonesty Policy, in the amount of not less than $1,000,000 issued by a reputable bonding company rated by Best Bonding Company as A+ or better with respect to their respective responsibilities relating to titles to Titled Vehicles or otherwise (such employees being the "Authorized Agents"). Each Authorized Agent shall be qualified to perform the responsibilities delegated to such agent. No senior personnel of either Grantor has any reason to question the veracity, integrity or abilities of any of the Authorized Agents. The Grantors will upon request provide the Agent and the Banks a list of the names of each Authorized Agent. Upon Grantors full and final satisfaction of their Obligations hereunder to the Agent and the Banks, the Agent reasonably promptly following the Grantors' written request therefor shall notify the issuer of the Employee Dishonesty Policy, that the Agent for the benefit of the Agent and the Banks is no longer entitled to the benefits of such policy.

         (e) The appointment of each Authorized Agent pursuant to Section 4(d) is subject to modification or revocation at any time by the Agent in its sole discretion and shall automatically terminate upon the occurrence and during the continuance of an Event of Default. During normal business hours and upon reasonable notice to the Grantors at any other time, in its sole discretion, the Agent shall have the right to enter the Agent's Leased Space and to remove therefrom any and all original title and registration documentation and any copies of applications for title relating to the Titled Vehicles. Unless otherwise notified by the Agent, however, the revocation of an Authorized Agent's appointment or the Agent's removal of documentation from the Agent's Leased Space shall not relieve the Grantors from their continuing duty to maintain and to update all certificates of registration, pursuant to Sections 4(a) and 4(b) hereof. In the event of revocation of the appointment of all Authorized Agents or the removal of any original title and registration documentation by the Agent, the Agent shall furnish copies of, or copy or make available to the Grantors for copying, all at Grantors' expense, the affected documentation.

         SECTION 5.       As to Accounts.  (a)      Except as otherwise
provided in this subsection (a), each Grantor shall, at its own expense, and in accordance with customary business practices, collect all amounts due or to become due such Grantor under the Accounts. In connection with such collections, the applicable Grantor may take (and, upon the occurrence and during the continuance of an Event of Default, at the Agent's direction, shall take) such action as the Grantor or, upon the occurrence and during the continuance of an Event of Default, the Agent may deem necessary or advisable to enforce collection of the Accounts; provided, however, that the Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to the Grantors of its intention to do so, to notify the obligors under any Accounts of the assignment of such Accounts to the Agent and to direct obligors to make payment of all amounts due or to become due to the Grantor thereunder directly to the Agent and, upon such notification and at the expense of the Grantors, and so long as any Event of Default shall have occurred and be continuing, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the applicable Grantor might have done. After receipt by the Grantors of the notice from the Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by a Grantor in respect of the Accounts shall be received in trust for the benefit of the Agent hereunder, shall be segregated from other funds of the applicable Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) and (ii) the applicable Grantor shall not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any obligor thereof, or allow any credit or discount thereon.

         (b) The Agent may in its own name or in the name of others communicate from time to time with any obligor (but no more than once in any fiscal quarter) in order to verify with them the existence, amount and terms of their obligations to the applicable Grantor. Upon reasonable prior notice to the applicable Grantor (unless a Default has occurred and is continuing, in which case no notice is necessary), the Agent shall also have the right to make test verifications of the Accounts and Related Contracts in any manner and through any medium that it reasonably considers advisable, and the Grantor agrees to furnish all such assistance and information as the Agent reasonably may require in connection therewith. At any time and from time to time, upon the Agent's request and at the expense of the Grantor, the Grantor will furnish, or will cause independent public accountants or others satisfactory to the Agent to furnish, to the Agent reports showing reconciliations and test verifications of, and aging of, and trial balances for, the Accounts and Related Contracts.

         SECTION 6. Delivery of Intercompany Notes. All Intercompany Notes owned by the Grantors shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, and shall be endorsed in blank.

         SECTION 7. Representations and Warranties. Each Grantor represents and warrants as to itself and the Collateral in which it has an interest as follows:

         (a) Each location at which a Grantor stores or maintains Equipment is specified opposite its name in Schedule 4.1(ee) of the Credit Agreement.
The chief place of business and chief executive office of each Grantor is located at N.C. Highway 150 East, Cherryville, North Carolina 28021. Each Grantor keeps its records concerning the Accounts and Related Contracts and all originals of all chattel paper that evidence Accounts that have not been delivered to the Agent hereunder only at its chief executive office or at locations which are owned by such Grantor. None of the Accounts is evidenced by a promissory note, other instrument or chattel paper except for promissory notes, other instruments and chattel paper which have been delivered to the Agent pursuant to the terms of this Agreement.

         (b) Each Grantor is the legal and beneficial owner of the Collateral in which it is granting a security interest free and clear of any Lien except for the Liens created by this Agreement and the Liens described in
Schedule 4.1(cc) to the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except (i) such as may have been filed in favor of the Agent relating to this Agreement, (ii) filings with respect to the Liens described on Schedule 4.1(cc) to the Credit Agreement and (iii) as to which executed termination statements on Form UCC-3 have been delivered to Citibank. Each Grantor has the trade names listed opposite its name on
Schedule III and has not used, or operated under, any other name during the last six years.

         (c) Except as listed on Schedule 4.1(cc) to the Credit Agreement, each Grantor has exclusive possession and control of the Equipment in which it is granting a security interest.

         (d) Each Account and Related Contract is genuine and in all respects what it purports to be, and each Account represents the legal, valid and binding obligation of the account debtor to pay for the performance of labor or services, the sale or lease and delivery of the merchandise listed therein, and/or the advance of funds. The amount represented by the Grantors to the Agent from time to time as owing by each account debtor or by all account debtors in respect of the Accounts will at all times be the correct amount actually and unconditionally owing by such account debtor thereunder to the best of the applicable Grantor's knowledge, except to the extent, if any, that such account debtor may be entitled to normal trade discounts, adjustments and allowances.

         (e) No authorization, approval, consent, waiver or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required or necessary for (i) the creation and perfection of valid first priority Liens on the Collateral in favor of the Agent and the Banks, including Citibank as issuer of the letters of Credit, or
(ii) the exercise by the Agent of its rights (including, without limitation, voting rights) provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, with respect to clause (i), for the authorizations, approvals, consents, waivers, actions and filings set forth in Schedule 4.1(d) to the Credit Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect, except as set forth on such Schedule.

         (f) This Agreement creates a valid first priority Lien upon the Collateral covered thereby, enforceable against the Grantors and all third parties in accordance with its terms, securing the payment of all Secured Obligations and subject to no other Liens except as described in Schedule 4.1(cc) to the Credit Agreement, and all filings, recordings and other actions necessary to perfect and protect such Liens have been duly made or taken. Assuming that the Agent, or a nominee or agent of the Agent, is named as a lienholder on all documents of title evidencing ownership of Titled Vehicles and such documents are filed with the appropriate state authorities and that proper continuation statements under the Uniform Commercial Code are filed in a timely fashion, no further action is or will be required to maintain the perfection and priority of Liens created hereby.

          SECTION 8. Further Assurances. (a) Each Grantor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) except with respect to bills, invoices or other ordinary course communications or documents otherwise included within the following classifications of Collateral, at Agent's request mark conspicuously each certificate of title of each vehicle included in the Equipment, each chattel paper included in the Accounts, each Related Contract, and, at the request of the Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such document, certificate of title, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed, without recourse or warranty, and accompanied by duly, executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, and obtain such consents or waivers from third parties, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the assignment and security interest granted or purported to be granted hereby.

         (b) The Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Grantor where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

         (c) The Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

         SECTION 9. As to Equipment. (a) Except for the use of Equipment Property in the ordinary course of business, each Grantor shall keep Equipment at the locations specified in Schedule 4.1(ee) to the Credit Agreement. Notwithstanding the foregoing, the Grantors may, upon 30 days' prior written notice to the Agent, keep Equipment at such other places in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Equipment to be kept in such location.

         (b) Each Grantor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, provided, however, the Grantors shall not be required to pay or discharge any tax, assessment, charge or claim that is being contested diligently in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP.

         (c) The Grantors shall cause the Equipment to be operated in accordance with the applicable manufacturer's manual or instructions by qualified and duly authorized personnel only, in accordance with applicable laws, ordinances and regulations and for business purposes only. The Equipment shall not be used in the transportation of radioactive materials, hazardous waste or materials, explosives, gases or liquids, except as necessary in the normal course of Grantors' business. Each Grantor shall, at its own cost and expense, repair and maintain or cause to be repaired and maintained, the Equipment so as to keep it in as good condition as on the date hereof or when hereafter delivered to the Grantor, ordinary wear and tear excepted. Grantor agrees, at its own cost and expense, to cause each item of Equipment to be kept numbered with the identification or serial number thereof specified from time to time to the Agent pursuant to Section 4(b) and marked in such manner as may be reasonably requested by the Agent and/or as may be required by applicable law to indicate the Agent's interest therein.

         SECTION 10. Insurance. (a) Each Grantor shall, at its own expense, maintain insurance with respect to the Equipment in such amounts, against such risks, in such form and with such insurers, as may be required under Section 5.1(c) of the Credit Agreement. Each policy for liability insurance shall provide for all losses to be paid to the Agent and the applicable Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $1,000,000 per occurrence) to be paid directly to the Agent. Each such policy shall in addition (i) name the applicable Grantor and the Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Agent notwithstanding any action, inaction or breach of representation or warranty by the Grantor, (iii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days' prior written notice of cancellation or of lapse shall be given to the Agent by the insurer. Each Grantor shall, if so requested by the Agent, deliver to the Agent original or duplicate policies of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor shall, at the request of the Agent, duly exercise and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 8 and cause the insurers to acknowledge notice of such assignment.

         (b) Reimbursement under any liability insurance maintained by the Grantors pursuant to this Section 10 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment when subsection (c) of this Section 10 is not applicable, the applicable Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment, and any proceeds of insurance maintained by the Grantor pursuant to this Section 10 shall be paid to the Grantor as reimbursement for the costs of such repairs or replacements. If such repairs or replacements have not been made within 180 days after the receipt of such insurance proceeds by the Grantor or the Agent, such proceeds shall be paid over to the Agent (to the extent not then held by the Agent) and shall be retained by the Agent as additional security for the Secured Obligations until the Grantor has satisfied its obligations with respect thereto.

         (c) Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment shall be paid to and applied by the Agent as specified in Section 16(b).

         (d) The Grantors shall not use, operate or locate the Equipment or allow the Equipment to be used, operated or located in any area excluded from coverage by any insurance required under this Agreement.

         SECTION 11. Place of Perfection; Records. Each Grantor shall keep its place of business, or, if the Grantor has more than one place of business, the chief place of business and chief executive office of the Grantor, and the office where it keeps its records concerning the Collateral and all originals of all chattel paper that evidence Accounts, at the locations therefor specified in Section 7(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 8 shall have been taken with respect to the Collateral. The Grantor will hold and preserve such records and chattel paper and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records and chattel paper. All records and documents relating to Titled Vehicles shall be maintained at the Agent's Leased Space as provided in Section 4.

         SECTION 12. Transfers and Other Liens. The Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except for sales, assignments and other dispositions of Equipment that is obsolete, worn out or requires replacement in the ordinary course of business, subject to the restriction that not more than 100 Titled Vehicles may be sold, assigned or disposed of in any Accounting Period, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the assignment and security interest created by this Agreement. Subject to the terms and conditions of Section 4 hereof, and so long as no Event of Default has occurred and is continuing, the Agent hereby appoints the Authorized Agents as the Agent's attorneys-in-fact to deliver releases and other documentation necessary to release the Lien of the Agent on any Titled Vehicle that is sold, assigned or otherwise disposed of in accordance with clause (i) above. Such appointment shall automatically terminate upon the occurrence and during the continuance of an Event of Default.

         SECTION 13. Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Agent the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Agent's discretion to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of the Grantor under Section 5), including, without limitation, (a) to receive, indorse and collect any drafts or other instruments, documents and chattel paper representing any payment in respect of the Collateral or any part thereof and to give full discharge for the same, and (b) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

         SECTION 14. Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 17(b).

         SECTION 15. Reasonable Care. The Agent shall not be liable to the Grantors, the Banks, including Citibank as issuer of the Letters of Credit, or any other Person for any act or omission on its part except for any such act or omission which is the result of its gross negligence or willful misconduct. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, the Agent shall have no duty as to any Collateral, whether or not the Agent, or any Bank, including Citibank as issuer of the Letters of Credit, has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

         SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing:

         (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at such time (the "Code") (whether or not the Code applies to the affected Collateral) and also may (i) require the applicable Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) subject to any applicable state law requirements governing foreclosure on Titled Vehicles, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

         (b) Any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 17) in whole or in part by the Agent for the benefit of the Banks, including Citibank as issuer of the Letters of Credit, against all or any part of the Secured Obligations in the order specified in the Credit Agreement. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

         (c) The Agent may exercise any and all rights and remedies of the Grantor under or in respect of the Collateral.

         (d) All payments received by any Grantor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

         SECTION 17. Indemnity and Expenses. (a) The Grantors jointly and severally agree to indemnify the Agent from and against any and all claims, losses, liabilities and expenses arising out of, or in connection with, or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense results from the Agent's gross negligence or wilful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

         (b) The Grantors, jointly and severally, will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent and the Banks, including Citibank as issuer of the Letters of Credit, hereunder (iv) the failure by any Grantor to perform or observe any of the provisions hereof or
(v) any action taken by the Agent pursuant to Section 8 or 14 hereof.

         (c) The foregoing provisions of this Section are in furtherance and not in limitation of the Borrower's obligations under Sections 7.5 and 8.4 of the Credit Agreement.

         SECTION 18. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         (b) The waiver (whether expressed or implied) by the Agent of any breach of the terms or conditions of this Agreement, and the consent (whether expressed or implied) of any Bank, including Citibank as issuer of the Letters of Credit thereto, shall not prejudice any remedy of the Agent, any Bank or Citibank in respect of any continuing or other breach of the terms and conditions hereof, and shall not be construed as a bar to any right or remedy which the Agent or any Bank, including Citibank as issuer of the Letters of Credit, would otherwise have on any future occasion under this Agreement.

         (c) No failure to exercise nor any delay in exercising, on the part of the Agent or the Banks, including Citibank as issuer of the Letters of Credit, any right, power or privilege under this Agreement shall operate as a waiver thereof; further, no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         SECTION 19. Addresses for Notices. All notices and other communications provided for hereunder shall be made in accordance with Section
8.2 of the Credit Agreement.

         SECTION 20. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of the cash payment in full of the Secured Obligations and the Termination Date, (b) be binding upon the Grantors, their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Banks, including Citibank as issuer of the Letters of Credit, and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, Notes held by it and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, in each case as provided in Section 8.7 of the Credit Agreement.

         SECTION 21. Release and Termination. (a) Upon any sale of any item of Collateral in accordance with the terms of the Credit Agreement (other than Titled Vehicles, which are subject to Sections 4 and 12), the Agent will, at the Grantors' expense, execute and deliver to the applicable Grantor, such documents as the Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (x) at the time of such request and such release no Default shall have occurred and be continuing, (y) the Grantor shall have delivered to the Agent, at least five Business Days prior to the date of the proposed release or such shorter period acceptable to the Agent, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by the Grantor to the effect that the transaction is in compliance with the Credit Agreement and as to such other matters as the Agent may request and (z) any proceeds of any such sale required to be applied to the prepayment of Advances or reduction in Commitments in accordance with the Credit Agreement shall be so applied.

         (b) Upon the cash payment in full (after the Termination Date) of the Secured Obligations, the assignment and security interest granted hereby shall terminate and all rights to such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof shall revert to the applicable Grantor. Upon any such termination, the Agent will, at the Grantors' expense, execute and deliver to the applicable Grantor such documents as the Grantor shall reasonably request to evidence such termination.


         SECTION 22. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 23. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 24. Governing Law; Terms. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN
ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OF NEW YORK ARE USED HEREIN AS THEREIN DEFINED.

         SECTION 25.      Consent to Jurisdiction; Waiver of Jury Trial.

         (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT BY THE AGENT OR ANY BANK IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTION.

         (b) EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer hereunto duly authorized as of the date first above written.

                                         CAROLINA FREIGHT CARRIERS
                                         CORPORATION


                                         By:
                                            ---------------------------
                                            Name:  John B. Yorke
                                            Title:  Secretary


                                         RED ARROW FREIGHT LINES, INC.


                                         By:
                                            ---------------------------
                                            Name:  John B. Yorke
                                            Title:  Secretary

                                   SCHEDULE I

                               INTERCOMPANY NOTES




    Owned by CFCC:





    Owned by RA:





                                  SCHEDULE I-1

                                  SCHEDULE II

                              AGENT'S LEASED SPACE





                                 SCHEDULE II-1

                                  SCHEDULE III

                                  TRADE NAMES


                               Carolina Salvage.





                                 SCHEDULE III-1

                  MORTGAGE, MORTGAGE DEED, OPEN-END MORTGAGE,
                      DEED TO SECURE DEBT, DEED OF TRUST,
               FIXTURE FINANCING STATEMENT, ASSIGNMENT OF LEASES
                       AND RENTS AND FINANCING STATEMENT


                                       BY

                     CAROLINA FREIGHT CARRIERS CORPORATION,
                          a North Carolina Corporation

                                      and

                         RED ARROW FREIGHT LINES, INC.,
                              a Texas corporation
                          (collectively, "Mortgagor")


                                      AND

                                    BETWEEN


                CITIBANK, N.A., a national banking association,
                          for itself and as agent for

                             THE BANKS HEREIN NAMED
                        (collectively, the "Mortgagee")





________________________________________________________________________________
                        THIS INSTRUMENT WAS PREPARED BY
                         AND AFTER RECORDING RETURN TO:

                              Catherine P. Powell
                              Hunton & Williams
                              NationsBank Plaza
                              600 Peachtree Street, N.E.
                              Suite 4100
                              Atlanta, Georgia  30308

                  MORTGAGE, MORTGAGE DEED, OPEN-END MORTGAGE,
                      DEED TO SECURE DEBT, DEED OF TRUST,
             FIXTURE FINANCING STATEMENT, ASSIGNMENT OF LEASES AND
                         RENTS AND FINANCING STATEMENT


A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS INSTRUMENT (AS SUCH TERMS ARE HEREINAFTER DEFINED), SUBJECT TO APPLICABLE STATE LAWS.

THIS MORTGAGE, MORTGAGE DEED, OPEN-END MORTGAGE, DEED TO SECURE DEBT, DEED OF TRUST, FIXTURE FINANCING STATEMENT, ASSIGNMENT OF LEASES AND RENTS AND FINANCING STATEMENT (hereinafter referred to as the "Mortgage"), is entered into as of the 17th day of March, 1994, by and between CAROLINA FREIGHT CARRIERS CORPORATION, a North Carolina corporation ("CFCC") and RED ARROW FREIGHT LINES, INC., a Texas corporation ("RAFLI"), the mortgagor, grantor and trustor hereunder (CFCC and RAFLI are hereinafter collectively called "Mortgagor", or in the context of certain representations, warranties and covenants made herein with respect to certain of the Mortgaged Property (as such term is hereinafter defined) such term shall mean and be the entity in which fee simple title is vested), whose address for all purposes hereunder is N.C. Highway, 150 East, P.O. Box 697, Cherryville, North Carolina 28021; and CITIBANK, N.A., a national banking association (for itself and as Agent for the Banks (as defined herein), whose address for all purposes hereunder is c/o Citicorp North America, Inc., 400 Perimeter Center Terrace, Suite 600, Atlanta, Georgia 30346, Attention: Mr. Kirk P. Lakeman, the mortgagee hereunder to the extent that this Mortgage operates as a mortgage, the grantee hereunder to the extent that this Mortgage operates as a deed to secure debt, and the beneficiary hereunder to the extent this Mortgage operates as a deed of trust (herein called "Mortgagee"), which term shall include each of its successors and assigns). This Mortgage secures the Obligations (as defined below), it being the intention of the parties hereto that this Mortgage shall be deemed an open and continuing lien instrument to secure all such Obligations now existing or hereafter arising regardless of the extinguishment and payment of any one or more obligations owed to Mortgagee. This Mortgage secures future advances made by Mortgagee to Mortgagor and each future advance, whether or not evidenced by a note, and each note or other instrument evidencing the same, shall be secured hereby. All provisions of this Mortgage shall apply to each future advance as well as to all other Obligations secured hereby, whether or not evidenced by a note.

This Mortgage secures the Obligations, which shall be construed in all cases to consist of, among other obligations, the covenants of Mortgagor set forth in, and the amounts advanced to or for the account, use or benefit of Mortgagor from time to time pursuant to, the Credit Agreement (as defined below) or pursuant to any of the

Loan Documents (as defined below) or any other papers evidencing, securing or otherwise relating to any of the Indebtedness (as defined below), the aggregate amount of the Indebtedness actually outstanding at any particular time being subject to fluctuations up or down due to further advances of loan proceeds and/or future repayments of such loan proceeds from time to time over the term of such Indebtedness (all of which advances and repayments are hereby declared to be contemplated by the Mortgagor and the Mortgagee at the time this Mortgage is executed). The maximum amount secured hereby at any one time shall not exceed $45,000,000.00 which is the maximum amount of original principal indebtedness secured hereby, and the maturity of the Indebtedness is June 30, 1996.

                           W I T N E S S E T H: That,


                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Definitions: As used herein, the following terms shall have the following meanings; capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Credit
Agreement:

         Assignment: The assignment and delivery to Mortgagee as security for the payment and performance of the Obligations of all of the rights, titles, interests and estates of Mortgagor in and to all of the following: (a) the Leases, (b) the Rents, (c) the Fixtures and (d) the Personalty.

         Banks:  The "Banks" as defined in the Credit Agreement.

         Building: Any and all buildings, parking structures, utility sheds, workrooms, air conditioning towers, open parking areas, and other structures or improvements, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

         Citibank:  Citibank, N.A. for itself or as agent for the Banks.

         Credit Agreement: The Secured Revolving Credit and Letter of Credit Agreement dated of even date herewith by and among the Mortgager, the Mortgagee (for itself and as agent for the Banks), as the same may be amended, supplemented, or otherwise modified from time to time, which is incorporated herein by this reference.

         Deed to Secure Debt State: Any state defined as a "Deed to Secure Debt State" in Section 2.3 hereof.

         Deed of Trust State:  Any state defined as a "Deed of Trust State" in
         Section 2.3 hereof.

         Default Interest Rate: The rate of interest payable pursuant to the terms of Section 2.7(b) of the Credit Agreement.

         Expenses: All out-of-pocket reasonable costs and expenses (including reasonable fees and expenses of counsel court costs) incurred, and all advances made, by the Mortgagee or any trustee, co-trustee or agent of the Mortgagee pursuant to the provisions of, or in furtherance of the Mortgagee's duties or rights under, the Loan Documents, including without limitation, expenses of retaking, holding, preparing for sale or lease or selling and/or leasing the Mortgaged Property, but excluding any of the same specifically described in the Loan Documents as being the responsibility of the Mortgagee.

         Fixtures: Equipment now owned or the ownership of which is hereafter acquired by Mortgagor which is so related to the Land and Buildings forming part of the Mortgaged Property that it is deemed real property under the laws of the State, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Mortgaged Property, construction equipment, appliances, machinery, equipment, fittings, apparatus, fixtures and other now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed or used in connection with (temporarily or permanently) any of the Buildings or the Land, including, but not limited to, engines, devices for the operation of pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatus and equipment, water tanks, heating, ventilating, plumbing, laundry, incinerating, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgagor's interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof. Notwithstanding the foregoing, "Fixtures" shall not include any property which tenants are entitled to remove pursuant to their Leases.

         Impositions: All real estate and personal property taxes; water, gas, sewer, electricity and other utility rates and charges; charges for any easement, license or agreement maintained for the benefit of the Mortgaged Property; and all other taxes, levies, claims, charges and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed upon the Mortgaged Property or the Rents or the ownership, use, occupancy or enjoyment thereof, and any interest, costs or penalties with respect to any of the foregoing.

         Indebtedness: (a) The principal, interest and other sums owing or payable by Mortgagor pursuant to the Loan Documents, which includes present advances (including, without limitation, indebtedness in the amount of up to FORTY FIVE MILLION AND NO/100 DOLLARS ($45,000,000.00) evidenced by that certain promissory note dated of even date in the original principal face amount FORTY FIVE MILLION AND NO/100 DOLLARS ($45,000,000.00) having a final maturity date of June 30, 1996 (the "Note") and future advances to be incurred within the terms specified in the Credit Agreement; (b) any and all additional advances made by Mortgagee to protect or preserve the Mortgaged Property (as defined below) or the security title, security interest and lien hereof on the Mortgaged Property or to repair or maintain the Mortgaged Property, or to complete improvements on the Mortgaged Property (whether or not Mortgagor remains the owner of the Mortgaged Property at the time of such advances or whether or not the Mortgagee remains the owner of the Obligations and this Mortgage) in accordance with the provisions hereof; and (c) any and all expenses incident to the collection of the Obligations secured hereby and the foreclosure hereof by action in court by exercise of the power of sale herein contained; provided, however, that the total Indebtedness shall in no event exceed $45,000,000.00 which shall represent the original principal due under the Credit Agreement. The Credit Agreement provides that the interest rate and payment terms of the Indebtedness may be adjusted as provided therein.


         Land: All those tracts or parcels of real property owned in fee or leased by the Mortgagor and described in Exhibits "A", attached hereto and incorporated herein and all rights, titles and interests appurtenant thereto.

         Leases: Any and all leases, subleases, licenses, concessions or other agreements (written or verbal, now or hereafter in effect) through which Mortgagor directly or indirectly grants a possessory interest in and to, or the right to occupy and use, all or any portion of the Mortgaged Property that constitutes real property together with any renewals or extensions thereof and all leases, subleases, licenses, concessions or other agreements in substitution therefor.

         Legal Requirements: (i) Any and all present and future decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Mortgagor or the Mortgaged Property, including, without limitation, the ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof and (ii) Mortgagor's presently or subsequently effective Certificate of Incorporation and Bylaws.

         Loan Documents: This Mortgage, the Credit Agreement, the Note, the Security Agreement, together with any and all other documents described as "Loan Documents" in the Credit Agreement.

         Material Adverse Effect: Material adverse effect shall have the meaning ascribed to it in the Credit Agreement.

         Mechanic's Liens:  As defined in Section 4.4 hereof.

         Mortgage State:  Each state defined as a "Mortgage State" in Section
         2.3 hereof.

         Mortgaged Property or Mortgaged Properties: The Land, Buildings, Fixtures and Leases and Rents, as set forth in Exhibit "A" attached hereto, together with:

                 (i) all rights, privileges, tenements, licenses, privileges, hereditaments, rights-of-way, easements, utility use, air rights, appendages and appurtenances in anywise appertaining thereto, and all right, title, interest or estate of Mortgagor in and to any streets, ways, alleys, roadbeds, inclines, tunnels, culverts, strips or gores of land adjoining or serving the Land or any part thereof.

                 (ii) all betterments, additions, alterations appurtenances, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein;

                 (iii) all of Mortgagor's right, title and interest in and to any awards, remuneration, settlement, compensation hereafter to be made by any insured Governmental Authority or other person or entity as a result of the destruction, loss, theft, taking by eminent domain or other involuntary conversion of whatever nature (whether occurring prior to or after the date of this Mortgage) of any of the Land, Buildings, Fixtures, Leases, Rents or Personalty, including those for any condemnation and vacation of, or change of grade in, any streets affecting the Land or the Buildings;

                 (iv) any and all other security and collateral of any nature whatsoever, now or hereafter given by Mortgagor to secure the payment and performance of the Obligations;

                 (v) all water and water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) in or hereafter relating to or used in connection with the Land;

                 (vi) any right, title, interest or estate hereafter acquired by Mortgagor in any of the foregoing and in and to the Land, Buildings, Fixtures (except as otherwise provided herein), Leases and Rents;

                 (vii) all proceeds and products of the foregoing. As used in this Mortgage, the term "Mortgaged Property", including each component thereof, shall be expressly interpreted as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest of Mortgagor therein.

         Mortgagee:  Citibank, N.A., for itself and as agent for the Banks.

         Mortgagor: The above-defined Mortgagor and any and all subsequent owners of the Mortgaged Property.

         Obligations: All Indebtedness and all Obligations (as such term is defined in the Credit Agreement) of the Mortgagor under or in respect of the Loan Documents.

         Parcel: A single parcel of real property identified as a unit in Exhibit "A" attached hereto. For purposes of legal descriptions and real property title records, a Parcel may be comprised of more than one lot.

         Rents: All of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable and to become due or payable to Mortgagor by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying any portion or portions of the Mortgaged Property.

         State: The State in which the applicable portion of the Mortgaged Property is situated. For example, with respect to the portion of the Mortgaged Property situated in Georgia, the term "State" shall mean the State of Georgia.

         Trustee: A to-be designated person or entity, to be appointed by Mortgagee when, and if, additional Mortgaged Property situated in a Deed of Trust State is added as further security for the Obligations by amendment to this Mortgage.

         Trustor:  The Mortgagor.

         UCC:  The Uniform Commercial Code as adopted in the State.

         Work:  As defined in Section 4.7 hereof.

         1.2 Defined Terms: The terms "Business Day," "Capital Expenditures," "Commitment," "Default," "Event of Default," "GAAP," "Governmental Authority," "Letter of Credit Amount," "Loan Documents," "Loan Parties," "Permitted Liens," "Subsidiary," together with any other capitalized term used herein but not otherwise defined herein, shall have the same respective meanings given to them in the Credit Agreement.

                                   ARTICLE 2

                                     GRANT

         2.1 Grant: NOW THEREFORE, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Mortgagor, and to secure Mortgagor's full and faithful performance and satisfaction of the Obligations, Mortgagor has GIVEN, ALIENATED, REMISED, GRANTED, BARGAINED, MORTGAGED, SOLD, RELEASED, CONVEYED, ASSIGNED, TRANSFERRED, WARRANTED, SET OVER AND CONFIRMED and by these presents does GIVE, ALIENATE, REMISE, GRANT, BARGAIN, MORTGAGE, SELL, RELEASE, CONVEY, ASSIGN, TRANSFER and WARRANT, SET OVER AND CONFIRM unto Trustee, in trust, with power of sale, for the benefit of Mortgagee to the extent the Mortgaged Property is situated in a Deed of Trust State, or unto Mortgagee to the extent the Mortgaged Property is situated in a Mortgage State or a Deed to Secure Debt State, with POWER OF SALE and right of entry for the benefit of Mortgagee, all of the Mortgaged Property, subject only to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property and (except as otherwise set forth herein) all parts, rights, members and appurtenances thereof for the use, benefit and behoof of the Trustee and its successors and assigns in trust for the benefit of the Mortgagee to the extent the Mortgaged Property is located in a Deed of Trust State, for the use, benefit and behoof of the Mortgagee and its successor and assigns to the extent the Mortgaged Property is situated in a Mortgage State or a Deed to Secure Debt State, IN FEE SIMPLE forever; and Mortgagor hereby absolutely and irrevocably assigns to Mortgagee the Leases and Rents for the purposes and upon the terms and conditions herein set forth; and Mortgagor does hereby bind itself, its successors and assigns to FOREVER WARRANT AND DEFEND the title to the Mortgaged Property and every part thereof, and that at and until the unsealing of these presents Mortgagor is well seized of the Mortgaged Property as a good and indefeasible estate subject only to the Permitted Liens, unto Trustee, in trust, for the benefit of the Mortgagee to the extent the Mortgaged Property is situated in a Deed of Trust State, or unto Mortgagee to the extent the Mortgaged Property is situated in a Mortgage State or a Deed to Secure Debt State, against every person whomsoever lawfully demanding, claiming or to claim the same or any part thereof.

         2.2 Defeasance and Reconveyance: If the Indebtedness shall have been paid in full and the Obligations shall have been performed and discharged in full, and provided that there exists no pending or threatened unsatisfied obligation pursuant to the environmental indemnification in Section 5.3 of the Credit Agreement, and provided that respective Commitments of the Banks under the Credit Agreement shall be terminated and none of the Banks shall have any remaining, absolute or contingent obligation to lend money to Mortgagor under the Credit Agreement or any related documents including without limitation, the Loan Documents, then:

         (a) with respect to Mortgaged Property located in any State except a Deed to Secure Debt State, the liens, security interests, estates and rights granted by this Mortgage shall terminate; whereupon (i) with respect to any Deed of Trust State upon Mortgagee's written request (which shall be made promptly upon request by Mortgagor), and upon surrender to Trustee of this Mortgage for cancellation (which shall be made promptly upon request by Mortgagor) the Trustee shall reconvey, without warranty, the Mortgaged Property, or that portion thereof then held hereunder, and (ii) with respect to any Mortgage State, the Mortgagee promptly shall execute such documents in recordable form as may be necessary to release and/or satisfy the Mortgaged Property, or that portion thereof then held hereunder from the lien of and security interests created by this Mortgage and this Mortgage shall thereafter cease, determine and be void, null and canceled; and

         (b) with respect to the Mortgaged Property located in a Deed to Secure Debt State, the Mortgagee shall cancel and surrender this Mortgage. To the extent permitted by law, any reconveyance delivered hereunder may describe the grantee as "the person or persons legally entitled thereto." Neither Mortgagee (nor Trustee, if applicable) shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance. Each reconveyance of Mortgaged Property or portions thereof shall also operate as a reassignment of all future rents, issues and profits appertaining to the Parcel(s) or portions thereof covered by such reconveyance to the person or persons legally entitled thereto, unless its reconveyance expressly provides otherwise.

         2.3     Provisions Concerning Particular States:

         Notwithstanding anything to the contrary contained herein:

                 (i) to the extent the Mortgaged Property is located in Illinois, Ohio, Pennsylvania, New Jersey, Michigan and Florida (a "Mortgage State"), this instrument shall be deemed to be and shall be enforceable as a mortgage or open-end mortgage and as an assignment of leases and rents and financing statement;

                 (ii) to the extent the Mortgaged Property is located in the State of Georgia (a "Deed to Secure Debt State"), this instrument shall be deemed to be and shall be enforceable as (x) a deed passing title to the Mortgagee in the portion of the Mortgaged Property located in the Deed to Secure Debt State, made under those provisions of the existing laws of the Deed to Secure Debt State relating to deeds to secure debt, and not as a mortgage, and given to secure the Obligations and

         (y) an assignment of leases and rents and financing statement given to secure the Obligations; and

                 (iii) to the extent the Mortgaged Property is located in the State of California (a "Deed of Trust State"), this instrument shall be deemed to be and shall be enforceable as a deed of trust and as an assignment of leases and rents and financing statement.

                 Whenever herein contained, the phrase "Trustee and Mortgagee", as applicable" or any similar phrase (1) shall be deemed to refer to Mortgagee (as mortgagee) to the extent the Mortgaged Property is situated in any Mortgage State and Trustee shall have no rights, powers or obligations in those States,
(2) shall be deemed to refer to Mortgagee (as grantee) to the extent the Mortgaged Property is situated in any Deed to Secure Debt State and Trustee shall have no rights, powers or obligations in those States, (3) shall be deemed to refer to (a) Trustee for the benefit of Mortgagee, and, if the context so requires or permits, and (b) if Mortgagee so elects to the Mortgagee (as beneficiary) to the extent the Mortgaged Property is situated in any Deed of Trust State.

         2.4 Revolving Credit: The Credit Agreement includes a revolving credit facility and there may be repayments and disbursements of principal from time to time. It is expressly agreed that the outstanding principal balance of the Obligations under the Credit Agreement may, from time to time, be reduced to a zero balance without such repayment operating to extinguish and release the lien, security titles and security interests created by this Mortgage.
This Mortgage shall remain in full force and effect as to any subsequent future advances made after the zero balance without loss of priority until the Obligations are paid in full and satisfied and the Credit Agreement and all other agreements between Mortgagor and Mortgagee for further advances have been terminated and this Mortgage is released of record. Mortgagor waives the operation of any applicable statute, law or regulation having a contrary effect.

         2.5 Future Advances. (a) This Mortgage secures such future or additional advances (in addition to the principal amount of the Note) as may be made by the Mortgagee or the holder hereof, at its exclusive option, to the Mortgagor or its successors or assigns in title, provided that all such advances are made within twenty (20) years from the date of this Mortgage or within such lesser period of time as may be provided by law as a prerequisite for the sufficiency of actual notice or record notice of such optional future or additional advances as against the rights of creditors or subsequent purchasers for valuable consideration to the same extent as if such future or additional advances were made on the date of the execution of this Mortgage. The total amount of Indebtedness secured by this Mortgage may be increased or decreased from time to time, but the total unpaid balance so secured at any one time shall not exceed the maximum principal amount of $45,000,000.00 plus interest thereon and any disbursements made under the Mortgage for the payment of Impositions, insurance, or otherwise, with interest on such disbursements. It is the intent of the parties that this Mortgage shall secure the payment of the Note and advances made from time to time pursuant to any additional notes or otherwise, all of said indebtedness being equally secured hereby and having the same priority as any amounts advanced as of the date of this Mortgage. It is agreed that any additional sum or sums advanced by Mortgagee shall be equally secured with, and have the same priority as, the original Indebtedness and shall be subject to all of the terms, provisions and conditions of this Mortgage, whether or not such additional advances are evidenced by other promissory notes of Mortgagor and whether or not identified by a recital that it or they are secured by this Mortgage.

         (b) To the extent the Mortgaged Property is located in the State of Illinois, it is understood and agreed that with respect to subsequent purchasers and mortgagees without actual notice, none of the future advances made pursuant to this Mortgage and the other Loan Documents on account of costs and expenses paid by Mortgagee as a result of Mortgagor's failure to do so, shall result in an increase of the Indebtedness secured and to be secured hereby over the face amount of the Note beyond Eighty Percent (80%) of such face amount. In determining the amount of such increase, there shall be excluded from any computation all Indebtedness which would constitute secured Indebtedness under the terms of this Mortgage had this Section 2.5(b) been omitted herefrom.


                                   ARTICLE 3

                         WARRANTIES AND REPRESENTATIONS

         For the consideration aforesaid and to protect the security of this Mortgage, Mortgagor hereby unconditionally warrants and represents to Mortgagee as follows:

         3.1      Title to Mortgaged Property and Lien of this Instrument:
Mortgagor has good and record and marketable (and to the extent that the Mortgaged Property is located in Ohio, Mortgagor has good and indefeasible) title in fee to the Land, Buildings and Fixtures and good title to the Leases in all cases free and clear of any Liens and claims of Lien except the Permitted Liens and Liens described on Schedule 4.1(d) to the Credit Agreement. This Mortgage constitutes a valid first lien (and with respect to certain of the Mortgaged Properties a subordinate lien, second only to those certain mortgages, deeds to secure debt and deeds of trust approved by Mortgagee and included as a Permitted Lien, the "Permitted Prior Mortgages"), mortgage, deed to secure debt or deed of trust on the Mortgagor's fee interest in the Land, the Buildings and the Fixtures, and a valid first security interest in and to, and a valid first assignment of (subject to the rights of the holder(s) of the Permitted Prior Mortgages), the Fixtures, Leases and Rents all in accordance with the terms hereof, in each case subject to the Permitted Liens and such scheduled Liens to the extent applicable thereto.

         3.2 Impositions and Other Payments: (a) Mortgagor has filed all property and similar tax returns required to have been filed by it and has paid and discharged, or caused to be paid and discharged, all Impositions imposed against, affecting or relating to the Mortgaged Property which otherwise would have become due, together with any fine, penalty, interest or cost for non-payment pursuant to such returns or pursuant to any assessments received by it other than those not yet delinquent and except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been made. Except for amounts secured by any of the Permitted Liens and Liens described on Schedule 4.1(d) of the Credit Agreement, sums not yet delinquent and sums contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been made, Mortgagor has paid and discharged, or caused to be paid and discharged, all other sums which have become due (or, in the case of installment contracts, all installment sums which have become due), together with any fine, penalty, interest or cost for non-payment, for labor, material, supplies, personal property (whether or not forming a Fixture hereunder) and services of every kind and character installed in or on the Mortgaged Property and no claim for same exists.

         (b) To the extent the Mortgaged Property is located in the State of Michigan, the failure of Mortgagor to pay any Impositions against the Mortgaged Property shall constitute waste, as provided by Act No. 236 of the Michigan Public Acts of 1961, as amended. Mortgagor consents to the appointment of a receiver under said statute, in the event the Mortgagee or Trustee, as the case may be, elects to seek such relief thereunder.

         3.3 Powers of Termination and Rights of Reverter: With respect to any fee owned Parcel of Mortgaged Property subject to a right of reverter or power of termination, no event has occurred or is threatened, or is likely to occur by virtue of the performance by Mortgagor of any of its obligations under any of the Loan Documents, which would enable the beneficiary of such right or power to cause such reversion or termination.

                                   ARTICLE 4

                             AFFIRMATIVE COVENANTS

         Mortgagor hereby unconditionally covenants and agrees with Mortgagee as follows:

         4.1 Payment and Performance: Mortgagor will satisfy and perform the Obligations, including the payment of any sums required thereby, in full and on or before the dates same are to be satisfied and performed.

         4.2 Compliance with Legal Requirements: Mortgagor will promptly and faithfully comply with, conform to and obey in all material respects all Legal Requirements whether or not the same shall necessitate structural changes in or improvements to, or interfere with the use or enjoyment of the Mortgaged Property, unless failure to comply with such Legal Requirements would not, and would not be reasonably likely to, have a Material Adverse Effect, and provided Mortgagor shall have the right in good faith to contest any such Legal Requirement provided that the Mortgaged Property affected thereby shall be in no danger of being sold, forfeited or lost pursuant to such contest and provided adequate reserves have been set aside by Mortgagor, in accordance with GAAP, to pay the cost necessary to comply with such Legal Requirement in the event Mortgagor fails to prevail in such contest. Mortgagor will procure and continuously maintain in full force and effect all permits, licenses and other authorizations required for construction of improvements, for any permitted use of the Mortgaged Property or any part thereof then being made and for the lawful and proper installation, operation and maintenance of the Mortgaged Property. Mortgagor will not maintain any nuisance on the Mortgaged Property.

         4.3 Lien Status: Mortgagor will defend and protect the first lien (and with respect to certain of the Mortgaged Properties the second lien, subject only to the Permitted Prior Mortgages) security title and security interest status of this Mortgage, subject only to Permitted Liens and Liens described on Schedule 4.1(d) of the Credit Agreement. If Mortgagor shall fail to satisfy its obligations under this Section 4.3, Mortgagee shall have the rights granted by Section 10.7 hereof to do such actions as Mortgagee deems necessary to defend and protect the first lien, security title and security interest status of this Mortgage (or the second lien and security interest status) subject as aforesaid. Mortgagor shall reimburse Mortgagee for any losses or Expenses incurred by Mortgagee if an interest in the Mortgaged Property, other than as permitted hereunder, is claimed by others.

         4.4 Payment of Impositions and Other Amounts: (a) Mortgagor will duly pay and discharge, or cause to be paid and discharged, the Impositions not later than the latest of (i) the due date thereof, (ii) the day any fine, penalty, interest or cost may be added thereto or imposed thereon or (iii) the day any Lien may be filed for the non-payment thereof (but only if such day is used to determine the due date of the respective item); provided, however, that (1) Mortgagor may, if permitted by law and if such installment payment would not result in the imposition of any fine, penalty or cost on the remaining amount then due, pay the Impositions in installments whether or not interest shall accrue on the unpaid balance of such Impositions, and (2) unless an Event of Default has occurred and is continuing, Mortgagor shall not be required to pay and discharge or to cause to be paid and discharged any such Impositions so long as (u) the validity or amount thereof shall be contested diligently and in good faith by appropriate proceedings, (v) the Mortgaged Property shall then be in no danger of being sold, forfeited or lost pursuant to such contest, and (w) adequate reserves have been set aside by Mortgagor to pay the Impositions in accordance with GAAP, consistently applied by Mortgagor in connection therewith.

         (b) Notwithstanding the foregoing clause (a), but subject to clause (c) succeeding, Mortgagor (i) shall pay all lawful claims and demands of mechanics, materialmen, laborers and others with respect to the Mortgaged Property not later than the latest of (x) the due date thereof, (y) the day any fine, penalty, interest or cost may be added thereto or imposed thereon or (z) the day any Lien or claim of Lien may be filed for the non-payment thereof (but only if such day is used to determine the due date of the respective item); and
(ii) shall not create or suffer or permit any mechanic's liens or claims of lien, materialmen's liens or claims of liens, or other claims for lien made by parties claiming to have provided labor or materials with respect to the Mortgaged Property (which liens and claims of lien are herein referred to as "Mechanic's Liens") to attach to or be filed against the Mortgaged Property, whether such Mechanic's Liens are inferior or superior to the lien of this Mortgage, except to the extent permitted by clause (c) below.

         (c) Notwithstanding the foregoing prohibition against Mechanic's Liens against the Mortgaged Property, Mortgagor, or any party obligated to Mortgagor to do so, may in good faith and with reasonable diligence by appropriate proceedings contest the validity or amount of any Mechanic's Lien and defer payment and discharge thereof during the pendency of such contest, provided: (i) that such contest shall have the effect of preventing the sale or forfeiture of the affected Parcels and any part thereof, or any interest therein, to satisfy any such Mechanic's Lien; (ii) that, within twenty (20) days after Mortgagor has been notified of the filing of any Mechanic's Lien, any affidavit claiming a Mechanic's Lien or any notice of intention to file a Mechanic's Lien, Mortgagor shall have notified Mortgagee in writing of Mortgagor's intention to contest such Mechanic's Lien or to cause such other party to contest such Mechanic's Lien; (iii) that to the extent required by applicable Legal Requirements in connection with such contest, Mortgagor shall deposit with the court or other applicable Person such bonds or other security as is so required; and (iv) that adequate reserves have been set aside by Mortgagor, in accordance with GAAP, to pay in full such Mechanic's Lien and all interest which may be due in connection therewith.

         4.5 Repair: Mortgagor will maintain and preserve the Mortgaged Property in good working order and condition, ordinary wear and tear excepted, and will make all repairs, replacements, renewals, additions, betterments, improvements and alterations thereof and thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, which are necessary to keep same in such order and condition.

         4.6 Insurance: Mortgagor will maintain upon and relating to the Mortgaged Property policies of liability and casualty insurance in accordance with the provisions of Section 5.1 (c) of the Credit Agreement.

         4.7 Restoration Following Casualty: If any acts or occurrences of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, shall result in damage to or loss or destruction of Parcels listed on the Schedule 3.1(j) of the Credit Agreement the aggregate cost of repair of which would exceed $1,000,000 in any one year, Mortgagor will give prompt notice thereof to Mortgagee that (a) there are sufficient insurance proceeds or sufficient other amounts available to Mortgagor to fully pay for the restoration, repair or replacement (hereinafter called "Work") of the Mortgaged Property and (b) no Event of Default shall have occurred and be continuing, then Mortgagor will so certify to Mortgagee, and will certify that it will, and shall, within 30 days following reaching an agreement with the insurer under the casualty insurance policy relating thereto with regard to the disbursement of insurance proceeds commence and thereafter continue diligently to completion, to restore, repair, replace and rebuild such Mortgaged Property as nearly as possible to the value, condition and character immediately prior to such damage, loss or destruction with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by Mortgagor in its business judgment. Notwithstanding the foregoing, if the Mortgagor, in the exercise of its business judgment, elects to abandon such Mortgaged Property upon notice to the Mortgagee within Forty-five (45) days following the occurrence of damage, loss or destruction and subject to the requirements of clause (b) of Section 4.5 above, then the obligations of restoration, repair, replacement or rebuilding, pursuant to this
Section 4.7 shall not apply. If the conditions set forth in such certificate of Mortgagor are not satisfied with respect to casualty, or if Mortgagor fails to timely deliver such a certificate to Mortgagee, the insurance proceeds relating thereto shall be promptly paid by Mortgagor to Mortgagee if previously paid to Mortgagee, in accordance with Section 4.8, shall be retained by Mortgagee), and applied to the payment of the Obligations as provided in the Credit Agreement.

         4.8 Application of Proceeds: Insurance proceeds to be for Work, which proceeds are equal to or greater than $5,000,000 on a per occurrence or claim basis, initially shall be paid to Mortgagee, and shall be paid out by Mortgagee to Mortgagor from time to time to Mortgagor as the Work progresses, subject to the following conditions: (a) prior to the commencement thereof (other than Work to be performed on an emergency basis to protect the Mortgaged Property or prevent interference therewith), (i) an architect or engineer, reasonably approved by Mortgagee shall be retained by Mortgagor (at Mortgagor's expense) and be charged with the supervision of the Work; (b) each request for payment by Mortgagor shall be made on ten (10) days prior notice to Mortgagee and shall be accompanied by a certificate by an executive officer of Mortgagor, stating that: (i) all of the Work completed has been completed in substantial compliance with the plans and specifications therefor; (ii) the sum requested is justly required to reimburse Mortgagor for payments by Mortgagor to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Work; (iii) when added to all sums previously paid out by Mortgagor, the sum requested does not exceed the value of the Work completed to the date of such certificate; and (iv) the amount of insurance proceeds remaining in the hands of Mortgagee, plus any further reserves agreed to be maintained by Mortgagor in conformity with GAAP in connection with the Work, will in Mortgagee's reasonable judgment be sufficient to complete the Work; (c) each request shall be accompanied by certification by an executive officer of Mortgagor or copies of waivers of Lien reasonably satisfactory in form and substance to Mortgagee covering that part of the Work for which payment or reimbursement is being requested, provided, however, that in the event it is customary State practice not to grant such waivers prior to the making of such payments, Mortgagor shall have obtained affidavits from the parties requesting such payment (i) stating the amount then due and (ii) promising the delivery of the waiver upon the making of the payment; (d) an Event of Default has not occurred and is not continuing since the hazard, casualty or contingency giving rise to payment of the insurance proceeds occurred; (e) in the case of the request for the final disbursement, such request is accompanied by a copy of any Certificates of Occupancy or other certificate required by any Legal Requirement to render occupancy of the damaged portion of the Mortgaged Property lawful; and (f) if, in Mortgagee's reasonable judgment, the amount of such insurance proceeds will not be sufficient to complete the Work (which determination may be made prior to or from time to time during the performance of the Work), Mortgagor shall maintain adequate reserves in conformity with GAAP equal to an amount of money which when added to such insurance proceeds will be sufficient, in

Mortgagee's reasonable judgment, to complete the Work. Insurance proceeds to be used for Work, which proceeds are less than $5,000,000 on a per occurrence or claim basis, initially shall be paid to Mortgagor and shall be used by Mortgagor to perform such work in accordance with its certificate delivered pursuant to Section 4.7, with any excess thereof used to pay down the Obligations in accordance with Section 4.7.

         4.9 Inspection: Mortgagor will permit Mortgagee and Trustee, and their respective agents, representatives and employees, upon reasonable advance notice to Mortgagor to inspect the Mortgaged Property at any reasonable time.

         4.10 Leases: With respect to Leases with annual payments of basic or fixed rental (exclusive of insurance premiums, taxes, impositions and other items constituting additional rent) equal to or exceeding $250,000: (a) Mortgagor shall promptly and fully keep, observe and perform, or cause to be kept, observed and performed, all of the material terms, covenants, provisions and agreements imposed upon or assumed by Mortgagor under any Leases, now or hereafter in effect, including any amendments or supplements to such Leases covering any part of the Mortgaged Property that is affected by the terms, covenants, provisions and agreements imposed upon or assumed by Mortgagor in such Leases and Mortgagor shall not do or fail to do, or permit or fail to permit to be done, any act or thing, the doing or omission of which would give any party a right to terminate any of such Leases in the case of any tenant, to abate the rental or other material payment due thereunder;

         (b) If Mortgagor shall, in any manner, fail to comply with subparagraph (a) above, Mortgagor agrees that Mortgagee may (but shall not be obligated to) take upon five (5) days' written notice to Mortgagor (or upon less notice, or without notice, if Mortgagee reasonably deems that the same is required to protect its interest in the Mortgaged Property), any action which Mortgagee shall reasonably deem necessary or desirable to keep, observe, perform or cause to be kept, observed or performed any of the terms, covenants, provisions or agreements and to enter into the Mortgaged Property and take all action thereon as may be necessary therefor, or to prevent or cure any default by Mortgagor in the performance of or compliance with any of Mortgagor's covenants or obligations under said Leases. Mortgagee may rely on any notice of default received by any tenant unless, in connection with any such default or alleged default Mortgagor in good faith notifies Mortgagee of Mortgagor's election to contest such default by appropriate procedures and diligently pursues such contest. Mortgagor shall promptly deliver to Mortgagee a copy of any notice relating to defaults received from any tenant that is a party, or the trustee, receiver or successor for or to a party, to any of said Leases. Mortgagee may expend such sums of money as are reasonable and necessary for any purposes, and Mortgagor hereby agrees to pay to Mortgagee immediately upon demand, all sums so expended by

Mortgagee, together with interest thereon from the date of such payment at the Default Interest Rate, and until so paid by Mortgagor, all sums so expended by Mortgagee and the interest thereon shall be added to the Obligations secured by the lien and legal operation and effect of this Mortgage; and

         (c) To the extent the Mortgaged Property is located in the State of Michigan, Mortgagee and/or Trustee, as applicable, shall be entitled to all of the rights and benefits conferred by Act No. 210 of the Michigan Public Acts of 1953, as amended, and Act No. 228 of the Michigan Public Acts of 1925, as amended.

         4.11 Leases; Mortgagor as Lessor: Mortgagor shall use its efforts to cause each tenant under a Lease with annual payments of basic or fixed rental equal to or exceeding $250,000.00 entered into after the date hereof to permit the inclusion in its Lease of provisions substantially in the form attached hereto as Exhibit "B".

         4.12 Taxes: Mortgagor shall pay, together with interest, fines, and penalties, if any, any documentary stamps, recording, transfer, mortgage, intangibles or other taxes or fees whatsoever due under the laws of the State in connection with the making, execution, delivery, filing of record, recordation, assignment, release, or discharge of any of the Loan Documents or in connection with any advances made thereunder. This obligation shall survive the repayment of the Obligations and shall continue for so long as Mortgagee could be assessed for such taxes or fees, or for penalties or interest with respect to such taxes or fees.

         4.13 Collection Costs: In the event that this Mortgage is foreclosed, or in the event this Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, or in the event of the foreclosure of any mortgage prior to or subsequent to this Mortgage, in which proceeding Mortgagee is made a party, or in the event of the bankruptcy of Mortgagor, or an assignment by Mortgagor for the benefit of creditors, Mortgagor, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including an amount as attorneys' fees not to exceed such amount as may be permitted by the laws of the applicable State including reasonable actual attorneys' fees for all appellate proceedings and post- judgment action involved therein, which shall be due and payable at once together with all required service or use taxes; the payment of which charges, fees and taxes, together with all costs and expenses, shall be secured hereby, and may be recovered in any suit or action hereupon or hereunder.

         4.14, 4.15, 4.16  [Intentionally Omitted]

         4.17 Estoppel Certificates: Mortgagor, upon request of Mortgagee, shall, from time to time, certify to the best of its knowledge to Mortgagee or to any permitted assignee of this Mortgage, by an instrument in the form satisfactory to Mortgagee or such assignee, in its reasonable discretion and duly acknowledged, inter alia, the amount then owing under the Loan Documents and the date through which interest thereon has been paid, and whether any offsets, counterclaims, credits, or defenses exist against payments thereof or performance of any obligation of Mortgagor under the Loan Documents or this Mortgage, within ten (10) days of notice of such request. Mortgagee and any permitted assignee of the Mortgage shall have the right to rely on any such certification.

         4.18    [Intentionally Omitted]

         4.19    [Intentionally Omitted]

         4.20     Creation and Recordation of Additions and Betterments:
Mortgagor shall arrange for timely recording or filing as is required of all documents having to do with additions to or betterments of any portion of the Mortgaged Property, and all covenants and agreements set forth in this Mortgage shall apply to all such additions and betterments.

         4.21 Consents: Mortgagor will obtain and maintain the consent or approval of any Person whose consent or approval is required to the granting of a Lien on any interest in the Mortgaged Property to the Mortgagee for its benefit and ratable the benefit of the Banks except for certain consents and waivers set forth in Schedule 4.1(d) of the Credit Agreement.

         4.22    [Intentionally Omitted]


                                   ARTICLE 5

                               NEGATIVE COVENANTS

         Mortgagor hereby covenants and agrees with Mortgagee that, until all of the Obligations shall have been fully paid, performed, satisfied and discharged:

         5.1 Use Violations: Mortgagor will not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Mortgaged Property in any manner which would result in a violation of
Section 4.2 above or make void, voidable or cancelable, or substantially increase the premium of, any insurance then in force with respect thereto.

         5.2 Waste: Mortgagor will not commit or permit any waste of the Mortgaged Property or permit any nuisance to be maintained thereon.

         5.3 Transfer of Mortgaged Property; Partial Release: Except as otherwise expressly provided for in this Mortgage or in the Credit Agreement, Mortgagor will not, without the prior written consent of Mortgagee, acting in its sole discretion, and, if the Mortgaged Property is located in Ohio, as otherwise provided in Ohio Revised Code Section 5301, permit any of the Mortgaged Property to be sold, transferred, conveyed, mortgaged, pledged, encumbered, disposed of, leased (except for leases which have an annual basic or fixed rental income of less than $250,000.00), or removed (a "transfer") at any time. If such transfer is otherwise permitted pursuant to this Mortgage or the Credit Agreement, then, upon at least ten (10) days' prior notice to Mortgagee and upon compliance with the terms of this Mortgage or the Credit Agreement, as the case may be, Mortgagor shall have the right to obtain from the Mortgagee the release or reconveyance of such transferred portions of the Mortgaged Property.

         5.4 Rights of Reverter and Powers of Termination: With respect to any fee owned Parcel of Mortgaged Property subject to a right of reverter or power of termination, and so long as such right or power is or may be enforceable, Mortgagor:

         (a) will not take or omit to take any action or change the use of such Parcel or otherwise so as to enable the beneficiary of such right or power to enforce or obtain the benefit of such reversion or termination; and

         (b) will not file for or otherwise initiate any proceedings to abandon such Parcel.


                                   ARTICLE 6

                            DEFAULT AND FORECLOSURE

         6.1 Remedies: If an Event of Default shall have occurred and all of the Obligations then remaining unpaid shall have been declared due and payable in accordance with the Credit Agreement, then, without notice or demand, which are hereby expressly waived, the Mortgagee or Trustee, as applicable, may exercise any or all of the following rights, remedies and recourses:

         (a) Entry Upon Mortgaged Property: To the extent permitted by applicable Legal Requirements, enter upon all or any part of the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto. If Mortgagor remains in possession of all or any part of the Mortgaged Property after an Event of Default and without Mortgagee's prior written consent thereto, Mortgagee or Trustee, as applicable, may invoke any and all legal remedies and dispossess Mortgagor, including specifically one or more actions for forcible entry and detainer, trespass to title and writ of restitution. Nothing contained in the foregoing sentence shall, however, be construed to impose any greater obligation or any prerequisites acquiring possession of the Mortgaged Property after an Event of Default than would have existed in the absence of such sentence.

         (b) Operation of Mortgaged Property: (i) To the extent permitted by applicable Legal Requirements, Mortgagee shall lease, manage, operate or otherwise use or permit the use of all or any portion of the Mortgaged Property either by itself or by other persons, firms or entities in such manner, for such time and upon such other terms as Mortgagee or Trustee, as applicable, may deem prudent and reasonable under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as Mortgagee shall reasonably deem necessary or desirable), and all Rents and other amounts collected by Mortgagee or Trustee in connection therewith in accordance with the provisions of Section 6.6 hereinbelow.

                 (ii) To the extent permitted by applicable Legal Requirements, as attorney-in-fact or agent of the Mortgagor or in its own name as Mortgagee and under the power therein granted, hold, operate, manage, and control all or any portion of the Mortgaged Property and conduct the business, if any, thereof, either personally or by its agents, and to exercise the powers described in Section 8.3 hereof. Such remedies may be exercised cumulatively and concurrently, and in this respect Mortgagee shall be entitled to avail itself of the benefits and rights stated in Section 6.3 of this Mortgage.

         (c) Foreclosure. (i) Institute a proceeding, judicial or otherwise, for the complete foreclosure of this Mortgage to the fullest extent permitted by law; or (ii) institute a proceeding or proceedings, judicial or otherwise, for the partial foreclosure of this Mortgage, as permitted by applicable legal requirements for the portion of the Obligations then due and payable, with this Mortgage then continuing unimpaired and without loss of priority so as to secure the balance of the obligations.

         (d)     Special State Provisions:

                 (1) Georgia. To the extent that the applicable portion of the Mortgaged Property is situated in the State of Georgia, such foreclosure proceedings shall include, without limitation, non-judicial foreclosure pursuant to a private power of sale in accordance with Official Code of Georgia Section 44-14-160 et seq., as amended, modified and/or superseded from time to time, in accordance with the following: upon the occurrence of an Event of Default, the Mortgagee shall have the right to sell the Mortgaged Property situated in the State of Georgia or any part of the Mortgaged Property situated in the State of Georgia at public sale or sales before the door of the courthouse of the county in which such Mortgaged Property or any part of such Mortgaged Property is situated, to the highest bidder for cash, in order to pay the Obligations secured hereby and accrued interest thereon and insurance premiums, liens, assessments, taxes and charges, including utility charges, if any, with accrued interest thereon, and all expenses of the sale and of all proceedings in connection therewith, including reasonable attorneys' fees, if incurred, after advertising the time, place and terms of sale once a week for four (4) weeks immediately proceeding such sale (but without regard to the number of days) in a newspaper in which sheriff's sales are advertised in said county. At any such public sale, the Mortgagee may execute and deliver to the purchaser a conveyance of the Mortgaged Property or any part of such Mortgaged Property in fee simple with full warranties of title (or without warranties if the Mortgagee shall so elect) and to this end, Mortgagor hereby constitutes and appoints the Mortgagee the agent and attorney-in-fact of Mortgagor to make such sale and conveyance, and thereby to divest Mortgagor of all right, title, interest, equity and equity of redemption that Mortgagor may have in and to such Mortgaged Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Mortgagor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable, are granted as cumulative of the other remedies provided hereby or by law for collection of the Obligations secured hereby and shall not be exhausted by one exercise thereof but may be exercised until full payment of all Obligations secured hereby. In the event of any such foreclosure sale by Mortgagee, Mortgagor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over. In addition to and cumulative of the remedies provided in this clause (d)(1), the Mortgagee may foreclose or cause to be foreclosed the lien, security title and security interest of this instrument, in whole or in part, through judicial foreclosure or in any other manner as may at any time be authorized under the laws of the State of Georgia. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned. Upon the completion of any sale or sales made by Mortgagee under or by virtue of this clause (d)(1), Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Mortgagee is hereby irrevocably appointed true and lawful attorney of Mortgagor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Mortgagee may execute any necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Mortgagor hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. Any such sale or sales made under or by virtue of this clause (d)(1), whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Mortgagor. Upon any sale made under or by virtue of this clause (d)(1) (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Obligations the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect in any manner or to any extent, the lien and title of this Mortgage upon the Mortgaged Property or any part thereof, or any liens, titles, rights, powers and remedies of Mortgagee hereunder, but such liens, titles, rights, powers and remedies of Mortgagee shall continue unimpaired as before. Mortgagor agrees, to the fullest extent permitted by law, that upon the occurrence of an Event of Default, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the Mortgaged Property, or the final and absolute Putting into possession thereof, immediately after such sale, of the purchasers thereat, and Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshalled upon any foreclosure of the lien or title hereof. Mortgagee, at its option, is authorized to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Mortgagor, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby.

                 (2) Pennsylvania. To the extent the applicable portion of the Mortgaged Property is situated in the State of Pennsylvania, Mortgagee may sell said property by judicial proceeding after first giving notice to Mortgagor prior to acceleration. The Notice shall inform Mortgagor of the right to reinstate after acceleration and the right to assert in the foreclosure proceedings the non-existence of an Event of Default. Mortgagee shall be entitled to collect all reasonable expenses incurred in pursuing the remedies provided in this clause (d)(2), including but not limited to, reasonable attorneys' fees and costs of title evidence permitted by applicable law. Mortgagor, to the fullest extent permitted by law, hereby waives and releases any errors or defects in proceedings to enforce this Mortgage, and hereby waives the benefit of any present or future laws providing for stay of execution, extension of time, exemption from attachment, levy and sale, and homestead exemption. Mortgagor's reinstatement period shall extend to one hour prior to the commencement of bidding at a sheriff's sale or other sale pursuant to this Mortgage.

                 (3) Illinois. To the extent the applicable portion of the Mortgaged Property is situated in the State of Illinois, Mortgagee may sell said property by judicial proceeding after first giving notice to Mortgagor prior to acceleration. The notice shall inform Mortgagor of the right to reinstate after acceleration and the right to assert in the foreclosure proceedings the non-existence of an Event of Default. Mortgagee shall be entitled to collect all reasonable expenses incurred in pursuing the remedies provided in this clause
         (d)(3), including but not limited to, reasonable attorneys' fees and costs of title evidence permitted by applicable law. Mortgagor, to the fullest extent permitted by law, hereby waives all right of homestead exemption in the Mortgaged Property.

                 (4) California. To the extent the Mortgaged Property is situated in the State of California, such foreclosure proceedings shall include without limitation non-judicial foreclosure pursuant to exercise of a power of sale in accordance with Section 2924 of the California Civil Code, as amended, supplemented and, superseded from time to time, in accordance with the following: upon the occurrence of an Event of Default Mortgagee may execute and deliver to Trustee a written declaration of default and demand for sale and written notice of default and of election to cause all or any part of the Mortgaged Property to be sold, which notice Trustee shall cause to be filed for record in the office of the recorder of each county wherein any part of the Mortgaged Property is situated; and after the lapse of such time as may then be required by law following the recordation of such notice of default, and notice of sale having been given as then required by law, Trustee without demand on Mortgagor, shall sell such property at the time and place fixed by it in such notice of sale either as a whole or in separate parcels and in such order as Mortgagee may direct (Mortgagor waiving any right to direct the order of sale), at public auction to the highest bidder for cash in lawful money of the United States (or cash equivalents acceptable to Trustee to the extent permitted by applicable law), payable at the time of sale. Trustee may postpone the sale of all or any part of the Mortgaged Property by public announcement at such time and place of sale, and from time to time after any such postponement may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to the purchaser at such sale its deed conveying the property so sold, but without any covenant or warranty express or implied, and the recitals in such deed of matters or facts shall be conclusive proof of the truthfulness thereof. Any Person, including Trustee or Mortgagee, may purchase at such sale, and any bid by Mortgagee may be, in whole or in part, in the form of cancellation of all or any part of the Obligations. Any such sale shall be free and clear of any interest of Mortgagor under any lease, encumbrance or other matter affecting the property so sold which is subject or subordinate to this Mortgage, except that any such sale shall not result in the termination of any such lease (A) if and to the extent otherwise provided in the estoppel or other agreement executed by the tenant to such lease and Mortgagee, or (B) if the purchaser at such sale gives written notice to such tenant, within ten
         (10) days after date of sale, then the lease will continue in effect.

                 (5)       New Jersey.     To the extent the applicable portion
of the Mortgaged Property is situated in the State of New Jersey, Mortgagee may sell said property by judicial proceeding. Mortgagee shall be entitled to collect all reasonable expenses incurred in pursuing the remedies provided in this clause (d)(6), including but not limited to, reasonable attorneys' fees and collection costs.

                 (6) Michigan. To the extent the applicable portion of the Mortgaged Property is situated in the State of Michigan, (i)

Mortgagee may commence foreclosure proceedings against that portion of the Mortgaged Property through judicial proceedings or by advertisement, at the option of Mortgagee, pursuant to statutes in such case made and provided, and
(ii) Mortgagor hereby waives all rights to a hearing prior to sale in connection with any foreclosure of this Mortgage by advertisement and all notice requirements except as set forth in the Michigan statute providing for foreclosure by advertisement.

                 (7)       Florida.        To the extent the applicable portion
of the Mortgaged Property is situated in the State of Florida, Mortgagee may commence foreclosure proceedings against that portion of the Mortgaged Property situated in Florida under the power of sale provided herein, or the judgment or decree of a court or courts of competent jurisdiction, and may sell that portion of the Mortgaged Property as an entirety or in separate lots or parcels.

         (e) Sale: To the extent permitted by applicable Legal Requirements, sell or offer for sale the Mortgaged Property, in such portions, order and parcels as Mortgagee or Trustee, as the case may be, may determine, or without having first taken possession of same, to the highest bidder for cash in lawful money of the United States at public auction in accordance with applicable Legal Requirements, or the UCC, and in the event of sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Mortgage shall continue as a lien and security interest on the remaining portion of the Mortgaged Property. Mortgagee or Trustee, as the case may be, may postpone any sale by public announcement at the time and place notice is given of the sale. If the Mortgaged Property consists of several lots, Parcels or items of property, Mortgagee or Trustee, as the case may be, may, in its sole discretion: (i) designate the order in which such lots, parcels or items shall be offered for sale or sales, or (ii) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales or in any other manner Mortgagee or Trustee, as the case may be, deems in its best interest. Should Mortgagee or Trustee, as the case may be, desire that more than one sale or other disposition of the Mortgaged Property or any portion thereof be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Mortgagee or Trustee, as the case may be, may deem to be in its best interests, no such sale shall terminate or otherwise affect the lien and security interest of this Mortgage on any part of the Mortgaged Property not sold until all the Obligations have been fully satisfied and all Commitments of the Banks under the Credit Agreement have been fully terminated. Mortgagor shall pay the Expenses of any sale of the Mortgaged Property, whether one or more, and of any judicial proceedings wherein the same may be made, including reasonable compensation to Mortgagee and Trustee, their agents and counsel, and to pay all expenses, liabilities and advances made or incurred by Mortgagee or Trustee, as the case may be, with such sale or sales, together with interest on all such advances made by Mortgagee or Trustee, as the case may be, at the Default Interest Rate. Upon any sale hereunder, Mortgagee or Trustee, as the case may be, shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the property so sold, but without any covenant or warranty whatsoever, express or implied, whereupon such purchaser or purchasers shall be let into immediate possession; and the recitals in any such deed or deeds of facts, such as default, the giving of notice of default and notice of sale, and other facts affecting the regularity or validity of such sale or disposition, shall be conclusive proof of the truth of such facts; and any such deed or fees shall be conclusive against all persons as to such facts recited therein.

         (f) Trustee or Receiver: Prior to, upon or at any time after, commencement of foreclosure of the lien, security title and security interest provided for herein, or any legal proceedings pursuant hereto, make application to a court of competent jurisdiction for appointment of a receiver of the Mortgaged Property. Such application may be made as a matter of strict right and without notice to Mortgagor (unless notice is required by applicable Legal Requirements and such right of notice may not be waived) or regard to the adequacy of the Mortgaged Property or insolvency of the Mortgagor any person who may be legally or equitably liable for the Indebtedness and without giving bond to Mortgagor (unless bond is required by applicable Legal Requirements and such right of bond may not be waived) and Mortgagor does hereby irrevocably consent to such appointment. Any such receiver shall have all the powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property all upon such terms as may be approved by the court, and shall apply the Rents in accordance with the provisions of this Mortgage.

         (g) Separate Sales: To the extent permitted by applicable Legal Requirements, the Mortgaged Property may be sold in one or more Parcels and in such manner and order as Mortgagee or Trustee, as applicable, in their sole discretion may elect, it being expressly understood and agreed that the right of sale arising hereunder as a result of any Event of Default shall not be exhausted by any one or more sales.

         (h) Other: Exercise any and all other rights, remedies and recourses granted under the Loan Documents or now or hereafter existing in equity or at law, by virtue of statute or otherwise; including, without limitation, the right in the Deed of Trust State, to bring an action in any court of competent jurisdiction to foreclose this instrument as a realty mortgage and enforce any of the terms hereof.

         (i) Remedies Cumulative, Concurrent and Nonexclusive: Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including specifically those granted by the UCC in effect and applicable to the Mortgaged Property) and, except as limited by applicable Legal Requirements, the same shall be cumulative and concurrent; (b) may be pursued separately, successively or concurrently against Mortgagor or against all or any portion of the Mortgaged Property at the sole discretion of Mortgagee; (c) may be exercised as often as occasions therefor shall arise, it being agreed by Mortgagor that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof of any other right, remedy or recourse; and (d) are intended to be, and shall be nonexclusive.

         6.2 No Conditions Precedent to Exercise of Remedies: Mortgagor shall not be relieved of any obligation it has under the Loan Documents by reason of (i) the release, regardless of consideration, of any of the Mortgaged Property or any other collateral held pursuant to the Loan Documents or the addition of any other property to the Mortgaged Property or any other such collateral; (ii) any agreement or stipulation between any subsequent owner of all or any portion of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of the Loan Documents without first having obtained the consent of, given notice to or paid any consideration to Mortgagor, and in such event Mortgagor shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (iii) any other acts or occurrence, save and except the complete satisfaction of all of the obligations, and the termination of the Commitments of the Banks under the Credit Agreement.

         6.3 Release of and Resort to Collateral: To the fullest extent permitted by law, Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their stature as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Obligations, to the fullest extent permitted by applicable Legal Requirements, Mortgagee may resort to any other security therefor held by Trustee in such order and manner as Mortgagee may elect.

         6.4 Waivers: To the fullest extent permitted by applicable Legal Requirements, Mortgagor hereby irrevocably and unconditionally WAIVES and RELEASES (a) all benefits that might accrue to Mortgagor by virtue of any present or future law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, homestead exemption, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) except as otherwise provided with the Loan Documents, all notices of any demand, Event of Default, intent to accelerate or acceleration or the election by Mortgagee or Trustee, as applicable, to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; (c) any right to a marshalling of assets or a sale in inverse order of alienation; (d) any restrictions or conditions upon the exercise by Mortgagee or Trustee, as applicable, of the remedies set forth in Section 6.1; and (e) in Illinois, any equity of redemption, statutory right of redemption and all other rights and exemptions of every kind.

         To the extent the Mortgaged Property is located in the State of Illinois, the foregoing waiver is made pursuant to Section 12-124 of the Illinois Code of Civil Procedure.

         6.5 Discontinuance of Proceedings: To the extent permitted by applicable Legal Requirements, in case Mortgagee or Trustee, as the case may be, shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee or Trustee, as the case may be, shall have the unqualified right so to do and in such an event, Mortgagor, Mortgagee and Trustee shall be restored to their former positions with respect to the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and Trustee shall continue as if same had never been invoked.

         6.6 Application of Proceeds: (a) To the extent permitted by applicable Legal Requirements, all proceeds received from the sale or other dispositions of the Mortgaged Property pursuant to this Mortgage shall be applied by the Mortgagee and/or Trustee, as applicable, in accordance with the following priorities:

                 First: to the costs and expense of the sale, including Trustee's reasonable commission, if any, title and abstracting charges, reasonable attorneys' fees and a reasonable auctioneer's fee if such expense has been incurred;

                 Second: to the satisfaction of the Obligations in the manner provided in the Loan Documents; and

                 Third: to the payment to whomsoever shall be entitled thereto under applicable Legal Requirements, assuming the person who made the sale knows who is entitled thereto. Otherwise, the surplus shall be paid to the clerk of the superior, district or circuit court (or other court having jurisdiction) of the county where the sale was had.

         (b) If the Mortgagee and or Trustee shall be ordered, in connection with any bankruptcy, insolvency or reorganization of Mortgagor, to restore or repay to or for the account of Mortgagor or its creditors any amount theretofore received under this

Section, the amount for such restoration or repayment shall be deemed to be an Obligation so as to place the Mortgagee and/or Trustee in the position he would have been in had such amount never been received by the party hereto.

         6.7 Cooperation: If an Event of Default shall occur and be continuing, Mortgagor will use its best efforts to cooperate with Mortgagee and Trustee and promptly do all things reasonably required of it toward obtaining all necessary authority and permission from any Governmental Authority or otherwise to accomplish any disposition, abandonment or change in use of the Mortgaged Property (or any portion thereof) as Mortgagee or Trustee, as the case may be, may request in connection with the exercise of its rights and powers hereunder and under the other Loan Documents. Without limiting the generality of the foregoing, following an Event of Default and reasonable advance notice to Mortgagor, Mortgagor agrees to relocate operations located on the Mortgaged Property to accommodate the disposition, abandonment, change in use or foreclosure by Mortgagee or Trustee, as the case may be, of any portion thereof, provided that such relocation does not materially violate any Legal Requirement applicable to Mortgagor or the Mortgaged Property.

         6.8     [Intentionally Omitted]


                                   ARTICLE 7

                                  CONDEMNATION

         7.1 General: Promptly following the date on which an executive officer of Mortgagor obtains knowledge of the institution or the threatened institution of any proceeding for the condemnation of all or any portion of the Mortgaged Property, the aggregate value of which would exceed $1,000,000, Mortgagor shall notify Mortgagee of such fact. Mortgagor shall then, unless Mortgagee waives this requirement, file or defend its claim in respect of such proceeding and prosecute same with due diligence to its final disposition and shall cause any awards or settlements to be paid over directly to Mortgagee for disposition pursuant to the terms of this Mortgage. Mortgagor may be the nominal party in such proceeding but Mortgagee shall be entitled to participate in same and to be represented therein by counsel of its own choice, and Mortgagor will deliver or cause to be delivered to Mortgagee such instruments as may be reasonably requested by it from time to time to permit such participation. If the aggregate value of the condemned portion of the Mortgaged Property would exceed $5,000,000 Mortgagee also shall be entitled to control the condemnation proceedings. If all or any portion of the Mortgaged Property is taken or diminished in value, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to Mortgagor by virtue of its interest in such

Mortgaged Property shall be subject to the lien and security interest of this Mortgage and (subject to the remaining provisions of this Section 7.1) shall be, and by these presents is assigned, transferred and set over unto Mortgagee to be held by it, in trust, and disbursed as follows:

         (a) if (i) all of the Mortgaged Property is taken, or (ii) so much of a Parcel of the Mortgaged Property is taken or a Parcel of the Mortgaged Property is so diminished in value that the remainder thereof, even if rebuilt, restored or repaired, cannot (in Mortgagor's reasonable judgment) continue to be operated in an economically satisfactory manner for the purpose it was being used immediately prior to such taking or diminution, then in any such event, and except as otherwise provided in (b)(y) below, the entirety of the sums so paid to Mortgagee shall be applied by it as set forth in Section 7.2 hereinbelow; or

         (b) if (x)(i) only a portion of the Mortgaged Property is taken and the portion remaining can be (in Mortgagor's reasonable judgment), with rebuilding, restoration or repair, operated in an economically satisfactory manner for the purpose referred to in Section 7.1(a)(ii) hereinabove; and (ii) none of the other facts recited in Section 7.1(a) hereinabove exists; and (iii) if the cost of the rebuilding, restoration or repair reasonably estimated by Mortgagee shall exceed $5,000,000, Mortgagor shall deliver to Mortgagee plans and specifications for such rebuilding, restoration or repair; or (y) if Mortgagor shall deliver to Mortgagee, within forty-five (45) days of the receipt by Mortgagee of the disbursement of the award or settlement, a certificate executed by Mortgagor wherein Mortgagor describes the replacement property to be acquired in substitution of the taken Mortgaged Property (which replacement property, unless the Mortgagee otherwise consents shall have a value which is no less than the value of the taken Mortgaged Property immediately prior to the date of such taking); provided, however, that if Mortgaged Property with an aggregate value exceeding $5,000,000 is taken, the replacement property shall be reasonably acceptable to Mortgagee, which acceptance shall be evidenced by Mortgagee's written consent thereto, which shall not be unreasonably withheld; Mortgagor shall thereafter either (1) commence the rebuilding, restoration or repair (all in accordance with the plans and specifications if required pursuant to the preceding provisions) within ninety (90) days after the date of the disbursement of the award or settlement, and complete same within a reasonable time thereafter or (2) within ninety (90) days of the disbursement of the award or settlement, complete arrangements for the purchase of the approved replacement property, and shall otherwise comply with Section 4.8 hereinabove, then such sums will be paid to Mortgagor for the exclusive purposes of reimbursing Mortgagor for money spent or owed in connection with the rebuilding, restoration or repair of such Mortgaged Property that has been subject to partial condemnation and the same to be distributed in the same manner as provided in Section 4.8;

provided, however, if the cost of such rebuilding, restoration or repair does not exceed $5,000,000, Mortgagee shall promptly deliver such condemnation proceeds (or any portion thereof required for such restoration or repair as described in the certificate referenced below) to Mortgagor upon receipt of a certificate by an executive officer of Mortgagor stating the rebuilding, restoration or repair to be effected and stating the estimated cost therein is otherwise same (including any remaining surplus) shall be applied by Mortgagee in the order recited in Section 7.2 hereinbelow. Notwithstanding the foregoing, Mortgagor shall nonetheless be obligated to take such actions as may be required to comply with any Legal Requirements applicable to such Mortgaged Property.

         7.2      Application of Proceeds:  Except as otherwise provided in
Section 7.1 above, all proceeds received by Mortgagee or Trustee with respect to a taking or a diminution in value of all or any portion of the Mortgaged Property shall be retained by or paid over to Mortgagee, as applicable, and shall be applied to the payment of the Obligations as set forth in the Credit Agreement, subject to deduction from such proceeds by Mortgagee and/or Trustee of its Expenses incurred in connection with the condemnation proceedings, the Mortgagee's review process and other actions in connection therewith. The foregoing provision shall apply regardless of whether notice of such condemnation was required to be given by Mortgagor to Mortgagee pursuant to
Section 7.1.


                                   ARTICLE 8

                         ASSIGNMENT OF LEASES AND RENTS

         8.1 Assignment: Subject to the terms and conditions hereinafter set forth, Mortgagor as debtor does hereby irrevocably transfer, assign and deliver unto Mortgagee, the secured party, for its benefit and the ratable benefit of the Banks, as security for the payment and performance of the Obligations, and grant a security interest in, all of the right, title and interest of Mortgagor in and to all of the following:

                           (a)    The Leases;
                           (b)    The Rents; and
                           (c)    The Fixtures.

         This assignment of rentals and any other assignments required by the provisions hereof shall terminate and become null and void upon release of this Mortgage.

         This instrument shall be deemed to be a fixture financing statement within the meaning of the Georgia Uniform Commercial Code, Georgia Statutes,
Section 402, Article 9, and for such purpose the following information is set forth:

         (1)     Name and Address of Debtor:  as set forth on page 1 hereof.

         (2) Name and Address of Secured Party: as set forth on page 1 hereof.

         (3) Description of the types (or items) of property covered by this financing statement as set forth in Sections 1.1 and this
                 Section 8.1.

         (4) Description of real estate to which collateral is attached or upon which it is located: as set forth on Exhibit "A".

         8.2 Collection of Rents: Mortgagor does hereby authorize and empower Mortgagee to collect the Rents as the same shall become due, and does hereby irrevocably direct each and any of the lessees, sublessees, licensees, or other occupants of the Mortgaged Property to pay to Mortgagee, upon demand by Mortgagee, the Rents, provided, however, that no such demand shall be made by Mortgagee unless and until an Event of Default has occurred and is continuing, and that, until such demand is made, Mortgagor shall be authorized to collect or continue to collect the Rents.

         8.3 Mortgagee's Powers of Attorney: Mortgagor does hereby irrevocably constitute and appoint Mortgagee, while this Mortgage remains in force and effect, its true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, delegation and revocation, for Mortgagor and in its name, place and stead, to enter and take possession of the Mortgaged Property by actual physical possession without the commencement of any action to foreclose this Mortgage or to exercise any power of sale Mortgagee may have hereunder and to do and perform any or all of the following actions, as fully as Mortgagor could do if personally present, hereby ratifying and confirming all that Mortgagee, as attorney or its substitute, shall lawfully do or cause to be done by virtue hereof:

         (a) to enter into subordination and non-disturbance agreements with respect to any Leases or with any of the lessees under any of the Leases;

         (b) to demand, collect, sue for, attach, levy recover, receive, compromise and adjust, and make, execute and deliver receipts, releases, discharges or other instruments for all Rents, issues, and other amounts that may thereafter become due, owing or payable with respect to the Mortgaged Property or any part thereof from any present or future lessees, sublessees, licensees or other occupants thereof;

         (c) to institute, prosecute to completion, or compromise and settle, all summary proceedings, actions for rent or for removing any and all lessees, sublessees, licensees for other occupants of the Mortgaged Property or any part or parts thereof;

         (d) to enforce or enjoin or restrain the violation of any of the terms, provisions and conditions of any of the Leases;

         (e) to pay, from and out of any Rents and issues collected in respect of the Mortgaged Property or any part thereof, or from or out of any other funds, any taxes, assessments, water rates, sewer rates, or other government charges levied, assessed, or imposed against the Mortgaged Property, or any portion thereof, and also any and all other charges, costs and expenses which it may be reasonably necessary or advisable for Mortgagee to pay in the management or operation of the Mortgaged Property, including commissions for renting the Mortgaged Property or any portion thereof, management and consulting fees, and legal expenses incurred in enforcing claims, drafting and negotiating documents or for any other services that may be required;

         (f) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipt for moneys due and to become due under or in respect of any of the Personalty;

         (g) to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (f) above;

         (h) to file any claims or take any action or institute any proceedings which the Mortgagee may deem necessary or desirable for the collection of all of the Personalty or otherwise to enforce the right of the Mortgagee with respect to any of the Personalty, including without limitation the execution, delivery, and filing of financing statements, continuation statements, affidavits or other security instruments, and agreements necessary to perfect, confirm and continue in effect the lien of this Mortgage with respect to the Leases, the Rents, the Fixtures and Personalty; and

         (i) to generally do, execute, and perform any other act, deed, matter or thing whatsoever that otherwise needs to be done, executed and performed in and about or respect to the Mortgaged Property, the Leases and the Personalty, as fully as Mortgagor might do, provided, however, that this Assignment shall not operate to place upon Mortgagee any responsibility or obligation to take any of the above actions or any action whatsoever with respect to the operation, control, care, management or repair of the Mortgaged Property and that any action taken or failure or refusal to by Mortgagee under this Agreement shall be at Mortgagee's election and without any liability or part. Notwithstanding the preceding provisions, Mortgagee shall not exercise any of the rights or powers described in subparagraph (a) through this subparagraph (i) until an Event of Default has occurred and is continuing.

         8.4 Mortgagor Remains Liable: Anything herein to the contrary notwithstanding,

         (a) Mortgagor shall remain liable under the Leases to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Mortgage had not been executed;

         (b) the exercise by the Mortgagee of any of the rights hereunder shall not release the Mortgagor from any of its duties or obligations under any of the Leases; and

         (c) the Mortgagee shall not have any obligation or liability under any of the Leases to any person or entity under this Mortgage nor shall the Mortgagee be obligated to perform any of the obligations or duties of the Mortgagor thereunder or to take any action to collect or enforce any claims thereunder.

         8.5 Mortgagor's Representations and Warranties: Mortgagor represents and warrants that:

         (a) No Rents, nor any part thereof becoming due subsequent to the date hereof, have been collected with respect to the Leases (excepting an amount not exceeding one month's installment under the Leases, and excepting those Rents collected from Leases which have annual basic or fixed rental income less than $250,000.00), nor has payment of any of the same been anticipated, waived, released, discounted or otherwise discharged or compromised; and

         (b) Each of the Leases described in Section 4.10 hereof, as amended to the date of execution and delivery hereof, true and complete copies of which have been delivered to the Mortgagee, has been duly authorized, executed and delivered by Mortgagor (and to Mortgagor's knowledge all other parties thereto) and are in full force and effect and binding upon and enforceable against Mortgagor and, to Mortgagor's knowledge, against the other parties thereto, in accordance with its terms. No event has occurred and is continuing, or will occur as a result of the performance of this Mortgage, that constitutes or would constitute any material event of default under any of the Leases or would constitute such an event of default but for the requirement that notice be given or time lapse or both.

         8.6 Mortgagor's Covenants: Mortgagor covenants and agrees with respect to the Leases described in Section 4.10 hereof that:

         (a) It will perform and observe each of its material obligations under the terms of the Leases or hereafter in effect (except when the amount or validity of such obligations is being contested in good faith) and use best efforts to cause the other party thereto to comply with their obligations thereunder;

         (b) It will, upon the reasonable written request by Mortgagee, while this Assignment remains in force and effect, serve written notices of this Assignment upon any lessor or lessee, sublessee, licensee, or other occupant of any portion of the Mortgaged Property or include among the written provisions of any instrument hereafter creating any such lease, sublease, license, or right of occupancy specific reference to this Assignment, and make, execute and deliver all powers of attorney or instrument or pledge or assignment, and such other instrument or documents as Mortgagee may reasonably request at any time for the purpose of securing its rights hereunder;

         (c) It will promptly furnish to Mortgagee, promptly following demand, true copies of all Leases, hereafter executed and true copies of each agreement letter effecting the renewal, amendment or modification of any Lease; and in each case after request by the Mortgagee, furnish to the Mortgagee promptly following receipt thereof copies of all notices, requests and other documents received by the Mortgagor under or pursuant to the Leases during the term of each of the Leases and from time to time (A) furnish to Mortgagee such information and reports regarding the Leases as the Mortgagee may reasonably request, and (B) promptly following request of the Mortgagee make such demands and requests for information or action upon such person, firm, corporation, or other entity as the Mortgagor is entitled to make under the Leases;

         8.7 Effect of Releases of Mortgaged Property: The Mortgagor hereby consents to, and hereby agrees that the rights of Mortgagee and the security interests hereunder, and the obligations of the Mortgagor hereunder, to the fullest extent permitted by applicable Legal Requirements, shall not be affected by any and all releases of any of the Mortgaged Property from the liens or security interests created by this Mortgage or otherwise, whether for purposes of sales or other dispositions of assets or for some other purpose, except to the extent expressly provided herein, any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness secured hereby, or subordinating, modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof, each such agreement to be in writing to be binding and effective, by exercising or refraining from exercising or waiving any right Mortgagee may have hereunder, or by accepting additional security of any kind or additional parties to the Indebtedness secured hereby or instruments creating or evidencing such.

         8.8 Hold Harmless: Mortgagor hereby agrees to indemnify and hold Mortgagee and/or Trustee, as applicable, harmless (a) against and from any and all liability, loss, damage and expense, including reasonable attorneys' fees, which it may or shall incur under or in connection with the exercise by Mortgagee of its rights hereunder in respect of any of the Leases, or by reason of any action taken or expenses paid or incurred by Mortgagee under and in accordance with the terms of this Assignment and (b) against and from any and all claims and demands whatsoever which may be asserted against Mortgagor by reason of any alleged obligations or undertaking on its part to perform or discharge any of the terms, covenants and conditions contained in any of the Leases; provided that Mortgagor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits costs, expenses or disbursements resulting from Mortgagee's or Trustee's, as the case may be, gross negligence or willful misconduct. Should Mortgagee pay or incur any such liability, loss, damage, expense, the amount thereof, together with interest thereon from the date of such payment at the Default Interest Rate shall be payable by Mortgagor to Mortgagee or Trustee, as the case may be, immediately upon demand therefor; and until so paid by Mortgagor, all sums so expended by Mortgagee or Trustee, as the case may be, and interest thereon, shall be added to the Obligations secured by the lien and legal operation and effect of this Mortgage. At its option, Mortgagee or Trustee, as the case may be, may reimburse itself therefor out of any Rents which it has collected or may collect.


                                   ARTICLE 9

               CONCERNING THE TRUSTEE IN THE DEED OF TRUST STATE

         9.1 No Required Action. Trustee shall not be required to take any action toward the execution and enforcement of the trust hereby created or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested so to do by a written instrument signed by Mortgagee and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to him against any and all costs, expense and liabilities arising therefrom. Trustee shall not be responsible for the execution, acknowledgement or validity of the Loan Documents, or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourse of Mortgagee.

         9.2 Certain Rights. With the approval of Mortgagee, Trustee shall have the right to take any and all of the following actions: (a) to select, employ and consult with counsel (who may be, but need not be, counsel for Mortgagee) upon any matters arising hereunder, including the preparation, execution and interpretation of the Loan Documents, and shall be fully protected in relying as to legal matters on the advice of counsel; (b) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through his agents or attorneys; (c) to select and employ, in and about the execution of his duties hereunder, suitable accountants, engineers and other experts, agents and attorneys-in-fact, either corporate or individual, not regularly in the employ of Trustee, and Trustee shall not be answerable for any act, default or misconduct of any such accountant, engineer or other expert, agent or attorney-in-fact, if selected with reasonable care, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee's gross negligence or bad faith; and (d) to take any and all other lawful action as Mortgagee may instruct Trustee to take to protect or enforce Mortgagee's rights hereunder. Trustee shall not be personally liable, except for his gross negligence or misconduct, in case of entry by him, or anyone entering by virtue of the powers herein granted to him, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. Trustee shall be entitled to reimbursement for reasonable expenses incurred by him in the performance of his duties hereunder and to reasonable compensation for such of his services hereunder as shall be rendered. Mortgagor will, from time to time, pay the reasonable compensation due to Trustee hereunder and reimburse Trustee for, and save him harmless against, any and all liability and expenses which may be incurred by him in the performance of his duties.

         9.3 Retention of Monies. All monies received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other monies (except to the extent required by law) and Trustee shall be under no liability for interest on any monies received by him hereunder.

         9.4 Successor Trustees. Trustee may resign by the giving of written notice of such resignation in recordable form to Mortgagee. If Trustee shall die, resign or become disqualified from acting in the execution of this trust or shall fail or refuse to execute the same when requested by Mortgagee so to do, or if, for any reason, Mortgagee shall prefer to appoint a substitute trustee or trustees to act instead of the aforenamed Trustee, Mortgagee shall have full power to appoint a substitute trustee or trustees and, if preferred, several substitute trustees in succession who shall succeed to all the estates, properties, rights, powers and duties of the aforenamed Trustee. Such appointment may be executed by any authorized agent or officer of Mortgagee, and if such Mortgagee be a corporation and such appointment be executed in its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the Board of Directors or any superior officer of the corporation. Such appointment shall be duly recorded in the appropriate real estate records at any time before or, if permitted by applicable law, upon sale of Mortgaged Property by the successor appointed thereby. Mortgagor hereby ratifies and confirms any and all acts which the aforementioned Trustee, or his successor or successors in this trust, lawfully does by virtue hereof. Mortgagor shall reimburse Mortgagee and/or Trustee for any Expenses incurred pursuant to the provisions of this Section 9.4.

         9.5 Perfection of Appointment. Should any deed, conveyance or instrument of any nature be required from Mortgagor by any successor Trustee to more fully and certainly vest in and confirm to such new Trustee such estates, rights, powers and duties, then, upon request by such Trustee, any and all deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Mortgagor and Mortgagor shall pay for any Expenses incurred by Trustee pursuant to this
Section 9.5.

         9.6 Succession Instruments. Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of its or his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Mortgagee or of the successor Trustee, the Trustee ceasing to act shall execute and deliver an instrument in recordable form transferring to such successor Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and monies held by such Trustee to the successor Trustee so appointed in its or his place.

         9.7 No Representation by Trustee. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Trustee or Mortgagee pursuant to the Loan Documents, including but not limited to, any officer's certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal or insurance policy, neither Trustee nor Mortgagee shall be deemed to have warranted, consented to, or affirmed the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty, consent or affirmation with respect thereto by Trustee or Mortgagee.


                                  ARTICLE 10

                                MISCELLANEOUS

         10.1 Performance at Mortgagor's Expense: The cost and expense of performing or complying with any and all of the

Obligations shall be borne solely by Mortgagor, and no portion of such cost and expense shall be, in any way or to any extent, credited against any installment on or portion of the Indebtedness which may be payable by Mortgagor pursuant to the Loan Documents.

         10.2 Survival of Obligations: Each and all of the Obligations survive the execution and delivery of the Loan Documents and the consummation of the loans called for therein and shall continue in full force and effect with respect to Mortgagor until the Obligations shall have been satisfied in full.

         10.3 Further Assurances: Mortgagor, upon the request of Mortgagee, will execute, acknowledge, and record and/or file such further instruments and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purpose of the Loan Documents and to subject to the liens and security interests thereof any property intended by the terms thereof to be covered thereby, including specifically but without limitation, any renewals, additions, substitutions, replacements, betterments or appurtenances to the then Mortgaged Property.

         10.4 Recording and Filing: Mortgagor will cause this Mortgage and all amendments and supplements thereto and supplements therefor to be recorded, filed, re-recorded and refiled in such manner and in such places as Mortgagee shall reasonably request, and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

         10.5 Notices: All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered:

If to the Mortgagor:                 Carolina Freight Carriers Corporation
                                     N.C. Highway 150 East
                                     P. O. Box 697
                                     Cherryville, North Carolina 28021
                                     Attention:  Treasurer

                                     Red Arrow Freight Lines, Inc.
                                     c/o Carolina Freight Carriers Corporation
                                     N.C. Highway 150 East
                                     P. O. Box 697
                                     Cherryville, North Carolina 28021
                                     Attention:  Treasurer

If to the Mortgagee:                       Citibank, N.A.
                                           c/o Citicorp North America, Inc.
                                           400 Perimeter Center Terrace
                                           Suite 600
                                           Atlanta, Georgia 30346
                                           Attention:  Kirk P. Lakeman
                                                       Vice President

     With a copy to:                       Citibank, N.A.
                                           399 Park Avenue
                                           New York, New York  10043
                                           Attention:  Barbara A. Cohen
                                                       Vice President

or at such other address as shall be designated by such party in a written notice to the other. All such notices and communications shall, whether mailed, telegraphed, telexed or cabled, be effective when received, delivered to the telegraph company, confirmed telex answerback or delivered to the cable company, respectively, or two (2) business days after being deposited in the mails, respectively.

         Without limiting the generality of the foregoing, Mortgagor, pursuant to California Government Code Section 27321.5(b), hereby requests that a copy of any notice of default and a copy of any notice of sale given pursuant to this Mortgage be mailed to Mortgagor at the address set forth in this Section 10.5.

         10.6 No Waiver; Remedies: The Mortgagee's failure at any time or times hereafter, to require strict performance by the Mortgagor of any provision of this Mortgage shall not waive, affect or diminish any right of the Mortgagee or Trustee, thereafter to demand strict compliance and performance therewith, and the Mortgagee's or Trustee's single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers or privileges herein provided are cumulative and not exclusive of any rights, remedies, powers or privileges provided by applicable Legal Requirements. Any suspension or waiver of the Mortgagee or Trustee of a default by the Mortgagor under this Mortgage or under any of the other Loan Documents shall not suspend, waive or affect any other default thereunder, whether the same is prior or subsequent thereto and whether of the same or of a different kind of character. None of the undertakings, agreements, warranties, covenants and representations of the Mortgagor contained in this Mortgage and no default by the Mortgagor under this Mortgage shall be deemed to have been suspended or waived unless suspension or waiver is in writing signed by an officer of the Mortgagee, and directed to the Mortgagor specifying the suspension or waiver.

         10.7 Mortgagee's Right to Perform the Obligations: If Mortgagor shall fail, refuse or neglect to make any payments or perform any act required of it by the Mortgage (including the Mortgagor's obligation under Section 4.3 hereof to defend the first lien status of this Mortgage), at any time thereafter, upon reasonable notice to Mortgagor and without waiving or releasing any other right, remedy or recourse, Mortgagee may have because of same, Mortgagee may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Mortgagor, and shall have the right to enter upon or in the Land and Buildings for such purpose and to take all such action thereon and with respect to the Mortgaged Property it may deem reasonably necessary or appropriate. In its exercise of its rights under this Section 10.7, if Mortgagee shall elect to pay any Imposition or other sums due with reference to the Mortgaged Property, Mortgagee may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof subject to any other applicable terms and provisions set forth herein. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Mortgagee shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same subject to any other applicable terms and provisions set forth herein. Mortgagor shall indemnify Mortgagee for all losses, expenses, damage, claims and causes of action, including reasonable attorneys' fees, incurred or accruing by reason of any acts performed by Mortgagee pursuant to the provisions of this Section 10.7. All sums paid by Mortgagee pursuant to this Section 10.7 and all other sums expended by Mortgagee to which it shall be entitled to be indemnified, together with interest thereon at the Default Interest Rate from the date of such payment or expenditure, shall constitute additions to the Obligations, and shall be secured by the Loan Documents and Mortgagor covenants and agrees to pay them to the order of Mortgagee upon demand.

         10.8 Covenants Running with the Land: All Obligations are intended by the parties to be, and shall be construed as, covenants running with the Mortgaged Property until such Mortgaged Property has been released from the lien of this Mortgage.

         10.9 Successors and Assigns: All of the terms of this Mortgage shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.10 Severability: This Mortgage is intended to be performed in accordance with, and only to the extent permitted by, applicable Legal Requirements. If any provision of any of this Mortgage or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Mortgage nor the application of such provision to other persons or circumstances nor the other instruments referred to hereinabove shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

         10.11 Entire Agreement and Modification, No Oral Changes: The Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and thereof and all prior agreements relative thereto which are not contained herein or therein are terminated. This Mortgage may not be amended, revised, waived, discharged, released or terminated orally but only by a written instrument or instruments executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

         10.12 APPLICABLE LAW; KNOWLEDGEABLE MORTGAGOR: THE PARTIES TO THIS MORTGAGE AGREE THAT THEIR RIGHTS AND OBLIGATIONS UNDER THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE. THE PARTIES FURTHER AGREE THAT:

         (A) THE PROCEDURES GOVERNING THE ENFORCEMENT BY MORTGAGEE OR TRUSTEE, AS THE CASE MAY BE, OF THE PROVISIONAL REMEDIES AGAINST MORTGAGOR, INCLUDING WITHOUT LIMITATION, ACTIONS FOR REPLEVIN, FOR CLAIM AND DELIVERY OF PROPERTY, FOR INJUNCTIVE RELIEF OR FOR APPOINTMENT OF A RECEIVER AND THE REQUIREMENTS NECESSARY TO CREATE OR GRANT, PERFECT OR FORECLOSE, OR DETERMINE THE PRIORITY OF, THE LIEN AND SECURITY INTEREST OF THIS MORTGAGE, SHALL BE GOVERNED BY THE LAWS OF THE STATE;

         (B) TRUSTEE AND MORTGAGEE SHALL COMPLY WITH APPLICABLE LAW OF THE STATE, TO THE EXTENT REQUIRED IN CONNECTION WITH THE POWER OF SALE OR THE FORECLOSURE OF THE SECURITY INTERESTS AND LIENS CREATED HEREBY. THE PARTIES FURTHER AGREE THAT MORTGAGEE AND TRUSTEE MAY ENFORCE THEIR RIGHTS UNDER THIS MORTGAGE AND THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THEIR RIGHTS TO SUE MORTGAGOR TO COLLECT ANY OUTSTANDING INDEBTEDNESS OR TO OBTAIN JUDGMENT FOR ANY DEFICIENCY FOLLOWING FORECLOSURE, IN ACCORDANCE WITH THE LAWS OF THE STATE.

         (C) MORTGAGOR HEREBY ACKNOWLEDGES, WARRANTS AND REPRESENTS THAT EACH IS SOPHISTICATED, KNOWLEDGEABLE AND EXPERIENCED IN COMMERCIAL TRANSACTIONS SIMILAR TO THE TRANSACTION EMBODIED IN THIS MORTGAGE AND THE LOAN DOCUMENTS; EACH HAS BEEN FULLY, COMPLETELY AND ADEQUATELY REPRESENTED AND ADVISED BY COMPETENT COUNSEL AND OTHER CONSULTANTS RETAINED FOR SUCH PURPOSES IN CONNECTION WITH ALL ASPECTS (INCLUDING BUSINESS AND LEGAL) OF THE TRANSACTIONS UNDER THIS MORTGAGE AND THE LOAN DOCUMENTS; ALL PARTIES TO SUCH TRANSACTION HAVE EQUAL BARGAINING STRENGTH.

         10.13 No Partnership; Control in Mortgagor: Except to the extent occurring as a matter of law (a) nothing contained in this

Mortgage is intended to, or shall be construed as, creating to any extent and in any manner whatsoever, any partnership, joint venture, or association between Mortgagor, Mortgagee and Trustee, or in any way make Mortgagee or Trustee co-principals with Mortgagor with reference to all or any portion of the Mortgaged Property, and any inferences to the contrary, are hereby expressly negated; and (b) notwithstanding anything contained herein which may be to the contrary, this Mortgage, the Loan Documents, any agreement, mortgage or other document referred to herein by reference, whether specifically or generally, and the transactions contemplated hereby do not and will not constitute or create indirect, actual or practical ownership of the Mortgaged Property or of Mortgagor by Mortgagee, or control, affirmative or negative, direct or indirect, by Mortgagee over the programming, management, or any other aspect of the day-to-day operation of the Mortgaged Property or Mortgagor, which control remains in Mortgagor, its shareholders and board of directors.

         10.14 Headings: The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

         10.15 Hold Harmless: Neither Mortgagee nor Trustee shall be obligated to perform or discharge, nor does either hereto undertake to perform or discharge, any obligation, duty or liability with respect to the Mortgaged Property or the Leases under or by reason of this Mortgage or any of the Loan Documents, and Mortgagor shall and does hereby agree to indemnify Mortgagee and/or Trustee, as applicable, for and to hold Mortgagee harmless from any and all liability, loss or damage which it may or might incur with respect to the Mortgaged Property, the Leases or under or by reason of this Mortgage or any of the Loan Documents and from any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, agreements relating to the Mortgaged Property; provided, that Mortgagor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions judgment, suits costs, expenses or disbursements resulting from Mortgagee's or Trustee's, as the case may be, gross negligence or willful misconduct. Should Mortgagee incur any such liability, loss or damage, the amount thereof, including all reasonable attorneys' fees and reasonable costs and expenses associated with actions taken by Mortgagee in defense thereof, or otherwise in protecting its interest hereunder, shall be secured hereby, and Mortgagor covenants and agrees to reimburse Mortgagee therefor immediately upon demand.

         10.16 Pronouns and Plurals: All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require, and the singular form of nouns, pronouns and verbs shall include plural, and vice versa, whichever the context may require.

         10.17 Waiver of Trial by Jury: To the extent permitted under the laws of the state in which the applicable portion of the Mortgaged Property is situated, Mortgagor and the Mortgagee each hereby waives and shall waive trial by jury in any action, proceeding or counterclaim arising out of or relating to this Mortgage.

         10.18 Assignment: Mortgagee may assign or transfer all or any portion of its rights under this Mortgage.

         10.19 No Merger: So long as this Mortgage is an encumbrance upon the Mortgaged Property, there shall be no merger of the interest of any lessor or any lessee under any Lease or sublease.

         10.20 Enforceability of Lien: In the event that any part of the Obligations cannot be lawfully secured by this Mortgage, or the lien or security interest hereof cannot be lawfully enforced to pay any part of the Obligations, then and in either such event, at the option of Mortgagee, all payments on the Obligations shall be deemed to have been first applied against the unsecured part of the Obligations.

         10.21 Knowledge: Whenever referenced in this Mortgage, the "knowledge" or "best knowledge" of Mortgagor shall include the knowledge of its parent corporations, if any, and its Subsidiaries, if any.

         10.22 Best Efforts: Whenever referenced in this Mortgage, the term "best efforts" shall not be interpreted as requiring the expenditure of unreasonable sums of money, in view of the objectives sought.

         10.23 Counterparts: This Mortgage shall be executed in multiple counterparts, each of which shall be deemed an original, but all of such counterparts shall constitute one and the same document.

                   TO THE EXTENT THE APPLICABLE PORTION OF THE MORTGAGED PROPERTY IS SITUATED IN THE STATE OF CALIFORNIA OR GEORGIA, MORTGAGOR HEREBY REQUESTS THAT A COPY OF ANY NOTICE OF DEFAULT AND NOTICE OF SALE AS MAY BE REQUIRED BY LAW BE MAILED TO MORTGAGOR AT THE ABOVE ADDRESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

         Mortgagor hereby acknowledges that it has received a copy of this Mortgage free of charge.

         IN WITNESS AND TESTIMONY WHEREOF, THIS MORTGAGE, MORTGAGE DEED, OPEN-END MORTGAGE, DEED TO SECURE DEBT, FIXTURE FINANCING STATEMENT, ASSIGNMENT OF LEASES AND RENTS AND FINANCING STATEMENT has been duly executed and delivered by Mortgagor and their respective corporate seals to be hereunto affixed, by its proper officers hereunto duly authorized as of the date and year first above written and Mortgagor accepts and agrees to the terms and covenants contained herein.

                                              MORTGAGOR:

Signed, sealed and delivered in
the presence of:                              CAROLINA FREIGHT CARRIERS
                                              CORPORATION, a North Carolina
- ------------------------------                Corporation
Witness Signature

- ------------------------------                By:
Printed Name                                     ---------------------------
                                                 Printed Name:
- ------------------------------                                --------------
Witness Signature                                Title:
                                                       ---------------------
                                                 Social Security #:
- ------------------------------                                     ---------
Printed Name

- ------------------------------
Notary Public

Date Executed by Notary:
                        ---------

My Commission Expires:
                      -----------

       [NOTARIAL SEAL]


Signed, sealed and delivered in
the presence of:

- ------------------------------                Attest:
Witness Signature                                    ------------------------
                                                 Printed Name:  John B. Yorke
- ------------------------------                   Title: Secretary
Printed Name                                     Social Security #:
                                                                   ----------
- ------------------------------
Witness Signature

- ------------------------------
Printed Name
                                                      [CORPORATE SEAL]
- ------------------------------
Notary Public

Date Executed by Notary:
                        ---------
My Commission Expires:
                      -----------

       [NOTARIAL SEAL]


          [Signatures and acknowledgements continue on following page]

Signed, sealed and delivered in              RED ARROW FREIGHT LINES, INC., a
the presence of:                             Texas Corporation


- ------------------------------               By:
Witness Signature                                ----------------------------
                                                 Printed Name:
- ------------------------------                                ---------------
Printed Name                                     Title:
                                                        ---------------------
- ------------------------------                   Social Security #:
Witness Signature                                                  ----------

- ------------------------------
Printed Name

- ------------------------------
Notary Public

Date Executed by Notary:
                        ---------
My Commission Expires:
                      -----------

       [NOTARIAL SEAL]


Signed, sealed and delivered in
the presence of:

- ------------------------------                Attest:
Witness Signature                                    ------------------------
                                                 Printed Name:  John B. Yorke
- ------------------------------                   Title: Secretary
Printed Name                                     Social Security #:
                                                                   ----------
- ------------------------------
Witness Signature

- ------------------------------
Printed Name
                                                        [CORPORATE SEAL]
- ------------------------------
Notary Public

Date Executed by Notary:
                        ---------
My Commission Expires:
                      -----------

       [NOTARIAL SEAL]


                 [Acknowledgements continue on following page]

                                    ILLINOIS

THE STATE OF __________    )
                           )       ss.
_____________ County,      )




         I, ________________________________, a Notary Public in and for said county and state, do hereby certify that ______________, _________________ of Carolina Freight Carriers Corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

         Given under my hand and official seal, this ___ day of ____________________, 1994.

My Commission Expires

                                                -------------------------------
                                                 Notary Public


This instrument was prepared by:

- --------------------------------
           (Name)

- --------------------------------
          (Address)

                                    ILLINOIS

THE STATE OF _________     )
                           )       ss.
_____________ County,      )




         I, ________________________________, a Notary Public in and for said county and state, do hereby certify that JOHN B. YORKE, Secretary of Carolina Freight Carriers Corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

         Given under my hand and official seal, this ___ day of ____________________, 1994.

My Commission Expires

                                               ---------------------------------
                                               Notary Public


This instrument was prepared by:

- --------------------------------
           (Name)

- --------------------------------
          (Address)

                                    ILLINOIS

THE STATE OF _________     )
                           )       ss.
_____________ County,      )




         I, ________________________________, a Notary Public in and for said county and state, do hereby certify that ______________, ________________ of Red Arrow Freight Lines, Inc., personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

         Given under my hand and official seal, this ___ day of ____________________, 1994.

My Commission Expires

                                               ---------------------------------
                                               Notary Public


This instrument was prepared by:

- --------------------------------
           (Name)

- --------------------------------
          (Address)

                                    ILLINOIS

THE STATE OF _________     )
                           )       ss.
_____________ County,      )




         I, ________________________________, a Notary Public in and for said county and state, do hereby certify that JOHN B. YORKE, Secretary of Red Arrow Freight Lines, Inc., personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

         Given under my hand and official seal, this ___ day of ____________________, 1994.

My Commission Expires

                                                  ------------------------------
                                                  Notary Public


This instrument was prepared by:

- --------------------------------
           (Name)

- --------------------------------
          (Address)

                                  EXHIBIT "B"

                             Attornment Provisions


         "The lessee covenants and agrees that if, by reason of default under any mortgage which may now or hereafter affect the land and/or building of which the premises that is the subject of this Lease forms a part (the "Mortgaged Property") (including, without limitation, the Mortgage, Mortgage Deed, Open-End Mortgage, Deed to Secure Debt, Deed of Trust, Fixture Financing Statement, Assignment of Leases and Rents and Financing Statement (the "Mortgage"), dated as of March 17, 1994 between the landlord hereunder or a predecessor in title or interest, as Mortgagor and Citibank, N.A., for itself and as agent, as Mortgagee, and any amendments, supplements or modifications thereof, the mortgagee thereunder enters into and becomes possessed of the Mortgaged Property either through possession or foreclosure action or proceeding, or in the event of the sale of the said Mortgaged Property as a result of any action or proceeding to foreclose said mortgage, the tenant will attorn to the mortgagee or such then owner and will recognize the mortgagee or such then owner as its landlord under this Lease, unless the mortgagee or such then owner shall elect to terminate this Lease and the rights of the lessee hereunder. The lessee agrees to execute and deliver, at any time and from time to time, upon the request of the mortgagee or the then owner of the Mortgaged Property, any instrument which may be necessary or appropriate to evidence such attornment and the lessee hereby irrevocably appoints the mortgagee or the then owner of the Mortgaged Property the attorney-in-fact of the lessee to execute and deliver for and on behalf of the lessee any such instrument. The lessee further waives the provision of any statute or rule of law now or hereafter in effect which may give or purport to give the lessee any right of election to terminate this Lease or to surrender possession of the premises that is the subject of this Lease in the event any proceeding is brought by the mortgagee under any such mortgage to terminate the same, and agrees that unless and until the mortgagee, in connection with any such proceeding, shall elect to terminate this Lease and the rights of the lessee hereunder, this Lease shall not be affected in any way whatsoever by any such proceeding."

                               GUARANTY AGREEMENT

                           Dated as of March 15, 1994

                                      From

                          CAROLINA FREIGHT CORPORATION

                                       To

                                 CITIBANK, N.A.

                                    as Agent

                               GUARANTY AGREEMENT

                               TABLE OF CONTENTS



                                                                                                             PAGE
PRELIMINARY STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         SECTION 1. Guaranty; Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 2. Guaranty of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 3. Guaranty Absolute   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 4. Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 5. Subrogation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 6. Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 7. Affirmative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                 Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Compliance with Laws, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Tangible Net Worth Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Visitation Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Keeping of Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Maintenance of Properties, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Interest Bearing Debt to EBITDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 EBITDA to Interest and Rental Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Ownership of Subsidiary Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Intercompany Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         SECTION 8. Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Lease Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Dividends, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Mergers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Compliance With ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Negative Stock Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Loans, Advances and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Limitation on Loans to Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Limitation on Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Negative Pledges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Limitation on Investor Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         SECTION 9.   Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 10.  Remedies Upon Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19



                                      (i)

         SECTION 11.  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 12.  Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 13.  Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 14.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 15.  Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 16.  Continuing Guaranty; Assignments under. . . . . . . . . . . . . . . . . . . . . . . . .  22
                      Credit Agreement
         SECTION 17.  Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 18.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 19.  Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         SECTION 20.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 21.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 22.  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                     (ii)

                               GUARANTY AGREEMENT


         THIS GUARANTY AGREEMENT, dated as of March 15, 1994 (the "Guaranty"), made by Carolina Freight Corporation, a corporation organized and existing under the laws of North Carolina (the "Guarantor"), in favor of the Banks (the "Banks") listed as parties to the Credit Agreement (as defined below) and Citibank, N.A., as agent (the "Agent") for the Banks.

         PRELIMINARY STATEMENTS.

         (1) The Banks and the Agent have entered into a Secured Revolving Credit and Letter of Credit Agreement, dated as of March 15, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Carolina Freight Carriers Corporation, a corporation organized and existing under the laws of North Carolina, and Red Arrow Freight Lines, Inc., a corporation organized and existing under the laws of Texas (individually, a "Borrower" and collectively, the "Borrowers"). The Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement, including the issuance of Letters of Credit by Citibank.

         (2) It is a condition precedent to the making of Advances by the Banks and the issuance of Letters of Credit by Citibank under the Credit Agreement that the Guarantor, as owner of 100% of the outstanding capital shares of stock of each Borrower, shall have executed and delivered this Guaranty.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to make Advances and Citibank to issue Letters of Credit under the Credit Agreement, the Guarantor hereby agrees with the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit, as follows:

         SECTION 1. Guaranty; Security. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under the Credit Agreement, the Notes, all Letters of Credit (including any deemed Letters of Credit, pursuant to Section 2.13(a) of the Credit Agreement, issued by Citibank) and under or respecting any application or agreement executed by or binding upon the Borrowers in connection with any Letters of Credit (collectively, the "Reimbursement Documents"), whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Banks in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which constitute part of the Obligations and would be owed by the Borrowers to the Agent or the Banks under the Credit Agreement, the Notes, the Reimbursement Documents, the Letters of Credit and any other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. For purposes of this Guaranty, the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Citibank in its capacity as a Bank. The Obligations are secured by that certain Pledge and Security Agreement (the "Pledge Agreement"), dated of even date herewith, made by Guarantor in favor of Agent for the ratable benefit of the Banks which Pledge Agreement is incorporated herein by this reference and to which reference is made for a description of such security and the rights and remedies of the Agent thereunder.

         SECTION 2. Guaranty of Payment. This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against a Borrower or any other guarantor of amounts due under the Credit Agreement, the Notes, the Reimbursement Documents, the Letters of Credit or any other Loan Documents or to require that resort be had to any security. If the Borrower shall fail to pay the Obligations when and as the same becomes due (whether at maturity, by acceleration or call for prepayment or otherwise), the Guarantor, upon demand, without notice other than such demand and without the necessity of further action by the Banks, shall promptly and fully make such payment. The Guarantor shall pay all reasonable costs and expenses, including reasonable counsel fees and expenses, paid or incurred by the Bank, in connection with the enforcement of the requirement of the Borrowers to pay the Obligations. All payments by the Guarantor shall be made in lawful money of the United States of America. Each default in the payment of the Obligations shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

         SECTION 3. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes, any Letter of Credit, the Reimbursement Documents and any other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Banks with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                    (i) any lack of validity or enforceability of the Credit Agreement, any Letter of Credit, the Reimbursement Documents, the Notes, any other Loan Documents or any other agreement or instrument relating thereto;

                          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes, any Letter of Credit, the Reimbursement Documents or any other Loan Documents, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrowers or any of their respective Subsidiaries or otherwise;

                          (iii)  any taking, exchange, release or
                 non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

                          (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of a Borrower or any of its Subsidiaries;

                          (v) any change, restructuring or termination of the corporate structure or existence of a Borrower or any of its Subsidiaries; or

                          (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or a guarantor.

                 This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

         SECTION 4. Waiver. The Guarantor hereby unconditionally waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or any Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrowers or any other person or entity or any collateral.

         SECTION 5. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments, such amount shall be held in trust for the benefit of the Agent and the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Obligations thereafter existing. If (i) the Guarantor shall make payment to the Agent or the Banks of all or any part of the Obligations, (ii) all the Obligations and all other amounts payable under this Guaranty shall be paid in full, (iii) the Commitments shall have expired or terminated, and (iv) at such time no Letter of Credit is outstanding, the Agent and the Banks will, at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

         SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                 (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement.

                 (b) The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene
(i) the Guarantor's articles of incorporation or by-laws or (ii) in any material respect, any law or any contractual restriction binding on or affecting the Guarantor.

                 (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

                 (d) This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its respective terms.

                 (e) The balance sheets of the Guarantor and its Subsidiaries as at December 31, 1993, and the related statements of income and retained earnings of the Guarantor and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Guarantor and its Subsidiaries at such date and the results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since

December 31, 1993, there has been no Material Adverse Effect in such condition or operations.

                 (f) The Guarantor owns (i) one hundred percent (100%) of the capital stock of CFCC, RA, CCSI, ILI, Cardinal, GITC and CLC, and (ii) one hundred percent (100%) of the capital stock of MCI (less 8 directors qualifying shares), in each case free and clear of any Lien (other than the Lien of the Collateral Documents) as set forth on Schedule 4.1(b) of the Credit Agreement.

                 (g) There is no pending or threatened action or proceeding affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which may have a Material Adverse Effect on the financial condition or operations of the Guarantor or any Subsidiary or which purports to affect the legality, validity or enforceability of this Guaranty.

                 (h) The Guarantor and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed by it and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it, except those which are being contested in good faith by appropriate proceedings and for which reasonable reserves, as may be required by GAAP, are being maintained on its books.

                 (i) Neither Guarantor nor any of its Subsidiaries has received an Environmental Complaint which the Guarantor believes would have a Material Adverse Effect, regarding the Guarantor or any of its Subsidiaries or its operations (including, without limitation, on-site or off-site waste disposal), or any real property now owned, operated, leased or used by the Guarantor or any of its Subsidiaries or with respect to the Guarantor's operations on formerly owned real property.

                 (j)      (i)     No Reportable Event has occurred and is
continuing with respect to any Plan; (ii) the PBGC has not instituted proceedings to terminate any Plan; (iii) neither the Guarantor, any ERISA Affiliate, nor any duly-appointed administrator of a Plan (A) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable, or (B) has instituted or intends to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multiemployer Plan; (iv) no "accumulated funding deficiency" (as defined in ERISA Section 302 or Internal Revenue Code Section 412) exists with respect to any Plan, whether or not waived; (v) each Plan of the Guarantor and its Subsidiaries has been administered and funded in accordance with its terms and with all provisions of the Code and ERISA applicable thereto; and (vi) the Guarantor and its Subsidiaries have not incurred any liability with respect to any welfare plan (as defined in ERISA Section 3(i)) or for "welfare benefits" (as defined in Code Section 419) that is not reflected on the financial statements of the Guarantor and its Subsidiaries.

                 (k) The Guarantor has never caused or permitted any Hazardous Material to be placed, held, located, released, generated, treated, stored or disposed of on, under, over or in connection with activities at any real property now owned, operated, leased or used by the Guarantor or any of its Subsidiaries, or any part thereof or with respect to the Guarantor's operations on formerly owned real property, other than quantities of petroleum and chemical products or hazardous wastes permissible under the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended, or other Hazardous Materials properly and legally stored (or, in case of hazardous wastes, disposed of in accordance with regulations promulgated under RCRA), necessary for the operation of the business of the Guarantor and any of its Subsidiaries or their tenants and the maintenance of fuel storage tanks in compliance with Relevant Environmental Laws. No real property now owned, operated, leased or used by Guarantor or any of its Subsidiaries has been used (whether by Guarantor or its Subsidiaries, or, to the best knowledge of Guarantor, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Material other than quantities of petroleum and chemical products or hazardous wastes permissible under RCRA, or other Hazardous Materials properly and legally stored (or, in case of hazardous wastes, disposed of in accordance with regulations promulgated under RCRA), necessary for the operation of the business of the Guarantor and its Subsidiaries or their tenants and the maintenance of fuel storage tanks in compliance with Relevant Environmental Laws.

                 (l) To the best of Guarantor's knowledge, after due inquiry, the Guarantor knows of no locations where any Hazardous Material or Asbestos from any real property now or formerly owned, operated, leased or used by Guarantor or any of its Subsidiaries is now stored or has been treated, recycled or disposed of, except in compliance with Relevant Environmental Laws.

                 (m) There are no Environmental Liens on or affecting any real property owned, operated, leased or used by Guarantor or any of its Subsidiaries.

                 (n) To the best of Guarantor's knowledge, after due inquiry, the Guarantor and each of its Subsidiaries obtained all permits, certificates, licenses, approvals, registrations and other authorizations which are required for the operation of its facilities under all Relevant Environmental Laws and is in material compliance with all Relevant Environmental Laws.

                 (o) Except as shown on Exhibit 1, neither the Guarantor, nor any of its Subsidiaries has received notice that it generated, transported or arranged for the transportation of any Hazardous Material to any site listed on the National Priorities List under The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et. seq., as amended, or any similar list under any analogous state statute.

                 (p) There are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by the Guarantor or any of its Subsidiaries which might require any construction or other capital costs within the next 5 years in order to assure compliance with Relevant Environmental Laws and which the Guarantor believes would have a Material Adverse Effect.

                 (q) To the best of the Guarantor's knowledge, neither this Guaranty nor any other document, certificate or statement furnished to the Agent or the Banks by or on behalf of the Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. To the best of the Guarantor's knowledge, there is no fact peculiar to a Borrower or any of its Subsidiaries which has or in the future may (so far as the Guarantor can now foresee) have a Material Adverse Effect which has not been set forth in this Guaranty or in the other documents, certificates and statements furnished to the Banks by or on behalf of the Guarantor prior to the date hereof in connection with the transactions contemplated by the Credit Agreement and this Guaranty.

                 (r) The Guarantor has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having or claiming jurisdiction, the violation of which would have a Material Adverse Effect.

                 (s) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

                 (t) The Guarantor has, independently and without reliance upon the Agent or any Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

         SECTION 7. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment, the Guarantor will, unless the Majority Banks shall otherwise consent in writing:

                 (a) Corporate Existence. Maintain its corporate existence and its qualification to do business in all states where such qualifications is necessary. Notwithstanding any other provision contained in this Guaranty or any other Loan Document to the contrary, maintain the corporate existence and going concern status of CFCC, RA, CCSI, ILI, Cardinal, GITC, MCI and CLC.

                 (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which reasonable reserves, as may be required by GAAP, are being maintained.

                 (c) Tangible Net Worth. Maintain at all times, on a consolidated basis, a Tangible Net Worth equal to $112,500,000 plus 100 percent of the net proceeds of any issuance of equity plus an amount equal to 50% of the aggregate cumulative net earnings (not adjusted for net losses) of the Guarantor earned in each fiscal year after January 1, 1994. For purposes of this Section 7(c) only, Tangible Net Worth and net earnings shall not include any (i) extraordinary items of income earned after January 1, 1994, and (ii) changes in accounting principles occurring after January 1, 1994.

                 (d) Tangible Net Worth Ratio. Maintain on a consolidated basis a quarterly ratio of Total Liabilities to Tangible Net Worth of not more than 2.25 to 1.0.

                 (e) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations covering such risk as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor and its Subsidiaries operate. Such insurance shall provide coverage for amounts of liability in excess of $1,500,000 per occurrence and up to a total of $50,000,000 per occurrence. The Guarantor and its Subsidiaries may self-insure for liability of up to $1,500,000 per occurrence.

                 (f) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their respective officers or directors and with their independent certified public accountants.

                 (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each of its Subsidiaries in accordance with GAAP.

                 (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                 (i)      Reporting Requirements.  Furnish to the Banks:

                          (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, (y) balance sheets of the Guarantor and its Subsidiaries as of the end of such quarter which shall contain a detailed statement satisfactory to the Banks of the aging of accounts receivable, and statements of income and retained earnings of the Guarantor and its Subsidiaries, on a consolidated and consolidating basis, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and (z) detailed calculations, satisfactory to the Banks, in respect to compliance of the Guarantor with Section 7(c), 7(d), 7(k) and 7(l), in each case certified by the Chief Financial Officer of the Guarantor;

                         (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, on a consolidated and consolidating basis, containing financial statements for such year, certified in a manner acceptable to the Majority Banks by Arthur Andersen & Co. or other independent public accountants acceptable to the Majority Banks;

                        (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor,
                 (y) a detailed statement, satisfactory to the Banks, of the aging of accounts receivable, and (z) detailed calculations, satisfactory to the Banks, in respect to compliance of the Guarantor with Section 7(c), 7(d), 7(k) and 7(l), in each case certified by the Chief Financial Officer of the Guarantor;

                         (iv) as soon as is available and in any event within 30 days after the end of each Accounting Period hereafter, (y) unaudited interim consolidated financial statements (including balance sheets and income statements) of Guarantor and its Subsidiaries as of the end of such Accounting Period and of the portion of the Guarantor's fiscal year then elapsed, on a consolidated and consolidating basis, and fairly presenting the financial position and results of operations of Guarantor and its Subsidiaries for such Accounting Period and (z) detailed calculations, satisfactory to the Banks, in respect to compliance of the Guarantor with
                 Section 7(c) and 7(d), in each case certified by the Chief Financial Officer of the Guarantor;

                          (v) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default, a statement of the Chief Financial Officer of the Guarantor setting forth details of such Default or Event of Default and the action which the Guarantor has taken and proposes to take with respect thereto;

                         (vi) promptly and in any event within 15 days after the Guarantor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Guarantor describing such ERISA Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

                        (vii) promptly and in any event within 5 Business Days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                       (viii) promptly and in any event within 5 Business Days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (x) the imposition of Withdrawal Liability by a Multiemployer Plan, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (z) the amount of liability incurred or which may be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clause (x) or (y) above;

                         (ix) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect;

                          (x) promptly after the sending or filing thereof and except as otherwise expressly provided in this subsection
                 (i), copies of all such proxy statements, financial statements, and reports which the Guarantor or any of its Subsidiaries sends to its respective stockholders, and copies of all regular, periodic and special reports, and all registration statements, which the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

                         (xi) upon the Agent's written request, copies of all reports and notices which the Guarantor or any Subsidiary files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Guarantor or any Subsidiary receives from the PBGC; and

                        (xii) such other information respecting the business, properties, operations or condition, financial or otherwise, of the Guarantor or any of its Subsidiaries as any Bank through the Agent may from time to time reasonably request.

                 (j) ERISA. The Guarantor and each of its Subsidiaries shall make prompt payments of contributions required by the terms of each Plan or meet the minimum funding standards applicable.

                 (k) Interest Bearing Debt to EBITDA. Guarantor shall have, on a consolidated basis, as of the last day of each fiscal quarter for the previous Measurement Period, a ratio of (x) the sum of total on-balance sheet, interest-bearing Debt plus the aggregate principal amount of Investor Certificates to (y) EBITDA of not more than 4.00 to 1.00 (for the first three fiscal quarters of Guarantors' 1994 fiscal year) and 3.75 to 1.00 thereafter.

                 (l) EBITDA to Interest and Rental Expenses. Guarantor shall have, on a consolidated basis, as of the last day of each fiscal quarter for the previous Measurement Period a ratio of (x) the sum of EBITDA plus Rentals to (y) the sum of Interest Expense plus Rentals plus principal payments due on Debt during the period of the forthcoming four consecutive fiscal quarters of not more than 1.75 to 1.00.

                 (m) Ownership of Subsidiary Stock. Continue to own (i) one hundred percent (100%) of the capital stock of CFCC, RA, CCSI, ILI, Cardinal, GITC and CLC and (ii) one hundred percent (100%) of the capital stock of MCI (less 8 directors qualifying shares).

                 (n) Intercompany Debt. Cause all intercompany indebtedness, between the Guarantor and any of its Subsidiaries or between any Subsidiary of the Guarantor and any other Subsidiary of the Guarantor, for borrowed money to be evidenced by promissory notes, which, after the Closing Date, shall (i) be for a tenure of 18 months or less, and (ii) contain acceleration provisions in the event of non-payment.

         SECTION 8. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment, the Guarantor will not, without the prior written consent of the Majority Banks:

                 (a) Guaranties. Guarantee, endorse or otherwise become directly or contingently liable or permit any of its Subsidiaries (excluding the Borrowers) to guarantee, endorse or otherwise become directly or contingently liable in connection with the obligations of any Person, except that: (i) the Guarantor or any Subsidiary may guarantee, endorse or otherwise become directly or contingently liable in connection with the obligations of any Person, to the Banks; (ii) the Guarantor or any Subsidiary may guarantee or otherwise be or become directly or contingently liable in connection with guaranty agreements (or similar agreements) currently in effect, as set forth on Schedule 8(a); (iii) the Guarantor or any Subsidiary may endorse in the ordinary course of business negotiable instruments in the course of collection; and (iv) the Guarantor may guarantee or otherwise become directly or contingently liable in connection with the (y) obligations of its Subsidiaries where applicable law or regulations requires the Guarantor, as parent of the Subsidiary, to guarantee the obligations of such Subsidiary or (z) obligations of the Guarantor's Subsidiaries not exceeding, in an aggregate amount outstanding, $15,000,000.

                 (b) Debt. Incur, assume, or suffer to exist or allow any Subsidiary (excluding the Borrowers) to incur, assume or suffer to exist any Debt for borrowed funds or Capital Leases except for: (i) Debt for borrowed funds or under Capital Leases existing on the date of this Guaranty, as set forth on Schedule 8(b), or arising under the Credit Agreement; (ii) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (iii) accrued pension fund and other Plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default under any other provision of this Guaranty); (iv) deferred taxes; (v) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business; (vi) Debt for borrowed funds or under Capital Leases in an amount not to exceed $10,000,000 in the aggregate outstanding at any time; and (vii) Debt for borrowed funds against the cash value of life insurance policies.

                 (c) Lease Obligations. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease (other than currently existing leases or lease agreements or Capital Leases) having a term of one year or more which would cause the direct or contingent liabilities of the Guarantor and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $24,000,000 payable in any period of 12 consecutive calendar months.

                 (d) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Guarantor (other than dividends payable solely in the stock of the Guarantor), or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Guarantor or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (other than the purchase or redemption of any class of capital stock with the proceeds received from the substantially concurrent issue of new shares of its common stock), except that the Guarantor may (i) declare and make any dividend payment or other distribution payable in cash, and (ii) purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares, provided that the sum of (i) and (ii) shall not exceed, at any time, the sum of $1,000,000 and 50% of the consolidated net earnings of the Guarantor and its Subsidiaries accumulated subsequent to December 31, 1993, computed in accordance with GAAP, and further provided that, immediately after giving effect to such proposed action, no Default or Event of Default would exist.

                 (e) Mergers, Etc. Guarantor will not, and will not permit any Subsidiary to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any of its Subsidiaries to do so, except that the Guarantor may merge or consolidate with any corporation or business (excluding CFFC) so long as the Guarantor shall be the surviving or continuing corporation and any Subsidiary of the Guarantor (excluding CFFC) may merge or consolidate with or into, or dispose of assets to, or acquire assets of, any other Subsidiary of the Guarantor and except that any Subsidiary of the Guarantor (excluding CFFC) may merge into or dispose of assets to the Guarantor, provided in each case that (i) immediately after giving effect to such proposed transaction, no Default or Event of Default would exist, (ii) in the case of any such merger to which the Guarantor is a party, the Guarantor is the surviving corporation, (iii) the value of the assets involved in any such transaction or series of transactions does not exceed $5,000,000 in the aggregate, and (iv) the Guarantor shall continue to own a majority of the voting stock in any Subsidiary. Notwithstanding the foregoing, each of the Guarantor or any Subsidiary may (i) sell up to 5% of its respective assets, for cash, in each fiscal year, (ii) sell accounts receivable (as regards the Borrowers, the Guarantor and CFFC any such sale of accounts receivable shall be pursuant to the Transfer Agreement, the Receivables Purchase Agreement, and the Pooling and Servicing Agreement, respectively), and (iii) sell its assets, for cash, in the ordinary course of business.

                 (f) Compliance With ERISA. (i) Terminate or permit any ERISA Affiliate to terminate any Plan maintained for employees of the Guarantor and covered by Title IV of ERISA so as to result in any material (in the reasonable opinion of the Banks) liability of the Guarantor to the PBGC, (ii) enter into any Prohibited Transaction (as defined in Section 4975 of the Code and in ERISA) involving any Plan which results in any material (in the reasonable opinion of the Banks) liability of the Guarantor to PBGC, (iii) cause any occurrence of any Reportable Event which results in any material (in the reasonable opinion of the Banks) liability of the Guarantor to PBGC, or
(iv) allow or suffer to exist any other event or condition known to the Guarantor which results in any material (in the reasonable opinion of the Banks) liability of the Guarantor to PBGC.

                 (g) Subordinated Debt. Redeem, repurchase, defease, consummate an exchange for or otherwise acquire for consideration any "Subordinated Debt" (as hereinafter defined), or give irrevocable written notice to take any such action, except for the repurchase or redemption of Subordinated Debt up to $3,000,000, face value, in any calendar year commencing January 1, 1996 in satisfaction of annual sinking fund requirements commencing in 1997, as set forth in the debenture evidencing the Subordinated Debt. "Subordinated Debt" for the purpose of this Guaranty shall mean the Carolina Freight corporation $50,00,000 6-1/4% Convertible Subordinated Debenture, maturing on April 15, 2011.

                 (h) Limitation on Liens. Create, assume, or suffer to exist or permit any Subsidiary (excluding the Borrowers) to create, assume or suffer to exist any Lien of any kind in any of their respective properties or assets, now owned or hereafter acquired, except for: (i) Liens for taxes or assessments or governmental charges, levies or imposts not yet due or being contested in good faith by appropriate proceedings and for which reasonable reserves, as may be required by GAAP, are being maintained; (ii) Liens on real property, fixtures and tangible personal property existing on the date hereof and listed on Exhibit 2 attached hereto; (iii) purchase money Liens on real property, fixtures and tangible personal property containing customary terms (including leases in the nature of Capital Leases of equipment); (iv) Liens granted in connection with tangible personal property on terms not less favorable than the terms of the original purchase money financing; (v) existing Liens on real property, fixtures and tangible personal property acquired in an acquisition;
(vi) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment for which is not yet due or which are being contested in good faith and by appropriate proceedings; (vii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;
(viii) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business; (ix) bankers' Liens arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom the Guarantor or any Subsidiary has a banker-customer relationship; (x) Liens in favor of a Bank arising by operation of laws or under customary terms regarding depository relationships relating to bankers' liens on deposits held by such Bank or in connection herewith; (xi) easements, right-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Guarantor or any of its Subsidiaries; (xii) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (xiii) obligations or Liens arising out of or created by the Receivables Purchase Agreement and the Pooling and Servicing Agreement; (xiv) leases of over-the-road tractors and trailers; (xv) Liens granted pursuant to the provisions of the Credit Agreement; (xvi) Liens on property which consist of margin stock and (xvii) Liens which neither individually nor in the aggregate secure an obligation or obligations in excess of $2,000,000 at any given time.

                 (i) Negative Stock Pledge. Pledge, assign, hypothecate or in any manner create or suffer to exist any Lien upon, or permit any Subsidiary to pledge, assign, hypothecate or in any manner create or suffer to exist any Lien upon any shares of capital stock of any Subsidiary directly or indirectly owned by either the Guarantor or any Subsidiary of Guarantor to any Person except to the Agent for the ratable benefit of the Banks as contemplated hereby.

                 (j) Loans, Advances and Investments. Make or allow any Subsidiary (excluding the Borrowers) to make or permit to remain outstanding any loan or advance or make any capital contribution to, or guarantee, endorse or otherwise be or become directly or contingently liable in connection with, the obligations, stock or dividends of, or invest in, own, purchase or otherwise acquire any stock, assets or obligations of, any Person, except that any

Subsidiary may guarantee or otherwise be or become directly or contingently liable in connection with the obligations of the Guarantor to the Banks hereunder, and except that the Guarantor or any Subsidiary may (i) make or permit to remain outstanding loans or advances or make capital contributions to any Subsidiary, (ii) invest in, own, purchase or otherwise acquire stock, assets or obligations of a Subsidiary or of a corporation which immediately after such investment, purchase or acquisition will be a Subsidiary, (iii) acquire and own stock, assets or obligations received in settlement of debts (created in the ordinary course of business) owing to the Guarantor or any Subsidiary, (iv) invest in, own, purchase or otherwise acquire prime commercial paper due within one year from the date of purchase, obligations of the United States government or any agency thereof, obligations guaranteed by the United States government, certificates of deposit and municipal securities rated for investment at least "A" by any recognized rating service, (v) endorse in the ordinary course of business negotiable instruments in the course of collection, and (vi) make or permit to remain outstanding loans or advances or make capital contributions to, or guarantee, endorse, or otherwise be or become directly or contingently liable in connection with, the obligations, stock or dividends of, or invest in, own, purchase or otherwise acquire stock, assets or obligations of Persons, other than the Guarantor, Subsidiaries or corporations which immediately after such transactions will be Subsidiaries; provided, however, that the aggregate principal amount of such loans, advances and capital contributions, plus the aggregate amount of such contingent liabilities, plus the aggregate amount of investment in such stock, assets or obligations shall not exceed $2,000,000 at any time outstanding for the Guarantor and all Subsidiaries.

                 (k) Limitation on Loans to Affiliates. Permit at any time to remain outstanding in an aggregate amount, loans or other forms of extension of credit, (A) from itself, any Subsidiary or Affiliate, directly or indirectly, to (i) Cardinal in excess of $25,000,000, (ii) GITC in excess of $35,000,000 and (iii) CLC in excess of $4,000,000, and (B) from any Person other than itself, a Subsidiary or Affiliate, directly or indirectly, to (i) Cardinal in excess of $1,000,000, (ii) GITC in excess of $3,000,000 and (iii) CLC in excess of $1,000,000, any other provision in this Guaranty to the contrary notwithstanding.

                 (l) Limitation on Capital Expenditures. Incur, on a consolidated basis, Capital Expenditures, less the amount received from the sale of assets during the corresponding fiscal year, of greater than (i) $25,000,000 in the aggregate during the Guarantor's 1994 fiscal year, and (ii) $35,000,000 in the aggregate during the Guarantor's 1995 fiscal year and each following fiscal year. For purposes of this Section 8(l) "Capital Expenditures" means any expenditure by a Person for fixed or capital assets determined in accordance with GAAP.

                 (m) Negative Pledges. Enter into or permit any of their Subsidiaries to enter into any agreement (excluding any Loan Document) prohibiting (i) the creation or assumption of any Lien upon their respective properties, revenues or assets, whether now owned or hereafter acquired, or their ability to amend or otherwise modify any Loan Document to which they are a party or (ii) the ability of any Subsidiary to make any payments, directly or indirectly, to the Guarantor by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or (iii) any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly to the Guarantor.


                 (n) Limitation on Investor Certificates. Permit at any time to remain outstanding, Investor Certificates, regardless of Series or Class, in an aggregate principal amount greater than $60,000,000. Capitalized terms used in this Section 8(n) shall have the meaning ascribed to them in The Pooling And Servicing Agreement.

         SECTION 9. Event of Default. An Event of Default hereunder shall occur:

                 (a) If the Guarantor shall fail to pay the Obligations when the same becomes due and payable; or

                 (b) Any representation or warranty made or deemed made by the Guarantor (or any of its officers) under or in connection with any Loan Document, any Reimbursement Document, or any Letter of Credit shall prove to have been incorrect in any material respect when made or deemed made; or

                 (c) If the Guarantor shall fail to observe or perform any other covenant, condition or agreement hereunder for a period of 30 days after
(i) an officer of the Guarantor (with the title of secretary, treasurer, vice president or higher) has knowledge of such failure or (ii) after written notice thereof shall have been given to the Guarantor by the Agent or any Bank; or

                 (d) The Guarantor or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (d); or

                 (e) Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against Guarantor or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (f) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Guarantor by the Banks, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses
(iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

                 (g) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Guarantor and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 in the aggregate; or

                 (h) If an Event of Default shall occur under the Credit Agreement, under any Letter of Credit, any Reimbursement Document or any other Loan Document; or

                 (i) The Guarantor or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (excluding Debt under the Credit Agreement) of the Guarantor or such Subsidiary (as the case may be), in excess of $1,000,000 (exclusive of ERISA liabilities determined as of such date), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt in excess of $1,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required payment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each prior to the stated maturity thereof; or

                 (j) Any material provision of this Guaranty shall at any time for any reason cease to be valid or binding on the Guarantor, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Guarantor or any Governmental Authority, or the Guarantor shall deny that it has any or further liability or obligation under this Guaranty; or

                 (k) The occurrence of any event or condition which the Majority Banks reasonably determine has a Material Adverse Effect; or

                 (l) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Guarantor (or other securities convertible into such securities) representing fifty-one (51%) or more of the combined voting power of all securities of the Guarantor entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (ii) during any period of up to twelve (12) consecutive months, individuals who at the beginning of such twelve (12) month period were directors of the Guarantor shall cease for any reason, except formal retirement or death, to constitute a majority of the board of directors of the Guarantor; (for purpose of the foregoing a "Person" shall be deemed not to include any employee stock ownership plan or trust, any employee stock purchase plan maintained, sponsored or established by the Guarantor or its Subsidiaries or any Plan).

         SECTION 10. Remedies Upon Default. Upon the occurrence and continuation of an Event of Default hereunder:

                 (a) The Majority Banks may, but shall not be obligated, by notice to the Guarantor declare the obligations of the Guarantor under this Guaranty to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived.

                 (b) The Banks may take whatever action at law or in equity may appear necessary or desirable to collect payments then due or thereafter to become due hereunder or to enforce observance or performance of any covenant, condition or agreement of the Guarantor under this Guaranty.

         SECTION 11. Subordination. The Guarantor hereby subordinates all indebtedness of any Borrower owing to it, whether now existing or hereafter arising, to the full and prompt payment of (a) the Borrowers' Obligations to the Banks under the Credit Agreement, the Letters of Credit, the Notes and any other Loan Document and (b) the reasonable fees and expenses of the Agent and Banks, including counsel fees. So long as permitted by and there is no Default under the Credit Agreement or under any Letter of Credit or any Reimbursement Document, the Guarantor may continue to receive and retain payments on the subordinated indebtedness when and as the same becomes due. Any amounts received by the Guarantor as a payment on the subordinated indebtedness subsequent to any such Default shall be retained and held in trust by the Guarantor for the benefit of the Banks or any successors or assigns of the rights and benefits of the Banks under the Credit Agreement and under any Letter of Credit outstanding at such time.

         SECTION 12. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, or (c) change the number of Banks required to take any action hereunder.

         SECTION 13. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered:

                 (a)      If to the Guarantor:

                          Carolina Freight Corporation
                          N.C. Highway 150 East
                          P. O. Box 1000
                          Cherryville, North Carolina 28021
                          Attention: Treasurer and Chief Financial Officer

                 (b) If to any Bank, at its Domestic Lending Office specified in the Credit Agreement;

                 (c)      If to the Agent:

                          Citibank, N.A.
                          c/o Citicorp North America, Inc.
                          400 Perimeter Center Terrace
                          Suite 600
                          Atlanta, Georgia 30346
                          Attention: Kirk P. Lakeman, Vice President

                          With a copy of any notice given pursuant to Section 9 to:

                          Citibank, N.A.
                          399 Park Avenue
                          New York, New York  10043
                          Attention:  Barbara A. Cohen, Vice President

                          Hunton & Williams
                          NationsBank Plaza - Suite 4100
                          600 Peachtree Street, N.E.
                          Atlanta, Georgia  30308-2216
                          Attention:  Jon I. Larson

         All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

         SECTION 14. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 15. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.1 of the Credit Agreement to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.1 of the Credit Agreement, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether such Bank shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Bank agrees promptly to notify the Guarantor after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

         SECTION 16. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments and all Letters of Credit, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Agent, the Banks and their respective successors, transferees and assigns, subject to the provisions of the Credit Agreement. Without limiting the generality of the foregoing clause (iii), but subject to the provision of the Credit Agreement, any Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, subject, however, to the provisions of Section 8.7 of the Credit Agreement.

         SECTION 17. Costs, Expenses and Taxes. The Guarantor agrees to pay on demand (i) all reasonable costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Guaranty and any other documents which may be delivered in connection with this Guaranty (including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Guaranty and any other documents to be delivered hereunder and with respect to negotiations with the Guarantor regarding any Default or any events or circumstances that may give rise to a Default) and (ii) all costs and expenses of the Agent and the Banks in connection with the enforcement of this Guaranty (including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 17) and the other documents to be delivered hereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Bank with respect thereto). In addition, the Guarantor shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Guaranty and such other documents and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The Banks agree to submit a certificate as to all costs, expenses, taxes and fees payable by the Guarantor pursuant to this
Section 17 and any such certificates shall be conclusive as to the amount thereof, absent manifest error. The Guarantor shall have no liability under this Section 17 in respect of any such costs, expenses, taxes or fees which are paid by the Borrowers.

         SECTION 18. Severability. If any provision of this Guaranty shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

         SECTION 19. Governing Law and Jurisdiction. (a) Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE AGENT, THE BANKS AND THE GUARANTOR HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; (b) Jurisdiction. The Guarantor hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of a New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Guaranty, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         SECTION 20. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 21. Counterparts. This Guaranty may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 22. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE AGENT, THE BANKS AND THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, THE CREDIT AGREEMENT, ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE BANKS, THE BORROWERS OR THE GUARANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS ENTERING INTO THE CREDIT AGREEMENT.


         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the date first above written.

                                           CAROLINA FREIGHT CORPORATION


This Guaranty is accepted                  By:
this ___ day of March,                         ---------------------------
1994.                                          Name: John B. Yorke
                                               Title: Vice President
CITIBANK, N.A.,
As Agent

By:
   ------------------------
   Name:
        -------------------
   Title:
         ------------------

                                   Exhibit 1


                            Sites Listed on National
                                Priorities List



         Carolina Freight Carriers Corporation was notified by letter from the United States Environmental Protection Agency of potential liability in connection with the Petroleum Products Corporation site in Hollywood, Florida.

                                   Exhibit 2


                                     Liens

                         AFFILIATE GUARANTY AGREEMENT

                          Dated as of March 15, 1994

                                     From

                       CARRIER COMPUTER SERVICES, INC.

                                      To

                                CITIBANK, N.A.

                                   as Agent

                          AFFILIATE GUARANTY AGREEMENT

                              TABLE OF CONTENTS



                                                                                                                PAGE
PRELIMINARY STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         SECTION 1.       Guaranty; Maximum Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 2.       Guaranty of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 3.       Guaranty Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 4.       Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 5.       Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 6.       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 7.       Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                 Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Compliance with Laws, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Visitation Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Keeping of Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Maintenance of Properties, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         SECTION 8.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Dividends, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Mergers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Compliance With ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Loans, Advances and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Limitation on Loans to Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         SECTION 9.       Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 10.      Remedies Upon Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 11.      Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 12.      Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 13.      Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 14.      No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 15.      Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 16.      Continuing Guaranty; Assignments under Credit Agreement . . . . . . . . . . . . . . .  16
         SECTION 17.      Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 18.      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 19.      Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





                                      (i)

                 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         SECTION 20.      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 21.      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 22.      WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





                                     (ii)

                          AFFILIATE GUARANTY AGREEMENT


         THIS AFFILIATE GUARANTY AGREEMENT, dated as of March 15, 1994 (the "Guaranty"), made by Carrier Computer Services, Inc., a corporation organized and existing under the laws of North Carolina (the "Guarantor"), in favor of the Banks (the "Banks") listed as parties to the Credit Agreement (as defined below) and Citibank, N.A., as agent (the "Agent") for the Banks.

         PRELIMINARY STATEMENTS.

         (1) The Banks and the Agent have entered into a Secured Revolving Credit and Letter of Credit Agreement, dated as of March 15, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Carolina Freight Carriers Corporation, a corporation organized and existing under the laws of North Carolina, and Red Arrow Freight Lines, Inc., a corporation organized and existing under the laws of Texas (individually, a "Borrower" and collectively, the "Borrowers"). The Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement, including the issuance of Letters of Credit by Citibank.

         (2) It is a condition precedent to the making of Advances by the Banks and the issuance of Letters of Credit by Citibank under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to make Advances and Citibank to issue Letters of Credit under the Credit Agreement, the Guarantor hereby agrees with the Agent for its benefit and the benefit of the Banks, including Citibank as issuer of the Letters of Credit, as follows:

         SECTION 1. Guaranty; Maximum Obligation. (a) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrowers now or hereafter existing under the Credit Agreement, the Notes, all Letters of Credit (including any deemed Letters of Credit, pursuant to Section 2.13(a) of the Credit Agreement, issued by Citibank) and under or respecting any application or agreement executed by or binding upon the Borrowers in connection with any Letters of Credit (collectively, the "Reimbursement Documents"), whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Banks in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which constitute part of the Obligations and would be owed by the Borrowers to the Agent or the Banks under the Credit Agreement, the Notes, the Reimbursement Documents, the Letters of Credit and any other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. For purposes of this Guaranty, the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Citibank in its capacity as a Bank.

         (b) Notwithstanding any other provision herein, the obligations of the Guarantor hereunder shall not exceed in the aggregate an amount equal to 98% of the greater of (i) Guarantor's Fair Value immediately prior to the effectiveness of this Guaranty and (ii) Guarantor's Fair Value (excluding its liability under this Guaranty) at the time a demand is made by the Agent hereunder. As used herein, "Guarantor's Fair Value" means the amount by which the value of the Guarantor's assets exceed its liabilities (absolute or contingent) assuming such assets are valued at the price at which they could be sold to a willing buyer in an arms length transaction where the Guarantor is not under undue pressure to conclude the sale.

         SECTION 2. Guaranty of Payment. This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against a Borrower or any other guarantor of amounts due under the Credit Agreement, the Notes, the Reimbursement Documents, the Letters of Credit or any other Loan Documents or to require that resort be had to any security. If the Borrower shall fail to pay the Obligations when and as the same becomes due (whether at maturity, by acceleration or call for prepayment or otherwise), the Guarantor, upon demand, without notice other than such demand and without the necessity of further action by the Banks, shall promptly and fully make such payment. The Guarantor shall pay all reasonable costs and expenses, including reasonable counsel fees and expenses, paid or incurred by the Bank, in connection with the enforcement of the requirement of the Borrowers to pay the Obligations. All payments by the Guarantor shall be made in lawful money of the United States of America. Each default in the payment of the Obligations shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

         SECTION 3. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes, any Letter of Credit, the Reimbursement Documents and any other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Banks with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                          (i) any lack of validity or enforceability of the Credit Agreement, any Letter of Credit, the Reimbursement Documents, the Notes, any other Loan Documents or any other agreement or instrument relating thereto;

                          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes, any Letter of Credit, the Reimbursement Documents or any other Loan Documents, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrowers or any of their respective Subsidiaries or otherwise;

                          (iii)  any taking, exchange, release or
                 non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

                          (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of a Borrower or any of its Subsidiaries;

                          (v) any change, restructuring or termination of the corporate structure or existence of a Borrower or any of its Subsidiaries; or

                          (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or a guarantor.

                 This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

         SECTION 4. Waiver. The Guarantor hereby unconditionally waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or any Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrowers or any other person or entity or any collateral.

         SECTION 5. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this

Guaranty, by any payment made hereunder or otherwise, until all the Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments, such amount shall be held in trust for the benefit of the Agent and the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Obligations thereafter existing. If (i) the Guarantor shall make payment to the Agent or the Banks of all or any part of the Obligations,
(ii) all the Obligations and all other amounts payable under this Guaranty shall be paid in full, (iii) the Commitments shall have expired or terminated, and (iv) at such time no Letter of Credit is outstanding, the Agent and the Banks will, at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

         SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                 (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement.

                 (b) The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene
(i) the Guarantor's articles of incorporation or by-laws or (ii) in any material respect, any law or any contractual restriction binding on or affecting the Guarantor.

                 (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

                 (d) This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its respective terms.

                 (e) The balance sheet of the Guarantor as at December 31, 1993, and the related statement of income and retained earnings of the Guarantor for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Guarantor at such date and the results of the operations of the Guarantor for the period ended on such date, all in accordance with GAAP, and since December 31, 1993, there has been no Material Adverse Effect in such condition or operations.

                 (f) There is no pending or threatened action or proceeding affecting the Guarantor before any court, governmental agency or arbitrator, which may have a Material Adverse Effect on the financial condition or operations of the Guarantor or which purports to affect the legality, validity or enforceability of this Guaranty.

                 (g) The Guarantor has filed or caused to be filed all tax returns required to be filed by it and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it, except those which are being contested in good faith by appropriate proceedings and for which reasonable reserves, as may be required by GAAP, are being maintained on its books.

                 (h) The Guarantor has not received an Environmental Complaint which the Guarantor believes would have a Material Adverse Effect, regarding the Guarantor or its operations (including, without limitation, on-site or off-site waste disposal), or any real property now owned, operated, leased or used by the Guarantor or with respect to the Guarantor's operations on formerly owned real property.

                 (i)      (i)     No Reportable Event has occurred and is
continuing with respect to any Plan; (ii) the PBGC has not instituted proceedings to terminate any Plan; (iii) neither the Guarantor, any ERISA Affiliate, nor any duly-appointed administrator of a Plan (A) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable, or (B) has instituted or intends to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multiemployer Plan; (iv) no "accumulated funding deficiency" (as defined in ERISA Section 302 or Internal Revenue Code Section 412) exists with respect to any Plan, whether or not waived; (v) each Plan of the Guarantor has been administered and funded in accordance with its terms and with all provisions of the Code and ERISA applicable thereto; and (vi) the Guarantor has not incurred any liability with respect to any welfare plan (as defined in ERISA Section 3(i)) or for "welfare benefits" (as defined in Code Section 419) that is not reflected on the financial statements of the Guarantor.

                 (j) The Guarantor has never caused or permitted any Hazardous Material to be placed, held, located, released, generated, treated, stored or disposed of on, under, over or in





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
connection with activities at any real property now owned, operated, leased or used by the Guarantor or any part thereof or with respect to the Guarantor's operations on formerly owned real property, other than quantities of petroleum and chemical products or hazardous wastes permissible under the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended, or other Hazardous Materials properly and legally stored (or, in case of hazardous wastes, disposed of in accordance with regulations promulgated under RCRA), necessary for the operation of the business of the Guarantor or its tenants and the maintenance of fuel storage tanks in compliance with Relevant Environmental Laws. No real property now owned, operated, leased or used by Guarantor has been used (whether by Guarantor or, to the best knowledge of Guarantor, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Material other than quantities of petroleum and chemical products or hazardous wastes permissible under RCRA, or other Hazardous Materials properly and legally stored (or, in case of hazardous wastes, disposed of in accordance with regulations promulgated under RCRA), necessary for the operation of the business of the Guarantor or its tenants and the maintenance of fuel storage tanks in compliance with Relevant Environmental Laws.

                 (k) To the best of Guarantor's knowledge, after due inquiry, the Guarantor knows of no locations where any Hazardous Material or Asbestos from any real property now or formerly owned, operated, leased or used by Guarantor has been stored, treated, recycled or disposed of, except in compliance with Relevant Environmental Laws.

                 (l) There are no Environmental Liens on or affecting any real property owned, operated, leased or used by Guarantor.

                 (m) To the best of Guarantor's knowledge, after due inquiry, the Guarantor has obtained all permits, certificates, licenses, approvals, registrations and other authorizations which are required for the operation of its facilities under all Relevant Environmental Laws and is in material compliance with all Relevant Environmental Laws.

                 (n) Except as shown on Exhibit 1, the Guarantor has not received notice that it generated, transported or arranged for the transportation of any Hazardous Material to any site listed on the National Priorities List under The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et. seq., as amended, or any similar list under any analogous state statute.

                 (o) There are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by the Guarantor which might require any construction or other capital costs within the next 5 years in order to assure compliance with Relevant Environmental Laws and which the Guarantor believes would have a Material Adverse Effect.

                 (p) To the best of the Guarantor's knowledge, neither this Guaranty nor any other document, certificate or statement furnished to the Agent or the Banks by or on behalf of the Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                 (q) The Guarantor has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having or claiming jurisdiction, the violation of which would have a Material Adverse Effect.

                 (r) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

                 (s) The Guarantor has, independently and without reliance upon the Agent or any Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

         SECTION 7. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment, the Guarantor will, unless the Majority Banks shall otherwise consent in writing:

                 (a) Corporate Existence. Maintain its corporate existence and its qualification to do business in all states where such qualifications is necessary.

                 (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which reasonable reserves, as may be required by GAAP, are being maintained.

                 (c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations covering such risk as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor operates.

                 (d) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and to discuss the affairs, finances and accounts of the Guarantor with any of its officers or directors and with its independent certified public accountants.

                 (e) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor in accordance with GAAP.

                 (f) Maintenance of Properties, Etc. Maintain and preserve all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                 (g)      Reporting Requirements.  Furnish to the Banks:

                          (i) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default, a statement of the Chief Financial Officer of the Guarantor setting forth details of such Default or Event of Default and the action which the Guarantor has taken and proposes to take with respect thereto;

                          (ii) promptly and in any event within 15 days after the Guarantor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Guarantor describing such ERISA Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

                         (iii) promptly and in any event within 5 Business Days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                         (iv) promptly and in any event within 5 Business Days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (x) the imposition of Withdrawal Liability by a Multiemployer Plan, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (z) the amount of liability incurred or which may be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clause (x) or (y) above;

                          (v) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect;

                          (vi) upon the Agent's written request, copies of all reports and notices which the Guarantor files under ERISA with the Internal Revenue Service or the PBGC or the U.S.
                 Department of Labor or which the Guarantor receives from the PBGC; and

                          (vii) such other information respecting the business, properties, operations or condition, financial or otherwise, of the Guarantor as any Bank through the Agent may from time to time reasonably request.

                 (h) ERISA. The Guarantor shall make prompt payments of contributions required by the terms of each Plan or meet the minimum funding standards applicable.

         SECTION 8. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment, the Guarantor will not, without the prior written consent of the Majority Banks:

                 (a) Guaranties. Guarantee, endorse or otherwise become directly or contingently liable to guarantee, endorse or otherwise become directly or contingently liable in connection with the obligations of any Person, except that: (i) the Guarantor may guarantee, endorse or otherwise become directly or contingently liable in connection with the obligations of any Person, to the Banks; (ii) the Guarantor may guarantee or otherwise be or become directly or contingently liable in connection with guaranty agreements (or similar agreements) currently in effect; and (iii) the Guarantor may endorse in the ordinary course of business negotiable instruments in the course of collection.

                 (b) Debt. Incur, assume, or suffer to exist any Debt for borrowed funds or Capital Leases except for: (i) Debt for borrowed funds or under Capital Leases existing on the date of this Guaranty or arising under the Credit Agreement; (ii) Debt for borrowed funds or under Capital Leases incurred pursuant to financial contractual agreements made and entered into, and disclosed in writing to the Banks prior to the date of this

Guaranty; (iii) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (iv) accrued pension fund and other Plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default under any other provision of this Guaranty); (v) deferred taxes; and (vi) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business.

                 (c) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Guarantor.

                 (d) Mergers, Etc. Convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

                 (e) Compliance With ERISA. (i) Terminate or permit any ERISA Affiliate to terminate any Plan maintained for employees of the Guarantor and covered by Title IV of ERISA so as to result in any material (in the reasonable opinion of the Banks) liability of the Guarantor to the PBGC, (ii) enter into any Prohibited Transaction (as defined in Section 4975 of the Code and in ERISA) involving any Plan which results in any material (in the reasonable opinion of the Banks) liability of the Guarantor to PBGC, (iii) cause any occurrence of any Reportable Event which results in any material (in the reasonable opinion of the Banks) liability of the Guarantor to PBGC, or
(iv) allow or suffer to exist any other event or condition known to the Guarantor which results in any material (in the reasonable opinion of the Banks) liability of the Guarantor to PBGC.

                 (f) Limitation on Liens. Create, assume, or suffer to exist any Lien of any kind in any of its properties or assets, now owned or hereafter acquired, except for: (i) Liens for taxes or assessments or governmental charges, levies or imposts not yet due or being contested in good faith by appropriate proceedings and for which reasonable reserves, as may be required by GAAP, are being maintained; (ii) Liens on real property, fixtures and tangible personal property existing on the date hereof and listed on
Exhibit 2 attached hereto; (iii) purchase money Liens on real property, fixtures and tangible personal property containing customary terms (including leases in the nature of Capital Leases of equipment); (iv) Liens granted in connection with tangible personal property on terms not less favorable than the terms of the original purchase money financing; (v) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment for which is not yet due or which are being contested in good faith and by appropriate proceedings; (vi) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (vii) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business; (viii) bankers' Liens arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom the Guarantor has a banker-customer relationship; (ix) Liens in favor of a Bank arising by operation of laws or under customary terms regarding depository relationships relating to bankers' liens on deposits held by such Bank or in connection herewith; (x) easements, right-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Guarantor; and (xi) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions).

                 (g) Loans, Advances and Investments. Make or permit to remain outstanding any loan or advance or make any capital contribution to, or guarantee, endorse or otherwise be or become directly or contingently liable in connection with, the obligations, stock or dividends of, or invest in, own, purchase or otherwise acquire any stock, assets or obligations of, any Person.

                 (h) Limitation on Loans to Affiliates. Permit at any time to remain outstanding, loans or other forms of extension of credit, to any Affiliate.

         SECTION 9. Event of Default. An Event of Default hereunder shall occur:

                 (a) If the Guarantor shall fail to pay the Obligations when the same becomes due and payable; or

                 (b) Any representation or warranty made or deemed made by the Guarantor (or any of its officers) under or in connection with any Loan Document, any Reimbursement Document, or any Letter of Credit shall prove to have been incorrect in any material respect when made or deemed made; or

                 (c) If the Guarantor shall fail to observe or perform any other covenant, condition or agreement hereunder for a period of 30 days after
(i) an officer of the Guarantor (with the title of secretary, treasurer, vice president or higher) has knowledge of such failure or (ii) after written notice thereof shall have been given to the Guarantor by the Agent or any Bank; or

                 (d) The Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (d); or

                 (e) Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against Guarantor or any of its Affiliates and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (f) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Guarantor by the Banks, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses
(iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

                 (g) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Guarantor and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 in the aggregate; or

                 (h) If an Event of Default shall occur under the Credit Agreement, under any Letter of Credit, any Reimbursement Document or any other Loan Document; or

                 (i) The Guarantor or any of its Affiliates shall fail to pay any principal of or premium or interest on any Debt (excluding Debt under the Credit Agreement) of the Guarantor or such Affiliate (as the case may be), in excess of $1,000,000 (exclusive of ERISA liabilities determined as of such date), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt in excess of $1,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required payment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each prior to the stated maturity thereof; or

                 (j) Any material provision of this Guaranty shall at any time for any reason cease to be valid or binding on the Guarantor, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Guarantor or any Governmental Authority, or the Guarantor shall deny that it has any or further liability or obligation under this Guaranty; or

                 (k) The occurrence of any event or condition which the Majority Banks reasonably determine has a Material Adverse Effect; or

                 (l) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Guarantor (or other securities convertible into such securities) representing fifty-one (51%) or more of the combined voting power of all securities of the Guarantor entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (ii) during any period of up to twelve (12) consecutive months, individuals who at the beginning of such twelve (12) month period were directors of the Guarantor shall cease for any reason, except formal retirement or death, to constitute a majority of the board of directors of the Guarantor; (for purpose of the foregoing a "Person" shall be deemed not to include any employee stock ownership plan or trust, any employee stock purchase plan maintained, sponsored or established by the Guarantor or any Plan).

         SECTION 10. Remedies Upon Default. Upon the occurrence and continuation of an Event of Default hereunder:

                 (a) The Majority Banks may, but shall not be obligated, by notice to the Guarantor declare the obligations of the Guarantor under this Guaranty to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived.

                 (b) The Banks may take whatever action at law or in equity may appear necessary or desirable to collect payments then due or thereafter to become due hereunder or to enforce observance or performance of any covenant, condition or agreement of the Guarantor under this Guaranty.

         SECTION 11. Subordination. The Guarantor hereby subordinates all indebtedness of any Borrower owing to it, whether now existing or hereafter arising, to the full and prompt payment of (a) the Borrowers' Obligations to the Banks under the Credit Agreement, the Letters of Credit, the Notes and any other Loan Document and (b) the reasonable fees and expenses of the Agent and Banks, including counsel fees. So long as permitted by and there is no Default under the Credit Agreement or under any Letter of Credit or any Reimbursement Document, the Guarantor may continue to receive and retain payments on the subordinated indebtedness when and as the same becomes due. Any amounts received by the Guarantor as a payment on the subordinated indebtedness subsequent to any such Default shall be retained and held in trust by the Guarantor for the benefit of the Banks or any successors or assigns of the rights and benefits of the Banks under the Credit Agreement and under any Letter of Credit outstanding at such time.

         SECTION 12. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, or (c) change the number of Banks required to take any action hereunder.

         SECTION 13. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing

(including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered:

                 (a)      If to the Guarantor:

                          Carrier Computer Services, Inc.
                          N.C. Highway 150 East
                          P. O. Box 1000
                          Cherryville, North Carolina 28021
                          Attention: Treasurer and Chief Financial Officer

                 (b) If to any Bank, at its Domestic Lending Office specified in the Credit Agreement;

                 (c)      If to the Agent:

                          Citibank, N.A.
                          c/o Citicorp North America, Inc.
                          400 Perimeter Center Terrace
                          Suite 600
                          Atlanta, Georgia 30346
                          Attention: Kirk P. Lakeman, Vice President

                          With a copy of any notice given pursuant to Section 9 to:

                          Citibank, N.A.
                          399 Park Avenue
                          New York, New York  10043
                          Attention:  Barbara A. Cohen, Vice President

                          Hunton & Williams
                          NationsBank Plaza - Suite 4100
                          600 Peachtree Street, N.E.
                          Atlanta, Georgia  30308-2216
                          Attention:  Jon I. Larson

         All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

         SECTION 14. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 15. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.1 of the Credit Agreement to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.1 of the Credit Agreement, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether such Bank shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Bank agrees promptly to notify the Guarantor after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

         SECTION 16. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments and all Letters of Credit, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Agent, the Banks and their respective successors, transferees and assigns, subject to the provisions of the Credit Agreement. Without limiting the generality of the foregoing clause (iii), but subject to the provision of the Credit Agreement, any Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, subject, however, to the provisions of Section 8.7 of the Credit Agreement.

         SECTION 17. Costs, Expenses and Taxes. The Guarantor agrees to pay on demand (i) all reasonable costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Guaranty and any other documents which may be delivered in connection with this Guaranty (including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Guaranty and any other documents to be delivered hereunder and with respect to negotiations with the Guarantor regarding any Default or any events or circumstances that may give rise to a Default) and (ii) all costs and expenses of the Agent and the Banks in connection with the enforcement of this Guaranty (including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 17) and the other documents to be delivered hereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Bank with respect thereto). In addition, the Guarantor shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Guaranty and such other documents and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The Banks agree to submit a certificate as to all costs, expenses, taxes and fees payable by the Guarantor pursuant to this Section 17 and any such certificates shall be conclusive as to the amount thereof, absent manifest error. The Guarantor shall have no liability under this Section 17 in respect of any such costs, expenses, taxes or fees which are paid by the Borrowers.

         SECTION 18. Severability. If any provision of this Guaranty shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

         SECTION 19. Governing Law and Jurisdiction. (a) Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE AGENT, THE BANKS AND THE GUARANTOR HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS;

         (b) Jurisdiction. The Guarantor hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of a New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Guaranty, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         SECTION 20. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 21. Counterparts. This Guaranty may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 22. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE AGENT, THE BANKS AND THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, THE CREDIT AGREEMENT, ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE BANKS, THE BORROWERS OR THE GUARANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS ENTERING INTO THE CREDIT AGREEMENT.


         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the date first above written.

                                               CARRIER COMPUTER SERVICES, INC.


This Guaranty is accepted                      By:
this ___ day of March,                            ---------------------------
1994.                                             Name: John B. Yorke
                                                  Title:
                                                        ---------------------
CITIBANK, N.A.,
As Agent

By:
   ------------------------
   Name:
        -------------------
   Title:
         ------------------

                                   Exhibit 1


                            Sites Listed on National
                                Priorities List

                                   Exhibit 2


                                     Liens